UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

EPIQ SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Epiq Systems, Inc. common stock, par value $0.01 per share

(2)

Aggregate number of securities to which transaction applies:

39,690,590 shares of common stock (including shares of restricted stock, 296,735 shares underlying performance-based restricted stock units at 100% (target) vesting percentage and 1,267,403 shares of common stock subject to outstanding employee stock options at a weighted average exercise price per share of $12.84).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $64,309.64 was determined by multiplying 0.0001007 by the aggregate merger consideration of $638,625,972.47. The aggregate merger consideration was calculated by multiplying the 38,126,452 outstanding shares of common stock (including shares of restricted stock) by the per share merger consideration of $16.50, and adding the foregoing sum to (i) $4,896,127.50, the product obtained by multiplying the 296,735 shares of common stock underlying performance-based restricted stock units at the 100% (target) vesting percentage by the per share merger consideration of $16.50, and (ii) $4,643,386.97, the product obtained by multiplying the 1,267,403 shares of common stock subject to outstanding employee stock options by $3.66, the per share merger consideration of $16.50 less the $12.84 weighted average exercise price per share of such outstanding employee stock options (in each case, as of the close of business on August 1, 2016).

	(4)	Proposed maximum aggregate value of transaction: $638,625,972.47

	(5)	Total fee paid: $64,309.64

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED AUGUST 9, 2016

501 Kansas Avenue

Kansas City, Kansas 66105

[---], 2016

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Epiq Systems, Inc., a Missouri corporation (“Epiq,” the “Company,” “we,” “our” or “us”), which will be held in [---], on [---] 2016 at [---], local time.

At the special meeting, holders of our common stock, par value $0.01 per share (the “common stock”), will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of July 26, 2016, by and among the Company, Document Technologies, LLC, a Georgia limited liability company (“Parent”), and DTI Merger Sub, Inc., a Missouri corporation and wholly owned subsidiary of Parent (“Merger Sub”), relating to the proposed acquisition of the Company (through Parent) by OMERS Private Equity, the private equity arm of the OMERS pension plan, and funds managed by Harvest Partners, L.P., a leading middle-market private equity fund. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company with the Company being the surviving corporation (the “merger”), and each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Parent, Merger Sub or dissenting shareholders who are entitled to and properly exercise appraisal rights under Missouri law) will be converted into the right to receive $16.50 in cash, without interest and less any applicable withholding taxes.

The Board of Directors of the Company (the “Board”) has unanimously approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its shareholders. The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement. The Board unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the special meeting affirmatively vote in favor of the approval of the merger agreement. If you fail to vote “FOR” the approval of the merger agreement, the effect will be the same as a vote “AGAINST” the approval of the merger agreement.

While shareholders may exercise their right to vote their shares in person, we recognize that many shareholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at 1-866-745-0270.

Thank you for your continued support.

Very truly yours,

TOM W. OLOFSON

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [---], 2016 and is first being mailed to shareholders on or about [---], 2016.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED AUGUST 9, 2016

EPIQ SYSTEMS, INC.

501 Kansas Avenue

Kansas City, Kansas 66105

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Epiq Systems, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) of the shareholders of Epiq Systems, Inc., a Missouri corporation (“Epiq,” the “Company,” “we,” “our” or “us”), will be held in [---], on [---], 2016 at [---], local time, for the following purposes:

1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of July 26, 2016, by and among the Company, Document Technologies, LLC, a Georgia limited liability company (“Parent” or “DTI”), and DTI Merger Sub, Inc., a Missouri corporation and wholly owned subsidiary of Parent (“Merger Sub”);

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger;

3.	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement; and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors of the Company (the “Board”).

The holders of record of our common stock, par value $0.01 per share (“common stock”), at the close of business on [---], 2016, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All shareholders of record are cordially invited to attend the special meeting in person.

The Board has unanimously approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its shareholders. The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement. The Board unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

Your vote is important, regardless of the number of shares of common stock you own. The approval of the merger agreement by the affirmative vote of holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the special meeting is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, each requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement and the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger agreement, but will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the vote regarding the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a shareholder of record, you may revoke your proxy by attending the meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

JAYNE L. ROTHMAN

Secretary

[---], 2016

SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

Parties Involved in the Proposed Transaction (Page 16)

Epiq Systems, Inc.

Epiq Systems, Inc. is a Missouri corporation (“Epiq,” the “Company,” “we,” “our,” or “us”). Epiq is a leading provider of professional services and integrated technology for the legal profession. We combine expert services, proprietary and select third-party software, and a global infrastructure to serve our clients as a strategic partner. Additional information about Epiq is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 82.

OMERS and Harvest Partners

OMERS Private Markets (OMERS Private Equity and Borealis Infrastructure) invests globally in private equity and infrastructure assets on behalf of the OMERS pension plan. OMERS Private Equity’s investment strategy involves active ownership of a portfolio of industry-leading businesses across North America and Europe. Through partnership with world class management teams and delivering on growth strategies, OMERS Private Equity’s investments are aimed at generating strong returns to help deliver secure and sustainable pensions to members of the OMERS pension plan. OMERS Private Markets has offices in Toronto, New York, London and Sydney. The OMERS pension plan is one of Canada’s largest pension funds with net assets of approximately CAD$77 billion. OMERS Administration Corporation (“OMERS”) is the administrator of the OMERS pension plan.

Founded in 1981 and based in New York, Harvest Partners, LP (“Harvest Partners”) is a leading private investment firm pursuing management buyouts and recapitalizations of middle market companies in North America. Harvest Partners focuses on acquiring profitable companies in the business services and consumer, healthcare services, industrial services, and manufacturing and distribution sectors. For 35 years, through several funds with aggregate capital commitments in excess of $5.0 billion, the firm has invested in over 50 companies.

See “Parties Involved in the Proposed Transaction—OMERS and Harvest Partners” on page 16.

Parent and Merger Sub

Document Technologies, LLC is a Georgia limited liability company (“Parent” or “DTI”) and DTI Merger Sub, Inc. is a Missouri corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent is a legal process outsourcing company serving law firms, corporations and government entities around the globe. Parent is an experienced provider of eDiscovery, litigation support and court reporting.

Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and has not engaged in any business except for activities incidental to its incorporation and as contemplated by the merger agreement. See “Parties Involved in the Proposed Transaction—Parent and Merger Sub” on page 16.

The Merger Proposal (Page 23)

You will be asked to consider and vote upon the proposal to approve the Agreement and Plan of Merger, dated as of July 26, 2016, by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “merger agreement”), relating to the acquisition of the Company by Parent, which acquisition is expected to be funded through a combination of debt financing, equity financing from OMERS and funds managed by Harvest Partners (collectively, the “Equity Investors”) and, if available, cash on hand at the Company. The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company with the Company being the surviving corporation, and each share of common stock, par value $0.01 per share, of the Company (the “common stock”) issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Parent, Merger Sub or dissenting shareholders who are entitled to and properly exercise appraisal rights under Missouri law) will be converted into the right to receive $16.50 in cash, without interest and less any applicable withholding taxes.

Following the effective time of the merger, the Company will become a privately held company, wholly owned by Parent.

The Special Meeting (Page 18)

The special meeting of the Company’s shareholders (the “special meeting”) will be held in [---], on [---], 2016 at [---], local time.

Record Date and Quorum (18)

The holders of record of the common stock as of the close of business on [---], 2016 (the record date for determination of shareholders entitled to notice of and to vote at the special meeting, the “record date”), are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (Page 19)

For the Company to complete the merger, under Missouri law, shareholders holding at least two-thirds of the shares of common stock outstanding and entitled to vote at the special meeting at the close of business on the record date must affirmatively vote “FOR” the proposal to approve the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement.

As of the record date, there were [---] shares of common stock outstanding.

Support Agreements (Page 44)

On July 26, 2016, St. Denis J. Villere & Company, L.L.C. (“Villere”), P2 Capital Partners, LLC (“P2 Capital”), the Company’s directors who own common stock and certain of the Company’s officers, including the executive officers, entered into support agreements (the “support agreements”) with Parent pursuant to which they agreed, among other things and subject to certain conditions, to vote their shares of common stock to approve and adopt the merger agreement and the merger at the special meeting and at any adjournment or postponement thereof. Pursuant to the support agreements, Villere, P2 Capital and the Company’s directors and officers further agreed that they will not vote any of their shares of common stock in favor of, and will vote against, the approval of any other takeover proposal (subject to the provisions of and as defined in the merger agreement). The shares subject to the support agreements represent approximately 38% of the total issued and outstanding common stock of the Company.

The support agreements will terminate upon the earliest of (a) the termination of the merger agreement in accordance with its terms, (b) the date the Board withdraws its recommendation to approve the merger agreement and the merger under the conditions stated in the merger agreement, (c) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the merger agreement that reduces or changes the form of consideration payable pursuant to the merger agreement, and in the case of the Villere support agreement only, that otherwise adversely affects the shareholders in any material respect, in each case, without the prior written consent of the shareholder, and (d) in the case of the Villere support agreement only, November 23, 2016 (the “end date”).

Conditions to the Merger (Page 66)

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or written waiver (if permissible under law, by each party), at and as of the closing of the merger, of the following conditions:

•	the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

•	approval of the merger shall have been obtained by the shareholders;

•	all waiting periods (and any extensions thereof) applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have been terminated or shall have expired; and

•	no proceeding by a governmental authority shall be pending before any governmental authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the merger and the other transactions contemplated by the merger agreement.

The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver in writing (if permissible under law, by Parent) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject in certain cases to certain materiality, material adverse effect and other qualifications);

•	the Company’s performance in all material respects with all obligations required to be performed by it at or prior to the closing date of the merger agreement;

•	there shall not have been a material adverse effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would result in a material adverse effect;

•	the delivery of a certificate executed by an authorized officer of the Company confirming that the above conditions have been satisfied; and

•	the aggregate indebtedness of the Company not being greater than $400 million.

The obligation of the Company to consummate the merger is subject to the satisfaction or waiver in writing (if permissible under law by the Company) of the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub (subject in certain cases to certain materiality, material adverse effect and other qualifications);

•	Parent’s and Merger Sub’s performance in all material respects with all obligations required to be performed by them at or prior to the closing date of the merger agreement; and

•	the delivery of a certificate executed by an authorized officer of Parent confirming that the above conditions have been satisfied.

When the Merger Becomes Effective (Page 52)

We anticipate completing the merger in the fourth calendar quarter of 2016, subject to the approval of the merger agreement by the Company’s shareholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Company’s Board of Directors (Pages 34 and 37)

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement. For a description of the reasons considered by the Board in deciding to recommend approval of the proposal to approve the merger agreement, see “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 34.

Opinion of Financial Advisor to the Company (Page 37 and Annex B)

On July 26, 2016, Credit Suisse Securities (USA) LLC (“Credit Suisse”), the Company’s financial advisor, rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of July 26, 2016, the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Board, and only addressed, as of July 26, 2016, the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of common stock as to how such holder should vote or act on any matter relating to the proposed merger.

Certain Effects of the Merger (Page 23)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted under law, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Missouri law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, shares of common stock (other than shares held by the Company, Parent, Merger Sub or dissenting shareholders who are entitled to and properly exercise appraisal rights under Missouri law) will be converted into the right to receive $16.50 per share, without interest and less any applicable withholding taxes. Following the completion of the merger, the common stock will no longer be publicly traded, and the Company’s existing shareholders will cease to have any ownership interest in the Company.

Treatment of Company Stock Options and Stock Based Awards (Page 54)

Company Stock Options. Each Company stock option (“Company stock option”), whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and terminated in exchange for an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $16.50 over the exercise price per share of common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company Restricted Stock Awards. Awards of restricted stock (“Company restricted stock”), that are outstanding immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger with respect to the full number of shares of common stock subject to the Company restricted stock award and be converted into the right to receive an amount in cash equal to $16.50 multiplied by the number of shares subject to the award (net of applicable withholding), determined in the case of performance-based restricted stock units by applying a 100% (target) vesting percentage.

Continuing Employees (Page 54)

Each Company employee who remains employed by the Company or its subsidiaries will have the opportunity to receive such medical, dental, life insurance, disability, supplemental unemployment and other welfare plan benefits which are ordinarily provided to similarly-situated employees of Parent in the ordinary course of business, as may be designated by Parent in its sole discretion from time to time.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 45)

In considering the recommendation of the Board that you vote to approve the merger agreement, you should be aware that aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of the Company’s shareholders include:

•	the merger agreement provides for the vesting and cash-out of all Company stock options and for full acceleration of the vesting of all Company restricted stock;

•	the Company’s executive officers are parties to employment agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger;

•	the Company’s directors and executive officers have entered into support agreements with Parent; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 45. The Board was aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the merger.

Financing (Page 43)

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.1 billion. Parent expects this amount to be funded through a combination of the following:

•	a portion of Parent’s debt financing in an aggregate principal amount of up to approximately $1.3 billion (the remainder of which will be used to refinance Parent’s existing indebtedness). See “The Merger (Proposal 1)—Financing—Debt Financing” beginning on page 43; and

•	cash equity investments by the Equity Investors directly or indirectly in Parent in an aggregate amount up to approximately $490 million. See “The Merger (Proposal 1)—Financing—Equity Financing” beginning on page 44.

Material U.S. Federal Income Tax Consequences of the Merger (Page 49)

The receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (Page 51)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. On August 5, 2016, both the Company and an affiliate of Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

Litigation (Page 51)

On August 2, 2016, a purported shareholder of the Company, on behalf of the public shareholders, filed a putative class action in the Circuit Court of Jackson County, Missouri against the Company, the Company’s directors, DTI and Merger Sub seeking, among other relief, declaratory and injunctive relief against the merger, and damages, costs and fees.

The outcome of the lawsuit is uncertain. If the lawsuit is not dismissed or otherwise resolved, it could prevent and/or delay the completion of the merger, and could result in substantial costs to the Company. In addition, an adverse judgment could have a material adverse effect on the results of operations, liquidity and/or financial condition of the Company. The defendants believe that the allegations against them lack merit, however, there can be no assurance that any of the defendants will prevail. It is possible that additional lawsuits may be filed in connection with the proposed merger.

Rights of Appraisal (Page 77 and Annex C)

Under Section 351.455 of the Missouri General and Business Corporation Law (the “MGBCL”), holders of record of our common stock as of the record date, as registered in the records of the Company, who object to the merger agreement will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the MGBCL. This value could be more than, the same as, or less than the merger consideration. Any holder of common stock as registered in the records of the Company, as of the record date, intending to exercise appraisal rights, among other things, must (1) file with the Company a written objection to the merger prior to or at the special meeting, (2) not vote in favor of the proposal to approve the merger agreement, (3) make a written demand on the Company within 20 days after the effective time of the merger for payment of the fair value of his, her or its shares as of the day before the date on which the vote was taken approving the merger agreement and (4) otherwise strictly comply with all of the procedures required by Missouri law. Section 351.455 of the MGBCL is included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in the waiver of, or inability to exercise, the right of appraisal. Shareholders who vote “FOR” the proposal to approve the merger agreement will waive their appraisal rights, unless they revoke their proxies, if revocable, prior to the special meeting and otherwise comply with Section 351.455 of the MGBCL.

If you currently hold your shares of common stock in “street name” and wish to avoid loss of rights resulting from the registered owner’s failure to follow the mandated procedural steps under Section 351.455, prior to the record date you may wish to instruct the registered owner of your shares (i.e. your brokerage firm, bank, trust or other nominee) to transfer your security position in such shares to a direct registration system book entry registered directly in your name on the Company’s books with its transfer agent. Please contact your brokerage firm, bank, trust or other nominee for further information.

No Solicitation; Change in Board Recommendation (Page 59)

Under the merger agreement, the Company is required to, the Company is required to cause its subsidiaries to, and the Company will use its reasonable best efforts to cause its representatives to, immediately cease all existing discussions or negotiations with any person previously conducted with respect to any takeover proposal (as defined in “The Merger Agreement—No Solicitation; Change in Board Recommendation”), or any existing discussion that could reasonably be expected to lead to a takeover proposal.

Until the effective time of the merger, or if earlier, the termination of the merger agreement, the Company must not, must cause its subsidiaries not to, and must use its reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, a takeover proposal or the making or consummation thereof;

•	engage in, enter into, continue or otherwise participate in any discussion or negotiations regarding, or furnish to any person any non-public material information in connection with or for the purpose of encouraging or facilitating, any takeover proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a takeover proposal;

•	enter into any letter of intent, legal commitment or agreement to effectuate a takeover proposal or any contract or legal commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or

•	direct any representatives of the Company or any of its subsidiaries to take any of the foregoing actions.

If at any time prior to the date upon which shareholders approve the merger, the Company or any of the subsidiaries of the Company, or any of its or their respective representatives receives a takeover proposal that did not result from a breach of the merger agreement, which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, is or could be reasonably expected to lead to a superior proposal (as defined in “The Merger Agreement—No Solicitation; Change in Board Recommendation”), the Company, the Board (or a duly authorized committee thereof) and their representatives may engage in negotiations and discussions with any person making such takeover proposal and any of its representatives.

In such event, the Company is required to promptly (and in any event within 24 hours) notify Parent in writing of the receipt of a takeover proposal and (i) if it is in writing, deliver to Parent a copy of such takeover proposal and any related draft agreements and other written material relating to such takeover proposal or (ii) if oral, communicate to Parent the material terms and conditions thereof, including, in each case, the identity of the person making such takeover proposal.

In addition, except as otherwise permitted under the provisions of the merger agreement, the Board will not effect a recommendation change (as defined in “The Merger Agreement—No Solicitation; Change in Board Recommendation”). A recommendation change may be made and a related termination of the merger agreement may be made only if the Company provides Parent prior written notice of its intent to make any recommendation change or terminate the merger agreement pursuant to the requirements set forth therein at least five business days prior to taking such action to the effect that the Board has received a superior proposal and, absent any revision to the terms and conditions of the merger agreement, the Board has resolved to effect a recommendation change or to terminate the merger agreement.

Termination (Page 67)

The merger agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent upon written notice to the other party, if:

•	subject to certain conditions, the effective time of the merger has not occurred on or before November 23, 2016 (the “end date”);

•	subject to certain conditions, any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal becomes final and non-appealable; or

•	the approval of the merger by the Company’s shareholders is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting or any adjournment thereof;

•	by Parent upon written notice, if:

•	subject to certain conditions, the Company has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform would give rise to the failure of certain conditions relating to Parent’s and Merger Sub’s obligations to complete the merger and cannot be cured by the Company by the end date or, if capable of being cured, have not been cured within 30 calendar days following receipt of a termination notice; or

•	the Board (or a duly authorized committee thereof) has effected a recommendation change at any time prior to the approval of the merger by the Company’s shareholders;

•	by the Company upon written notice:

•	subject to certain conditions, if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform has resulted in a material adverse effect on Parent and cannot be cured by Parent or Merger Sub by the end date or, if capable of being cured, have not been cured within 30 calendar days following receipt of a termination notice;

•	in order to enter into a transaction that is a superior proposal at any time prior to the approval of the merger by the Company’s shareholders so long as the Company substantially concurrently with such termination pays or causes to be paid, the termination fee described below; or

•	if after the completion of the marketing period (as defined in “The Merger Agreement—When the Merger Becomes Effective”), (i) certain closing conditions set forth in the merger agreement have been satisfied, (ii) Parent and Merger Sub failed to consummate the merger in the timeframe required by the merger agreement, (iii) the Company confirmed to Parent in writing that all conditions have been satisfied and that it stands and will stand ready, willing and able to consummate the merger at such time, (iv) the Company gave Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate and the basis thereof, and (v) the closing of the merger has not been consummated by the end of such three business day period.

Termination Fees (Page 68)

The Company will pay to or cause to be paid to or as directed by Parent a termination fee of $15 million, and any costs of collection, in cash in the event that:

•	the Company has terminated the merger agreement to enter into a transaction that is a superior proposal;

•	Parent has terminated the merger agreement in the event of a change of recommendation at any time prior to the approval of the merger by the Company’s shareholders; or

•	the merger agreement is terminated under specified conditions, including that a takeover proposal has been publicly disclosed and not publicly withdrawn prior to the date of such termination and within twelve months after such termination, the Company consummates a takeover proposal.

Parent will pay to or cause to be paid to the Company a termination fee of $30 million, and any costs of collection, in the event that (i) the closing conditions (as described in “The Merger Agreement—Conditions to the Merger”) have been satisfied, (ii) Parent and Merger Sub fail to consummate the merger at the time set forth in the merger agreement, and at the time of such termination, all other conditions and obligations of the parties have been satisfied, (iii) the Company has confirmed to Parent in writing that all conditions have been satisfied and that it stands and will stand ready, willing and able to consummate the merger at such time, (iv) the Company has given Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate and the basis thereof and (v) the closing of the merger has not been consummated by the end of such three business day period.

Reimbursement of Expenses (Page 69)

The Company will pay to or as directed by Parent all of the expenses of Parent, Merger Sub and their respective subsidiaries, affiliates and representatives (the “Parent Expenses”), in an amount not to exceed $5.5 million in the aggregate if the merger agreement is terminated (x) by Parent or the Company if at a meeting of the shareholders that is duly convened (or at any adjournment or postponement thereof), the approval of the merger by the shareholders is not obtained by reason of the failure to obtain the required vote upon a final vote taken at such meeting or (y) by Parent if the Company has breached or failed to perform certain of its representations, warranties, covenants or agreements under the merger agreement and subsequently failed to cure such breach.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On July 26, 2016, the Company entered into the merger agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company would be privately held as a wholly-owned subsidiary of Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $16.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock of the Company, you will be entitled to receive $1,650 in cash in exchange for your shares of common stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q:	Where and when is the special meeting?

A:	The special meeting will take place in [---], on [---], 2016 at [---], local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger;

•	to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	Under Missouri law, shareholders holding at least two-thirds of the shares of common stock outstanding and entitled to vote at the special meeting at the close of business on the record date for the determination of shareholders entitled to vote at the meeting must affirmatively vote “FOR” the proposal to approve the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement. As of the record date, there were [---] shares of common stock outstanding.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	The directors who own shares of the Company’s common stock and the executive officers have entered into support agreements with Parent pursuant to which they agreed, among other things and subject to certain conditions, to vote their shares of common stock to approve and adopt the merger agreement and the merger at the special meeting and at any adjournment or postponement thereof

As of the record date, the directors and executive officers who entered into support agreements owned, in the aggregate, approximately [---]% of the outstanding common stock of the Company entitled to vote at the special meeting.

Q:	Are there any voting or support agreements with existing shareholders?

A:	In addition to the support agreements entered into by our directors and certain of our officers, including our executive officers, as described above, Villere and P2 Capital entered into support agreements, pursuant to which they have agreed, among other things and subject to certain conditions, to vote their shares of common stock to approve and adopt the merger agreement and the merger at the special meeting and at any adjournment or postponement thereof. As of the record date, Villere and P2 Capital held approximately [---]% and [---]%, respectively, of the outstanding common stock of the Company entitled to vote at the special meeting.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the shares of common stock outstanding and entitled to vote on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our shareholders is required to approve other matters to be voted on at the Special Meeting?

A:	The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and the merger. The Board also unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal regarding adjournment of the special meeting, if necessary or appropriate.

Q:	What effects will the merger have on Epiq?

A:

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on The NASDAQ Stock Market LLC (“NASDAQ”), under the symbol “Epiq.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by the Company’s shareholders, or if the merger is not consummated for any other reason, the Company’s shareholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company and shares of our common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay to or as directed by Parent a termination fee of $15 million (and any costs of collection), the Company may be required to pay to or as directed by Parent all of the Parent Expenses in an amount not to exceed $5.5 million in the aggregate or Parent may be required to pay the Company a termination fee of $30 million (and any costs of collection). See “The Merger Agreement—Termination Fees” and “Expenses.”

Q:	What will happen if shareholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the merger agreement is approved by the shareholders and completed, the merger-related compensation may be paid to the Company’s named executive officers even if shareholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve the merger agreement.

Q:	Can I revoke my proxy?

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at 501 Kansas Avenue, Kansas City, Kansas 66105, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to approve the merger agreement is based on the total number of shares of common stock outstanding and entitled to vote at the special meeting on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the consummation of the merger. So, if you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	Dissenting shareholders of record, as registered in the records of the Company, who do not vote in favor of the proposal to approve the merger agreement and otherwise comply with the requirements of Section 351.455 of the MGBCL are entitled to statutory appraisal rights under Missouri law in connection with the merger. This means that if you comply with the requirements of Section 351.455 of the MGBCL, you are entitled to have the “fair value” (as defined pursuant to Section 351.455 of the MGBCL) of your shares of common stock determined in accordance with Missouri law and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. Failure to strictly comply with Section 351.455 of the MGBCL may result in your waiver of, or inability to exercise, appraisal rights. See “Rights of Appraisal” and the text of the Missouri appraisal rights statute, Section 351.455 of the MGBCL, which is reproduced in its entirety as Annex C to this proxy statement. If you vote “FOR” the proposal to approve the merger agreement, you will waive your appraisal rights, unless you revoke your proxy, if revocable, prior to the special meeting and otherwise comply with Section 351.455 of the MGBCL.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	The receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:	The Securities and Exchange Commission (the “SEC”) permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholder provides advance notice and follows certain procedures.

In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

1 (212) 269-5550 (call collect)

1 (866) 745-0270 (toll free)

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectation, including the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure to obtain the required vote of the Company’s shareholders to approve the merger agreement, the failure to obtain any required regulatory approval, or the failure to satisfy any of the other closing conditions to the merger, and delays in connection with the foregoing;

•	the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement or have the required amount of cash in the United States available at closing;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pendency of the merger;

•	the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

and other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K for the year ended December 31, 2015, as amended, which is incorporated herein by reference. See “Where You Can Find Additional Information.” Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Epiq Systems, Inc.

Epiq Systems, Inc. is a Missouri corporation with principal executive offices located at 501 Kansas Avenue, Kansas City, Kansas 66105. We are a leading provider of professional services and integrated technology for the legal profession. We combine expert services, proprietary and select third-party software, and a global infrastructure to serve our clients as a strategic partner. Our innovative solutions and professional services are designed for a variety of client legal matters, including litigation, investigations, financial transactions and regulatory compliance as well as the administration of corporate restructuring and bankruptcies, class action and mass tort proceedings, federal regulatory actions and data breach responses.

Our clients include top-tier law firms, in-house legal departments of major corporations, bankruptcy trustees, government agencies, mortgage processors and financial institutions. Among law firms, we work extensively with Am Law 100 firms in the United States, Magic Circle firms in the United Kingdom, and leading regional, boutique and specialty law firms. Among corporate clients, we have substantial relationships with Fortune 500® and other large, multinational companies in a variety of industries, including financial services, pharmaceuticals, insurance, technology, retailers and others.

Our team includes former practicing litigators, bankruptcy attorneys, plaintiff’s counsel, defense counsel, eDiscovery counsel and other professionals who are leaders in their areas of expertise. While Epiq does not engage in the practice of law and thus does not offer legal advice, we draw heavily from our subject-matter expertise in the legal profession to assist clients to achieve the best outcome possible on each and every project.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

OMERS and Harvest Partners

OMERS Private Markets (OMERS Private Equity and Borealis Infrastructure) invests globally in private equity and infrastructure assets on behalf of the OMERS pension plan. OMERS Private Equity’s investment strategy involves active ownership of a portfolio of industry-leading businesses across North America and Europe. Through partnership with world class management teams and delivering on growth strategies, OMERS Private Equity’s investments are aimed at generating strong returns to help deliver secure and sustainable pensions to members of the OMERS pension plan. OMERS Private Markets has offices in Toronto, New York, London and Sydney. The OMERS pension plan is one of Canada’s largest pension funds with net assets of approximately CAD$77 billion. OMERS is the administrator of the OMERS pension plan.

Founded in 1981 and based in New York, Harvest Partners, LP is a leading private investment firm pursuing management buyouts and recapitalizations of middle market companies in North America. Harvest Partners focuses on acquiring profitable companies in the business services and consumer, healthcare services, industrial services, and manufacturing and distribution sectors. For 35 years, through several funds with aggregate capital commitments in excess of $5.0 billion, the firm has invested in over 50 companies.

Parent and Merger Sub

Parent is a Georgia limited liability company and Merger Sub is a Missouri corporation and a wholly owned subsidiary of Parent. Parent is indirectly majority owned by OMERS and managed by OMERS Private Equity. The principal executive offices of both Parent and Merger Sub are located at Two Ravinia Drive, Suite 850, Atlanta, Georgia 30346.

Parent is a global legal process outsourcing company serving law firms, corporations and government entities around the globe. Parent helps its clients accelerate the changes they must make to remain competitive. Parent manages risks and minimizes costs associated with complex litigation and compliance functions. Parent is an experienced provider of eDiscovery, litigation support and court reporting. Parent entered the on-site legal facilities management business in 1999. By 2002, Parent was recognized as an established national service provider in the United States. Parent expanded its scope in 2003 to include electronically stored information (“ESI”) services. Parent’s data centers provide a complex platform capable of supporting a wide range of ESI functions, including computer forensics, data acquisition, data extraction and conversion, and web hosting. Continued growth has been achieved both organically and by strategic acquisitions. Parent has offices in the United States, Australia, Ireland, Hong Kong, Hyderabad, New Zealand, Singapore and United Kingdom.

Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and has not engaged in any business except for activities incidental to its incorporation and as contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting. This proxy statement provides the Company’s shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held in [---], on [---], 2016 at [---], local time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote upon the proposal to approve the merger agreement relating to the proposed acquisition of the Company by Parent to be funded with equity financing from the Equity Investors and debt financing. Our shareholders must approve the merger agreement for the merger to occur. If our shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described under “The Merger Agreement.” Our shareholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [---], 2016.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved the merger agreement, the merger and the transactions contemplated thereby and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its shareholders. Certain factors considered by the Board in reaching its decision to approve the merger agreement and approve the merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger.”

The Board unanimously recommends that the Company’s shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date and Quorum

The holders of record of common stock as of the close of business on [---], 2016, the record date for the determination of shareholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [---] shares of common stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding and entitled to vote at the special meeting on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under the sub-heading “—Voting; Proxies; Revocation—Submitting a Proxy or Providing Voting Instructions,” will not be considered to be present at the special meeting. If less than a majority of the shares of common stock outstanding and entitled to vote at the special meeting are represented at the meeting, a majority of the shares so represented may adjourn the special meeting from time to time without further notice (unless a new record date is set) to any shareholder not present at the special meeting, to a specified date not later than ninety (90) days after such adjournment.

Required Vote

For the Company to complete the merger, under Missouri law, shareholders holding at least two-thirds of the shares of common stock outstanding and entitled to vote at the special meeting at the close of business on the record date must affirmatively vote “FOR” the proposal to approve the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement.

Approval of each of the adjournment proposal and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against these proposals but the failure to vote your shares and broker non-votes will have no effect on the outcome of these proposals.

As of the record date, there were [---] shares of common stock outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company and their subsidiaries were entitled to vote [---] shares of common stock, or approximately [---]% of the shares of common stock issued and outstanding on that date. The Company’s directors who own shares of the Company’s common stock and the Company’s executive officers have entered into support agreements pursuant to which they have agreed to, among other things and subject to certain conditions, vote in favor of the proposal to approve and adopt the merger agreement and the merger. See “The Merger (Proposal 1)—Support Agreements”.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [---], 2016, the record date for voting at the special meeting, including shareholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares Held by Record Holder. If you are a shareholder of record, you may submit a proxy using one of the methods described below:

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals to approve the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you are a shareholder of record and fail to return your proxy card, unless you are a holder of record on the record date and attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to approve the merger agreement, but will not affect the vote regarding the adjournment of the special meeting or the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, if necessary or appropriate, to solicit additional proxies.

Shares Held in “Street Name.” If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NASDAQ, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the proposal to approve the merger agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the proposal to approve the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. D.F. King & Co., Inc., a proxy solicitation firm, has been retained to, among other things, assist it in the solicitation of proxies for the special meeting and we will pay D.F. King & Co., Inc. approximately $20,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by D.F. King & Co., Inc. or, without additional compensation by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is approved by the Company’s shareholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Parent, Merger Sub or dissenting shareholders who are entitled to and properly exercise appraisal rights under Missouri law) will be converted into the right to receive $16.50 in cash, without interest and less any applicable withholding taxes.

Our common stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “EPIQ.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Background of the Merger

In 1988, Mr. Olofson acquired the Company, which at the time was a small business that provided case management services to Chapter 13 trustees. Under Mr. Olofson’s direction, the Company completed its initial public offering in 1997. From the time of the initial public offering through 2015, the Company increased its annual revenue from $8 million to over $500 million. Throughout its history, the Company has focused on strategic growth by increasing its services offerings to adapt to changing demand through organic development and selective acquisitions. The Company currently provides solutions for a variety of client legal matters, including litigation, investigations, financial transactions and regulatory compliance, as well as the administration of corporate restructuring and bankruptcies, class action and mass tort proceedings, federal regulatory actions and data breach responses.

The industry in which the Company operates faces challenges that affect the Company’s results. These challenges are most pronounced in the service lines of bankruptcy and eDiscovery. The bankruptcy services industry is cyclical, with periods of low bankruptcy filings correlating with general economic cycles. The Company’s revenues from its bankruptcy service line decrease when bankruptcy filings are low. In addition, eDiscovery projects have become increasingly costly, complex, and unpredictable, and changes in local data protection and privacy laws and rules have made demand for eDiscovery services more localized. This pressure on pricing global eDiscovery services adversely affects expected cash flows and, together with uncertainty regarding future demand, impacts the value of companies operating in this industry. To meet these challenges, the Company conceived and implemented several cost initiatives and process improvements in the fourth quarter of 2014. Those initiatives were executed in the first half of 2015.

Throughout Epiq’s almost 20-year history as a public company, management and the Board have continually sought initiatives to maximize shareholder value and have regularly engaged with shareholders to review and discuss the Company’s operations, financial performance and industry conditions, and the Company’s long-term strategic goals and plans. In early June 2014, Mr. Olofson met with a representative of Villere, which at the time held 16% of the Company’s common stock, to discuss the Company’s outlook. At the meeting, Villere expressed concern regarding the performance of the Company’s common stock. Villere then followed with a letter dated June 5, 2014, which reiterated its concerns and urged management and the Board to begin an official review of strategic alternatives as a means of unlocking shareholder value.

On August 26, 2014, P2 Capital, which at that time held approximately 5% of the Company’s common stock, held a meeting with management and expressed a potential desire to engage in a going-private transaction with the Company. On August 29, 2014, the Company received a letter from P2 Capital providing a non-binding indication of interest pursuant to which P2 Capital would acquire all of the common stock of the Company at a price of $20.00 per share, subject to due diligence. P2 Capital indicated that they had discussed the transaction with financing sources and were confident in their ability to finance the transaction. However, P2 Capital did not provide a basis that supported that it had financing.

After receiving P2 Capital’s non-binding, non-financed proposal, and in light of Villere’s request, the Board requested a financial advisor who had a previous relationship with the Company to prepare a preliminary assessment of the potential valuation that the Company and its equity might receive in a change of control transaction. On September 5, 2014, the Company received the preliminary valuation analysis, which was based on the Company’s historical and projected financial performance and applied a variety of commonly accepted valuation techniques. The preliminary estimates suggested that, if the Company undertook an auction, bidders could reasonably be expected to value the Company’s common stock at more than $20 per share at that time.

On September 8, 2014, the Company received a letter dated September 5, 2014, from Villere. The letter urged the Board to consider strategic alternatives for the Company, including taking the Company private. In the letter, Villere announced its intention to nominate a slate of directors for election at the 2015 annual meeting of the shareholders.

On September 11, 2014, at a meeting, the Board reviewed P2 Capital’s non-binding proposal, the letter from Villere and the preliminary estimated valuation. It was noted that P2 Capital and Villere were concurrently pressing the Company to undertake a strategic review toward a going private transaction. The Board therefore determined to consider undertaking a strategic review and asked Kirkland & Ellis, LLP, outside counsel to the Company (“Kirkland & Ellis”), to assist with planning, and management to consider alternatives regarding a financial advisor. The Board also determined to turn down P2 Capital’s indication of interest because it would not unlock the Company’s value, was inadequate from a financial point of view, and not in the best interest of the Company and its shareholders. The Board, however, decided to seek to engage P2 Capital in further discussions to assess P2 Capital’s interest and resources in a transaction. The Board determined to meet again shortly to consider undertaking a strategic review and actions that might be necessary to buttress the Board’s management of an orderly strategic review and to protect the shareholders through that process.

On September 15, 2014, the Company sent a letter to P2 Capital stating, among other things, that the Board had determined unanimously that P2 Capital’s indication of interest did not reflect the Company’s long-term value, was inadequate from a financial point of view and not in the best interests of the Company and its shareholders. A conference call with P2 Capital was scheduled for September 16, 2014 to discuss P2 Capital’s indication of interest, but P2 Capital did not attend that call and did not respond at that time to continued Company efforts to engage in further discussions.

On September 17, 2014, Villere filed a Schedule 13D with the SEC. In the Schedule 13D, Villere expressed its belief that the Company should explore strategic alternatives as a means to enhance or maximize shareholder value. In the filing, Villere announced its intention to engage in discussions with the Company, management, the Board, other shareholders and other persons relating to governance and board composition, management, operations, business, assets, capitalization, financial condition, strategic plans and the future of the Company. Villere expressed its intention to, if necessary, take various actions, including but not limited to, solicitation of proxies for the election of an alternative slate of directors.

That same day, the trading of the Company’s stock exceeded 1.5 million shares. As described below, the Company later learned that the increase in trading volume was driven predominantly by large purchases of common stock by P2 Capital.

On September 18, 2014, at a meeting of the Board attended by certain members of management and a representative of Kirkland & Ellis LLP, as a result of the recent events surrounding shareholder activism and in an effort to protect all shareholders, the Board decided to commence a process (which would include P2 Capital) to explore a full range of strategic and financial alternatives, including among other things, acquisitions, divestitures, or a going-private or recapitalization transaction, in order to determine a course of action that is in the best interest of all shareholders. In addition to the strategic review, and given the highly unusual trading activity of the day before, the Board and a representative of Kirkland & Ellis discussed the adoption of a shareholders’ rights plan to protect shareholders from coercive or otherwise unfair takeover tactics during the time the Board considered a full range of strategic and financial alternatives. Furthermore, the Board, and a representative of Kirkland & Ellis, discussed the need to preserve bargaining power and flexibility to deal with potential third-party acquirors and, in the event of a takeover effort directed at the Company and its shareholders, to encourage third parties interested in acquiring the Company to negotiate with the Board. Subsequently, the Board reviewed and approved the terms of the shareholders rights agreement (the “Rights Agreement”) between the Company and Wells Fargo Bank, National Association, as rights agent. The Board declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock. The dividend would be payable on September 29, 2014 to holders of record as of the close of business on that date.

On the same date, the Board announced the commencement of the strategic review process and the Company entered into the Rights Agreement.

On September 22, 2014, P2 Capital filed a Schedule 13D with the SEC disclosing the non-binding proposal and expressing its belief that there was considerable potential value in the Company. The Schedule 13D reflected that P2 Capital had acquired additional common stock on the open market starting on September 16, 2014 increasing its ownership of the Company’s outstanding common stock from approximately 5% to approximately 16.9%.

Following Villere’s and P2 Capital’s actions and the Board’s resolution to commence a strategic review process, the Company’s management sought to engage a seasoned and experienced financial advisor. On September 30, 2014, at a meeting of the Board, the Board approved a proposal to engage Credit Suisse as the financial advisor of the Company in connection with its review of strategic alternatives. Credit Suisse and the Company entered into an engagement letter dated the same date.

During the first week of October 2014, certain members of management and the Board held discussions regarding the then-current bylaws and the protection afforded to shareholders regarding proxy contests and the full disclosure of relevant information, particularly with respect to the strategic review process. In order to assure that such strategic review was carried out in the best interest of all shareholders, on October 8, 2014, after receiving Board approval, the Company amended and restated its bylaws. The amendments were intended to assure, among other things, that the Company and its shareholders would have information material for shareholders to make informed decisions in any proxy contest, and to protect against the advancement of special interests of any one shareholder (or group of shareholders) in a manner inconsistent with the interests of the Company and all other shareholders.

In early October 2014, Mr. Olofson and other representatives of the Company held conversations with Villere, in which Villere asserted that it had engaged a proxy solicitation firm.

From late September through October 2014, potential bidders started contacting the Company to express interest in participating in the strategic review process, but did not submit a formal indication of interest.

On October 14, 2014, the Company sent a letter to Villere indicating that it would challenge the eligibility of Villere to submit director nominations. Subsequently, Villere and the Company entered into discussions to address Villere’s concerns. As a result of these discussions, on November 1, 2014, the Company entered into a Director Appointment Agreement with Villere and Kevin L. Robert (the “Director Appointment Agreement”). Pursuant to the Director Appointment Agreement, the Board created a new directorship and appointed Mr. Kevin L. Robert as a new independent director to the Board, effective November 3, 2014. The Director Appointment

Agreement provided that a committee of not more than five directors would be established and empowered to review the Company’s business and strategic alternatives (the “strategic alternatives committee”). The Director Appointment Agreement also provided for a “standstill period” during which Villere and its affiliates were restricted from taking certain actions, including soliciting proxies of shareholders or launching a tender offer for the Company’s common stock.

Concurrently, the Board formed the strategic alternatives committee consisting of Douglas M. Gaston, as chairman, W. Bryan Satterlee, Edward M. Connolly, Jr. and Mr. Robert (all independent directors), and Mr. Olofson, serving in an ex officio capacity, to assist it in reviewing strategic alternatives potentially available to the Company to enhance shareholder value.

On November 4, 2014, Villere filed a Schedule 13D/A with the SEC disclosing the entry into the Director Appointment Agreement.

On November 6, 2014, at a meeting of the Board attended by certain members of management, representatives of Credit Suisse and Kirkland & Ellis, the Board, with the assistance of Credit Suisse reviewed and discussed certain strategic and financial alternatives available to the Company. The strategic and financial alternatives discussed included maintaining the “status quo,” rebalancing the capital structure of the Company, strategic acquisitions (including transformational acquisitions or tuck-ins), separation of any businesses and a sale of all or a significant portion of the Company and its subsidiaries.

In November 2014, as part of the Company’s initiatives to enhance shareholder value, management of the Company met with management of Iris Data Services, Inc. (“Iris”), a provider of eDiscovery and managed services that the Company had been considering to acquire since May 2011. In connection with and following such meetings, the Company conducted its due diligence for a potential acquisition of Iris.

On December 16, 2014, at a meeting of the strategic alternatives committee attended by representatives of Credit Suisse and Kirkland & Ellis, the strategic alternatives committee, with the assistance of representatives of Credit Suisse, reviewed and discussed potential third party acquisition opportunities, including the potential acquisition of Iris. It was noted that the potential acquisition of Iris, in addition to being consistent with the Company’s longstanding approach of growing through attractive acquisition opportunities, could serve to increase the value of the Company in the strategic review process by adding a product line and expanding customer base. At the same meeting, representatives of Credit Suisse also provided the strategic alternatives committee with a summary of the results of its efforts, which included, at the direction of the strategic alternatives committee, reaching out to 32 potential strategic and private equity parties, including P2 Capital, to participate in one or both of the following alternatives: (i) a potential private investment in the Company; and/or (ii) a going-private transaction. The representatives of Credit Suisse informed the strategic alternatives committee that 28 of such parties, but not P2 Capital, indicated an interest to proceed in one or another of the alternatives and that the Company was in the process of negotiating confidentiality agreements with the interested parties.

Between December 2014 and January 8, 2015, the Company, with the assistance of Kirkland & Ellis and Credit Suisse representatives, entered into 23 confidentiality agreements with interested parties including with three private equity firms (“Participant A,” “Participant B” and “Participant C,” respectively). The confidentiality agreements had customary standstill provisions, which did not prohibit any confidential proposals from being made to the Board at any time.

On January 9, 2015, at a meeting of the Board, management updated the Board regarding certain potential available acquisitions to the Company, including the potential acquisition of Iris. At the meeting, it was noted that the Company had set a deadline of January 14, 2015 for initial bids for all parties involved. It was further noted that the Company, with the assistance of its advisors, was negotiating the terms of a short-form confidentiality agreement with OMERS and DTI (for purposes of this section, together, “OMERS/DTI”), as a potential strategic partner.

On the same day, OPE DTI Holdings Inc., DTI’s holding company (“OPE DTI”), entered into the short-form confidentiality agreement. The agreement was a short-form agreement because DTI competes in the same area as certain business units of the Company, and therefore, the Company sought to restrict access to certain of the Company’s information only to DTI’s senior management. However, the Company was willing to enter into a short-form agreement, in order to draw a strong potential bidder into the process while also minimizing risks from sharing certain sensitive information.

On or before January 16, 2015, the Company received ten non-binding bids, nine of which expressed interest in a merger or other business combination (including OMERS/DTI), and one of which expressed interest only in a private investment transaction. Of the nine parties that expressed an interest in a merger or other business combination, five indicated they were also generally willing to consider a private investment transaction. These initial proposals were all non-binding, subject to due diligence and proposed a merger or other business combination valuing the common stock at a range from $17.25 to $24.00 per share, with a majority around $20.00 per share.

On January 22, 2015, the strategic alternatives committee with the assistance of Credit Suisse, reviewed and discussed the bids that had been received and authorized Credit Suisse to confer with the three lowest bidders, including a certain private equity firm (“Participant “D”), to request that each submit a revised bid to remain competitive in the process. The strategic alternatives committee decided to continue the process with the seven highest bidders, which included six private equity firms and OMERS/DTI.

At a February 12, 2015 board meeting attended by certain members of management, the Board discussed ongoing negotiations to potentially acquire Iris, as well as the status of the Company’s due diligence regarding that potential acquisition. The Board also discussed its plans for holding management meetings with the remaining six private equity firms and with P2 Capital and OMERS/DTI, as well as its efforts to facilitate on-going due diligence.

On February 17, 2015, each of the six private equity firms was granted access to an online data room containing confidential information regarding the Company and its subsidiaries and began reviewing documents.

On February 24, 2015, Mr. Olofson and Mr. Scott (on behalf of the Company) participated in a meeting with P2 Capital. P2 Capital was not provided material, non-public information regarding the Company because it had not signed a confidentiality agreement even though the Company had offered P2 Capital that opportunity several months before the initiation of the strategic review process. At the meeting, P2 Capital stated that it was interested in participating in the strategic review process but, due to financing concerns and capability, would need to co-invest with a current interested party to effectuate a private investment transaction or a going-private transaction with the Company.

On February 25, 2015, the strategic alternatives committee again unanimously recommended that the Company meet with OMERS/DTI after receiving an update regarding OMERS/DTI’s interest. Meanwhile, the Company’s efforts to enhance its business through the potential acquisition of Iris proceeded.

At a meeting on February 26, 2015, the Board approved a proposal to enter into a stock purchase agreement and related ancillary documents for the Company’s acquisition of Iris. The Board based this decision on the potential for the acquisition to increase the Company’s attractiveness to potential acquisition partners and benefit the Company’s shareholders.

Over the ensuing weeks, after meetings and calls with management, accessing the data room and reviewing the available material, each of the six private equity firms (other than OMERS/DTI) that had remained in the process after the first round of bids dropped out of the process. The private equity firms expressed, among others, concerns about industry trends and the desire to monitor the Company’s financial performance during 2015 to assess the impact of the Company’s on-going initiatives to improve efficiencies and performance.

On March 11, 2015, as the Company continued to lay the groundwork for its acquisition of Iris, Mr. Olofson and Mr. Scott (on behalf of the Company) participated in a meeting with OMERS/DTI at which the parties discussed OMERS/DTI’s initial views regarding a potential combination and preliminary potential organizational and financial considerations from such combination.

On April 2, 2015, the Company entered into a long-form confidentiality agreement with OPE DTI, which contained a standard standstill provision.

On April 7, 2015, the Company entered into a stock purchase agreement for the acquisition of Iris.

On April 23, 2015, at a meeting of the strategic alternatives committee, the strategic alternatives committee was informed that Participant C expressed a continued interest in participating in the process. Following the meeting, in April 2015, the Company and Participant C began conducting due diligence. However, at the end of April 2015, Participant C abandoned the process without providing a proposal.

Later at a meeting on April 23, 2015, the members of the strategic alternatives committee reiterated for the Board that the feedback from interested parties continued to center on the desire of the interested parties to monitor the Company’s financial performance during 2015 to assess the impact of the Company’s on-going initiatives to improve efficiencies and performance and recommended, and the Board agreed, to continue discussions with the remaining interested parties to solicit feedback and further analyze strategic options available to the Company. The Board then discussed whether the annual meeting of shareholders for 2015 should be delayed beyond the originally planned date in order to preserve the Company’s ability to review, consider and pursue a full range of strategic alternatives. In part, the Board considered that delaying the annual shareholder meeting would provide OMERS/DTI with more time to meaningfully engage in the process. By delaying the meeting, the Company was also looking to preserve its bargaining power and flexibility to deal with potential third-party acquirers and, in the event of a takeover effort directed at the Company and its shareholders, to encourage third parties interested in acquiring the Company to negotiate with the Board. The Board approved delaying the meeting to July 8, 2015. For the same reasons, the Board also approved an amendment to the Rights Agreement to extend the term of the Rights to July 7, 2015.

On April 30, 2015, the Company closed the acquisition of Iris for an aggregate consideration of approximately $134 million.

The process with OMERS/DTI, however, did not develop rapidly in the ensuing weeks, and early in the summer of 2015, OMERS/DTI indicated that its management had decided to focus on integrating another recent acquisition and therefore was unable to engage in intensive due diligence review or to negotiate a transaction. Nonetheless, OMERS/DTI expressed potential interest in a transaction and expressed interest in following up in September 2015. The Company continued to actively pursue other interested parties and, as a result of its efforts, on July 4, 2015, P2 Capital entered into a confidentiality agreement with the Company containing a standard standstill provision, for the purpose of participating in the strategic review process as an interested party.

On a July 6, 2015, the Board reviewed and discussed the feedback received from the private equity firms involved in the process, which continued to be a desire to monitor the Company’s financial performance during 2015. It was noted that an additional private equity firm which had previously signed a confidentiality agreement recently expressed a renewed interest in a potential transaction with the Company that would also involve P2 Capital. Management noted that executive management would meet with representatives of P2 Capital and the private equity firm to provide a management presentation.

On July 8, 2015, the Company held its annual meeting of shareholders at which directors were re-elected and proposals were approved.

On July 29, 2015, executive management, with the assistance of a representative of Credit Suisse, provided an investor presentation to P2 Capital and the private equity firm that was interested in partnering with P2 Capital.

On July 30, 2015, the Company received a letter from Villere purporting to terminate the Director Appointment Agreement.

At the Company’s August 6, 2015 board meeting, attended by certain management and a representative of Kirkland & Ellis, management advised the Board that P2 Capital’s proposed partner private equity firm had withdrawn from the process, but that OMERS/DTI was still expected to re-engage in September. The Board and the other meeting attendees then discussed the Company’s current stock price and viable options for a going-private transaction and a share repurchase program, and that the Company would continue to focus on its 2015 annual results and analyze all the meaningful options relative to the strategic review. The Board also unanimously resolved to include a designee of Villere on the Company’s slate of nominees for the 2016 annual meeting pursuant to the Director Appointment Agreement. On the same date, the Company notified Villere of this decision. After receiving the Company’s letter, on August 6, 2015, Villere filed an amendment to its Schedule 13D with the SEC disclosing the delivery of its July 30, 2015 letter and receipt of the Company’s August 6, 2015 letter.

In late August 2015, after being contacted by the Company’s management and, at the request of the Company, representatives of Credit Suisse, a representative of a strategic party (“Participant E”) contacted the Company to discuss a potential transaction. Similarly, in September 2015, after being contacted by the Company’s management and, at the request of the Company, representatives of Credit Suisse, OMERS/DTI reengaged in the process after having completed the acquisition and integration of its recently acquired business.

At the September 8, 2015 meeting of the strategic alternatives committee attended by certain members of management, management provided an update on contacts with OMERS/DTI and Participant E. The strategic alternatives committee directed that management and Credit Suisse continue to reach out to potential parties to solicit their interest in a potential private investment in the Company or a going-private transaction with the Company.

Subsequently, the Company and Participant E entered into a confidentiality agreement dated October 2, 2015, and Participant E was then provided with a management presentation and access to the online data room.

On October 22, 2015, Mr. Olofson and Mr. Scott (on behalf of the Company) met with certain principals of OMERS/DTI and the parties agreed to a follow-up discussion on or about November 11, 2015.

On November 4, 2015, at a meeting of the strategic alternatives committee, the chairman of the committee noted that OMERS/DTI was continuing to explore a potential going-private transaction with the Company and that OMERS/DTI and Participant E were continuing to request and review diligence regarding the Company. In addition, a touch point call had been made to Participant D to gauge its further interest in the strategic review process in an effort to continue the development of the strategic review process and increase the number of viable opportunities for a transaction.

On November 10, 2015, the Company and OPE DTI entered into an amended and restated confidentiality agreement to extend the term of the agreement to April 2017.

On November 11, 2015, Mr. Olofson and Mr. Scott, on behalf of the Company, met with certain principals of OMERS/DTI to continue to encourage OMERS/DTI’s interest in a possible acquisition of the Company.

On November 17, 2015, representatives of Participant E met with members of the Company’s management to conduct extensive in-person diligence on the Company and the principal of Participant E also met with Mr. Olofson and Mr. Scott, on behalf of the Company, to discuss a potential transaction.

On December 4, 2015, Villere and George Young delivered a notice to the Company nominating six directors to the Board. On December 7, 2015, the Company delivered a letter to Villere rejecting its nominations. In response, on December 11, 2015, Villere filed a petition, which it later amended, in the Circuit Court of Jackson

County, Missouri, against the Company and the Board (excluding Mr. Kevin L. Robert) for declaratory and injunctive relief. The Company filed counterclaims for declaratory and injunctive relief and damages. Villere’s amended petition sought to have the Director Appointment Agreement declared terminated and its purported nominations be effective so that Villere could then submit such nominations for a vote at the annual meeting of shareholders in 2016.

On December 8, 2015, at a meeting of the Board attended by certain members of management, it was noted to the Board that OMERS/DTI and Participant E were continuing to actively request and review diligence regarding the Company and discussing diligence matters with certain senior management of the Company (excluding certain sensitive client and other information). The Board was further informed that Participant A and Harvest Partners were potentially interested in engaging in a potential transaction with OMERS/DTI involving the Company.

Throughout December 2015, OMERS/DTI and Participant E continued to participate in due diligence regarding the Company. During due diligence, certain participants, including Participant E, expressed concern about the Villere litigation and its possible impact on the strategic review process.

On January 13, 2016, DTI, with the support of OMERS, Harvest Partners (collectively with DTI, the “Buyer Group”) and Participant A, delivered a letter containing a non-binding preliminary bid for $15.00 per share.

On January 18, 2016, Messrs. Olofson and Scott (on behalf of the Company) participated in a telephone call with the principal of Participant E, who stated that he would be meeting with several members of the board of directors of Participant E to further review due diligence and discuss a potential valuation and the submission of a potential expression of interest by Participant E to the Company.

On January 27, 2016, at a meeting of the strategic alternatives committee attended by certain members of management and a representative of Credit Suisse, Credit Suisse informed the strategic alternatives committee that, after being contacted by the Company management and, at the request of the Company, Credit Suisse, Participant B had expressed interest in a potential transaction with the Company. Executive management discussed the recent bid from OMERS/DTI, noting the terms and conditions of the proposal including the premium offered relative to the trading price of the common stock, the macroeconomic conditions affecting the stock market in the prior few months, including the tightening of the eDiscovery market, the Company’s 2016 and long-term forecast and its prior indication of interest. Based on such discussion, the strategic alternatives committee unanimously agreed that the proposal undervalued the Company, and declined the proposal from OMERS/DTI.

On February 9, 2016, at a meeting of the Board attended by certain members of management, the Board was informed that Participant E was continuing to conduct due diligence and considering the submission of a non-binding acquisition proposal regarding the Company and that a representative of Participant E informed Credit Suisse that Participant E would need at least another week or more to review and consider its valuation of the Company after which Participant E would revert with a timeline within which it would finalize its valuation. The Board was also informed that discussions were continuing with OMERS/DTI with a view to obtaining an improved non-binding expression of interest in the Company.

On February 15, 2016, at a meeting of the strategic alternatives committee attended by certain members of management, management advised that Participant B had expressed a high degree of interest in a potential transaction and was extensively conducting due diligence regarding the Company and working on valuation. Management further informed the strategic alternatives committee that Participant E was continuing to conduct due diligence and that the Buyer Group (through DTI) was considering resubmitting another non-binding expression of interest. The strategic alternatives committee advised that it would continue to analyze all meaningful options with respect to the strategic review.

On February 22, 2016, Participant E delivered a letter to the Company, which included a non-binding indication of interest to acquire the Company for $13.00 per share.

On February 25, 2016, at a meeting of the strategic alternatives committee attended by certain members of management, the committee was informed that Participant E was continuing to conduct due diligence and could submit an increased offer. The Company’s financial advisors, the strategic alternatives committee and executive management agreed that the initial proposal from Participant E did not reflect the Company’s long-term value and was inadequate from a financial point of view. Consequently, at the meeting, the strategic alternatives committee voted to decline the proposal from Participant E.

On March 8, 2016, the Buyer Group together with Participant A (through DTI) sent a letter to the Company to increase its non-binding indication of interest to acquire the Company to $16.50 per share.

Also on March 8, 2016, Participant E contacted the Company to increase its non-binding indication of interest to acquire the Company to $14.00 per share and later expressed that it would not be able to offer an increase beyond that price.

On March 15, 2016, Participant B sent a letter to the Company, which included a non-binding indication of interest to acquire the Company for $15.00 per share and expressed that it would not be able to offer an increase beyond that price.

On April 1, 2016, at a meeting of the Board attended by certain members of management, it was noted to the Board that discussions were continuing with the Buyer Group together with Participant A as they were considering resubmitting the non-binding expression of interest in the Company. It was also noted that discussions continued with Participant B.

In the Villere litigation, after a hearing on April 4, 2016, the Circuit Court of Jackson County, Missouri issued a judgment finding that the Director Appointment Agreement had been terminated by Villere and that Villere could nominate its slate of directors to the company’s Board at the annual meeting of shareholders in 2016. Both the plaintiffs and the Company appealed the judgment.

On April 8, 2016, the Buyer Group together with Participant A contacted the Company telephonically and revised its bid to $17.00 per share and on April 14, 2016, the Buyer Group together with Participant A (through DTI) sent the revised non-binding indication of interest reflecting the increased proposal in writing.

On April 18, 2016, at a meeting of the Board attended by certain members of management and representatives of Credit Suisse and Kirkland & Ellis, the Board discussed certain changes to the proposal by the Buyer Group together with Participant A that executive management of the Company had prepared, in consultation with the Company’s legal and financial advisors, for consideration of the Board. The Board, with the assistance of the other meeting attendees, reviewed, discussed and considered the fact that the Buyer Group together with Participant A presented the highest and best proposal received by the Company in the strategic review process, the broad and fulsome nature of the strategic review process and the expense reimbursement provision in the proposal from the Buyer Group and Participant A. The Board, following the recommendation of the strategic alternatives committee approved the negotiation and documentation of a letter of intent with the Buyer Group together with Participant A and decided to decline the proposal from Participant B.

On April 22, 2016, the Company and DTI, with the support of OMERS, Harvest Partners and Participant A, entered into a non-binding letter of intent providing for exclusivity until May 29, 2016.

On April 25, 2016, Kirkland & Ellis sent a bid draft agreement and plan of merger to Weil Gotshal & Manges LLP, counsel for OMERS/DTI (“Weil”). The bid draft agreement and plan of merger contemplated, among other things, no financing contingency or reverse termination fee and limited conditionality.

On April 28, 2016, Participant A abandoned its potential interest to join the Buyer Group in a potential transaction.

On April 29, 2016, the Company and OPE DTI entered into a clean team agreement that allowed the Company to provide additional confidential information, and on the same date, the Company, OPE DTI and Harvest entered into a consent letter allowing Harvest Partners to receive confidential information with respect to the Company.

On May 5, 2016, the Company conducted an all-hands management presentation with representatives of the Buyer Group, including Wells Fargo Securities, LLC, as financial advisor to DTI and KPMG LLP, as the accounting firm advising the Buyer Group.

From May 9, 2016 to May 12, 2016, the Company conducted detailed due diligence review sessions in person and telephonically in various work streams.

On May 13, 2016, Weil sent a markup of the merger agreement to Kirkland & Ellis, on May 18, 2016, Kirkland & Ellis sent a revised draft of the merger agreement to Weil and on May 27, 2016, Weil sent a new markup of the merger agreement to Kirkland & Ellis. Through the course of these negotiations, OMERS/DTI negotiated to include terms such as limited specific performance and a reverse termination fee so that the Company could only seek specific performance if the debt financing was available and additional conditions, including a maximum indebtedness condition. OMERS/DTI proposed changes to the Company’s ability to terminate the deal and take an alternative transaction.

After consulting with the Board, on May 28, 2016, the Company and DTI, with the support of OMERS and Harvest Partners, agreed to extend the exclusivity period to June 9, 2016.

Following negotiations during the first week of June 2016, to ensure that the result of the strategic review process yielded a beneficial result for shareholders and with the purpose of avoiding disruptions in the ongoing negotiations with the Buyer Group, on June 6, 2016, the Company entered into a Director Nomination Agreement (the “Director Nomination Agreement”) with Villere and certain principals of Villere, including George Young, and with Jeffrey R. Galgano, Barry D. LeBlanc and Gregory M. Share (together, the “Villere designees”). Pursuant to the Director Nomination Agreement, the Villere designees were to be nominated to the Board and included in the proxy statement for the annual meetings of shareholders in 2016 and 2017. In addition, pursuant to the Director Nomination Agreement, Villere agreed to vote any shares of common stock beneficially owned by it for any proposal presented to the shareholders for a vote on or before December 31, 2016 to approve a merger, stock purchase or other acquisition of the Company, such as Proposal 1 hereof. Pursuant to the Director Nomination Agreement, Villere irrevocably withdrew the notice of nomination delivered on December 4, 2015. See “Director Nomination Agreement.”

Concurrently with the execution of the Director Nomination Agreement, the Board amended the amended and restated bylaws of the Company solely to (i) remove the requirement that a nominating shareholder must have owned at least five percent (5%) of the Company’s outstanding common stock for at least 24 months prior to nominating persons for election to the Board, (ii) remove in its entirety the section related to exclusive forum and (iii) amend the timing of the annual meeting of shareholders in 2016.

On June 7, 2016, pursuant to the Director Nomination Agreement, the Company and Villere dismissed with prejudice all claims and counterclaims asserted in, and appeals of, the pending litigation between the Company and Villere and entered into a release agreement. On June 9, 2016, Villere filed a Schedule 13D with the SEC to report the nomination of the Villere designees and the entry into the Director Nomination Agreement.

On June 9, 2016, Kirkland & Ellis and Weil discussed various provisions of the merger agreement and Kirkland & Ellis sent a revised draft of the merger agreement to Weil. The exclusivity period with DTI expired on June 9, 2016, without an extension.

Following a meeting of the strategic alternatives committee, on June 14, 2016, the Board held a special telephonic meeting attended by certain members of management and representatives of Credit Suisse and Kirkland & Ellis. At the meeting, representatives of management updated the Board on the termination of the litigation with Villere and presented revised Company forecasts. Original forecasts prepared by the Company were revised to reflect recent developments relating to the repricing of certain of the Company’s contracts. Subsequently, representatives of Kirkland & Ellis discussed with the Board the current terms of the merger agreement and open points. Credit Suisse then reviewed and discussed its preliminary financial analyses with respect to the Company and the proposed merger with the Board.

On June 15, 2016, the Buyer Group submitted a revised written proposal to reduce the purchase price from $17.00 to $16.00 per share. The June 15, 2016 revised proposal reflected the Buyer Group’s determinations that, among other things, the Company’s free cash flow was less than expected. Negotiations and continuing discussions then ensued between the Company and the Buyer Group with the assistance of their respective advisors, including regarding the Company’s monthly financial results and projections. The Buyer Group then tentatively increased its proposal to $16.50 per share.

Kirkland & Ellis and Weil continued negotiating and revising the merger agreement and on June 16, 2016, Kirkland & Ellis distributed a revised draft of the merger agreement.

On June 16, 2016, the Buyer Group provided copies of the debt financing commitment letter issued to an affiliate of Parent.

On June 23, 2016, the Company filed its proxy statement for the 2016 annual meeting of shareholders and included the Villere designees as nominees to the Board in such proxy statement.

On June 27, 2016, given that the exclusivity period with the Buyer Group had ended on June 9, 2016, the Company contacted Participant E once more to assess whether it would be interested in reengaging in the process and revise their most recent non-binding indication of interest. Participant E did not reengage in the process.

During discussions between the Company and the Buyer Group, and considering that the Company was expected to have its June 2016 results by mid-July, the Buyer Group requested, and the Company agreed, that the Company provide the Buyer Group with its June results before the parties would finalize negotiations regarding the merger agreement.

On June 27, 2016, the Buyer Group (through DTI) delivered a revised written bid letter proposing a purchase price of $16.50 per share and informing the Company, among other things, that prior to the entry into the merger agreement, the Buyer Group wanted to receive and review the Company’s results for the month of June. The revised written bid letter included requirements regarding the Company’s financial results for the month of June.

After having provided results for the month of June, which met the requirements set forth in the June 27, 2016 bid letter, on July 20 and 21, 2016, the Company participated in continued discussions and negotiations with the Buyer Group to determine whether to proceed with the merger. During these discussions, certain representatives of the Buyer Group reviewed with representatives of the Company the financial results for the month of June and the annual forecast for 2016. On July 21, 2016, the Company and the Buyer Group agreed to proceed with the merger and finalize the merger agreement and related transaction documents.

On July 19, 2016, Weil sent an updated draft of the merger agreement to Kirkland & Ellis and on July 22, 2016, Kirkland & Ellis distributed an updated draft of the merger agreement to Weil. On July 26, 2016, the final form of the merger agreement was agreed upon among Kirkland & Ellis, Weil, the Company and the Buyer Group.

On July 26, 2016, the Buyer Group provided copies of the equity commitment letters issued to Parent by OMERS and Harvest Partners. On the same day, the Company and the Company’s executive officers and one other officer entered into amendments to their employment agreements to clarify and quantify certain separation payments and benefits, previously set forth in employment agreements, due upon termination of employment following a change in control. No amendment to any such employment agreement increased the monetary amount such executive would have otherwise been entitled to receive upon termination following a change in control. The Company delivered copies of these amendments to the Buyer Group.

In the late afternoon of July 26, 2016, the Board held a special telephonic meeting to discuss the merger and the merger agreement. The meeting was attended by all Board members. Certain members of management and representatives of Credit Suisse and Kirkland & Ellis also attended the meeting. At the meeting, the representatives of Kirkland & Ellis described for the Board the negotiations that had transpired with the Buyer Group since the June 14, 2016 meeting of the Board and the final terms and provisions of the merger agreement. A detailed presentation and discussion of the merger agreement then ensued. The discussion included: (i) the form and amount of consideration to be paid per share, (ii) the one-step structure of the transaction, (iii) the taxable nature of the transactions, (iv) the representations, warranties and covenants contained in the merger agreement, (v) the closing conditions, (vi) the absence of a financing condition, (vii) termination provisions, (viii) circumstances under which the Company and Parent would be obligated to pay termination fees to each other, (ix) the limitation of monetary damages contemplated under the merger agreement, (x) the specific performance provisions, (xi) treatment of options, restricted stock and contingent equity awards, (xii) the limited regulatory risk involved in the transaction, and (xiii) the expectation that support agreements by certain directors and officers, Villere and P2 Capital would be executed concurrently with the entry into the merger agreement. Credit Suisse then reviewed and discussed its financial analyses with respect to the Company and the proposed merger with the Board. Thereafter, at the request of the Board, Credit Suisse rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion to the Board dated the same date) as to, as of July 26, 2016, the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. The strategic alternatives committee then delivered to the Board its recommendation in favor of the merger agreement. The Board then discussed a variety of factors in connection with whether to approve the merger agreement and recommend the merger. After discussion of various matters the Board unanimously approved the merger and the merger agreement, in substantially the form presented to the Board, and resolved to recommend that the shareholders of the Company adopt the merger agreement. The Board authorized the members of management to execute definitive transaction agreements on substantially the same terms as described to the Board.

Following the meeting of the Board, in the evening of July 26, 2016, Parent, Merger Sub and the Company executed the merger agreement and other related transaction documents. Concurrently with the entry into the merger agreement, Villere, P2 Capital, the Company’s directors who own common stock and certain of the Company’s officers, including the executive officers, entered into the support agreements with Parent. See “The Merger (Proposal 1)—Support Agreements.”

In the morning of July 27, 2016, prior to the opening of the financial markets, the Buyer Group and the Company announced the entry into the merger agreement.

As of the date of this proxy statement, all but three of the standstill provisions within the confidentiality agreements entered into between the Company and parties who participated in the strategic review had expired. Consequently, the Board, under certain circumstances, may receive bids that offer a greater return than that accepted from the Buyer Group in order to maximize shareholder return.

Reasons for the Merger

Strategic Alternatives Committee

The strategic alternatives committee of the Board evaluated, with the assistance of its legal and financial advisors, the merger agreement and the merger. The strategic alternatives committee determined that the proposed merger was advisable to, and in the best interest of, the Company and its shareholders, that it was advisable to, and in the best interest of, the Company and its shareholders to enter into the merger agreement and to consummate the transactions contemplated thereby and recommended to the Board that it approve and declare advisable such transactions and agreements and that it recommend to our shareholders the approval of the merger agreement.

Board of Directors

The Board established the strategic alternatives committee and empowered it to review, evaluate, negotiate and, if appropriate, make recommendations to the Board with respect to the strategic review process, including proposals for a going-private transaction. The Board, acting upon the recommendation of the strategic alternatives committee, unanimously determined that the merger agreement and the transactions contemplated thereby are advisable to and in the best interest of the Company and its shareholders, approved the merger agreement and the transactions contemplated thereby and is recommending that the Company’s shareholders vote for the approval of the merger agreement.

In connection with its determination, whether to approve the merger agreement and recommend the merger the Board considered a variety of factors, including without limitation, the following:

•	The current and historical market prices of the common stock, including the market performance of the common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $16.50 per share represented a 15% premium over the closing price of the common stock of $14.38 on July 25, 2016, a 42% premium over the unaffected closing price of $11.63 as of February 19, 2016, the last trading date before a media report speculating about potential offerings for the Company, a 17% premium over the six-month average price of $14.10 and a 13% premium over the 90-day average price of $14.62.

•	That the merger consideration of $16.50 per share was more favorable to the Company’s shareholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, a merger with a different buyer, leveraged recapitalization or other extraordinary transaction involving the Company, acquisitions, dividends, stock repurchases and the continued operation of the Company on a stand-alone basis in light of a number of factors, including the risks and uncertainty associated with those alternatives.

•	That the merger consideration of $16.50 per share was the highest price per share for the common stock that Parent was willing to pay at the time of those negotiations, and that the combination of Parent’s agreement to pay that price and the ability of the Company to engage in negotiations and discussions with respect to unsolicited proposals that are reasonably likely to lead to superior proposals described below and under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation” would result in a sale of the Company at the highest price per share for the common stock that was reasonably attainable.

•	Through the process directed by the strategic alternatives committee, there were extensive arm’s-length negotiations with Parent, which, among other things, resulted in an increase in the offered merger consideration from $15.00 per share to $16.50 per share.

•	That the Company had conducted a lengthy, robust and thorough process starting at the end of 2014, during which 35 potential bidders that were private equity firms (including P2 Capital) and three potential bidders that were strategic parties were contacted, none of which produced a higher definitive offer than the offer made by Parent after continuous and significant efforts from the Company.

•	The timing of the merger and the risk that if we did not accept Parent’s offer at the time it was made, we might not have had another opportunity to do so, particularly if the markets for private and public debt and private equity fluctuated in a manner that made it more difficult to finance the acquisition.

•	The Board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which the Company competes.

•	That the proposed merger consideration is all cash, so that the transaction provides shareholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

•	that the Company’s business plan is based, in part, on projections for a number of variables, including economic growth, the Company’s ability to attract new customers and retain existing customers at a reasonable cost and overall business performance that are difficult to project and are subject to a high level of uncertainty and volatility;

•	fluctuations of the price of our common stock that undermine investor confidence and impact the Company’s ability to execute long-term strategic plans; and

•	general economic conditions and the cyclical nature of certain markets the Company serves.

•	The fact that Parent did not require management participation in the transaction.

•	The financial analyses reviewed and discussed with the Board by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Board on July 26, 2016 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion to the Board dated the same date) as to, as of July 26, 2016, the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

•	The terms and conditions of the merger agreement and related transaction documents, including:

•	the Company’s right, subject to certain conditions, to, after the entry into the merger agreement and prior to the time the Company’s shareholders approve the proposal to approve the merger agreement, participate in discussions or negotiations with, or furnish information to, any person that delivers an unsolicited takeover proposal that in the good faith judgment of the Board (after consultation with outside legal counsel and financial advisors) is a superior proposal, or could reasonably be expected to lead to a superior proposal;

•	the provision of the merger agreement allowing the Board to terminate the merger agreement, in specified circumstances relating to a superior proposal, subject to payment of a termination fee of $15 million and any costs of collection, which amount the members of the Board believed was reasonable in light of, among other matters, the benefits of the merger to the Company’s shareholders, the typical size of such termination fee in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative takeover proposals, as more fully described under “The Merger Agreement—Termination Fees”;

•	the provision of the merger agreement allowing the Board to withdraw or modify its recommendation of the merger if the Board determines in good faith after consultation with its legal counsel that a takeover proposal constitutes a superior proposal and that the failure to withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and if the Company enters into a definitive written agreement providing for such superior proposal concurrently and as a condition to such withdrawal or modification and certain procedural requirements relating to the right of Parent to match a superior proposal;

•	the absence of a financing condition in the merger agreement;

•	the fact that Parent and Merger Sub have already obtained committed debt and equity financing for the transaction and the limited number and nature of the conditions to the debt and equity financing;

•	the Company’s ability, under circumstances specified in the merger agreement, including all conditions to the consummation of the merger by Parent having been satisfied, the Company being ready, willing and able to close and Parent’s debt financing being available to be funded but not yet having been funded, to seek specific performance of Parent’s obligation to cause, and pursuant to the equity commitment letters, under certain circumstances to seek specific performance to directly cause, the equity financing sources to fund their equity commitments as contemplated by the merger agreement and the equity commitment letters;

•	the right of the Company in the event of a failure of the merger to be consummated under specified circumstances, including the marketing period having concluded and all conditions to the consummation of the merger by Parent having been satisfied, the Company being ready, willing and able to close, to require that Parent pay the Company a termination fee of $30 million and any costs of collection, as more fully described under “The Merger Agreement—Termination Fees;”

•	the obligation of the Company to pay Parent Expenses, up to a cap of $5.5 million, incurred in connection with pursuing the transactions contemplated by the merger agreement in the event Parent terminates the merger agreement as a result of a breach by the Company or either of the Company or Parent terminates the merger agreement as a result of a failure to obtain the necessary shareholder approval;

•	the limitation on the monetary damages for which Parent would be liable in the event of a breach of the merger agreement to $30 million; and

•	the limitation on the monetary damages for which the Company would be liable in the event of the Company’s breach of the merger agreement to $15 million.

•	The support agreements automatically terminate upon any termination of the merger agreement, the date the Company withdraws or modifies its recommendation of the merger as permitted by the merger agreement, or any amendment of the merger agreement to reduce consideration to the applicable shareholders without their consent.

•	The availability of dissenting shareholder appraisal rights and payment of fair value under Missouri law to registered holders of shares of common stock, and beneficial owners of shares of common stock whose nominees follow the required statutory procedures, who timely file a written objection to the merger agreement, do not vote in favor of the proposal to approve the merger agreement and comply with all of the required procedures under Missouri law, which provides those eligible shareholders with an opportunity to have a Missouri court determine the fair value of their shares, which may be more than, less than, or the same as the amount such shareholders would have received under the merger agreement.

•	The likelihood of obtaining required regulatory approvals.

•	The determination and recommendation of the strategic alternatives committee.

After discussing various matters, including those described above, the Board unanimously concluded that (i) the merger agreement and the transactions contemplated thereby are in the best interests of the Company and its shareholders and (ii) the consideration to be paid by Parent as contemplated by the merger agreement is the best value reasonably available to the shareholders.

The foregoing discussion of the information and factors considered by the Board includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its shareholders.

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement.

Opinion of Financial Advisor to the Company

On July 26, 2016, Credit Suisse rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) as to, as of July 26, 2016, the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Board, and only addressed, as of July 26, 2016, the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be or constitutes advice or a recommendation to any holder of common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Credit Suisse:

•	reviewed an execution copy, received by Credit Suisse on July 25, 2016, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain other information relating to the Company, including financial forecasts prepared and provided to Credit Suisse by the management of the Company, and which are summarized under “—Projected Financial Information” (the “Projections”);

•	spoke with the management of the Company regarding the business and prospects of the Company;

•	considered certain financial and stock market data for the Company, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of the Company; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the Projections, management of the Company advised Credit Suisse, and Credit Suisse assumed that, the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company, and Credit Suisse expressed no views or opinions with respect to such forecasts or the assumptions on which they were based. Management of the Company advised Credit Suisse and Credit Suisse assumed, with the Company’s consent, that the Projections were a reasonable basis on which to evaluate the future financial performance of the Company.

Credit Suisse also assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company. With the Company’s consent Credit Suisse also assumed that, except as would not be material to its analyses or opinion, the merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof. In addition, Credit Suisse relied, without independent verification, on the assessments of the management of the Company as to (i) the validity of, and risks associated with, the Company’s intellectual property, technology, products and services and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which the Company was or may have been a party or was or may have been subject, and Credit Suisse’s opinion did not consider the potential effects of any such litigation, actions, claims, other contingent liabilities or settlements. With the Company’s consent Credit Suisse also assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the execution copy reviewed by Credit Suisse in all respects material to its analyses and opinion.

Credit Suisse’s opinion only addressed the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger, the merger agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that required legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that the Company had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to the Company, nor did it address the underlying decision of the Board or the Company to proceed with or effect the merger.

Credit Suisse’s opinion was for the information of the Board in connection with its consideration of the merger and did not constitute a recommendation to the Board with respect to the merger or advice or a recommendation to any holder of common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to the Company or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Board (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the Board in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of the Board with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to the Board on July 26, 2016. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	“Enterprise Value”—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, non-controlling interest and capital lease obligations less the amount of cash).

•	“Adjusted EBITDA”—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted for certain non-recurring items and treating stock-based compensation as a non-cash expense.

•	“Adjusted EPS”—generally the amount of the relevant company’s earnings, calculated on a per share basis, adjusted for certain non-recurring items and treating stock-based compensation as a non-cash expense.

Selected Companies Analyses

Credit Suisse also considered certain financial data for the Company and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to the Company in one or more respects. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of July 22, 2016. The estimates of the Company’s future financial performance for the calendar years ending December 31, 2016 and 2017 used in the selected companies analysis described below were based on the Projections. Estimates of the future financial performance of the selected companies listed below for the calendar years ending December 31, 2016 and 2017 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ended December 31, 2016 (“CY 2016E Adj. EBITDA”);

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ended December 31, 2017 (“CY 2017E Adj. EBITDA”); and

•	Share price as a multiple of estimated Adjusted EPS for the calendar year ended December 31, 2016, or (“CY 2016E Adj. EPS.”).

The selected companies and corresponding multiples were:

	Enterprise Value /		Price/
	CY 2016E Adj. EBITDA	CY 2017E Adj. EBITDA	CY 2016E Adj. EPS
Computershare Limited	9.7x	9.2x	11.9x
FTI Consulting, Inc.	9.9x	9.6x	17.2x
Navigant Consulting, Inc.	7.4x	7.0x	13.7x
IntraLinks Holdings, Inc.	9.9x	8.4x	*
Crawford & Company	7.7x	6.0x	17.3x
UBIC Inc.	*	*	*

*	Represents EBITDA multiples over 35.0x and price-earnings multiples over 45.0x.

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 7.0x to 9.0x to the Company’s CY 2016E Adjusted EBITDA, 6.5x to 8.5x to the Company’s CY 2017E Adjusted EBITDA and 13.0x to 17.0x to the Company’s CY 2016E Adjusted EPS. The selected companies analysis indicated an implied valuation reference range of $11.04 to $17.84 per share of common stock based on the Company’s CY 2016E Adjusted EBITDA and CY 2017E Adjusted EBITDA and $11.37 to $14.87 based on CY 2016E Adjusted EPS, as compared, in each case, to the proposed merger consideration in the merger pursuant to the merger agreement of $16.50 per share of common stock.

Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of the Company based on the Projections. For purposes of the discounted cash flow analysis, stock-based compensation was treated as a cash expense. Credit Suisse applied a range of terminal value multiples of 6.75x to 7.75x to the Company’s estimated Adjusted EBITDA for the calendar year ending December 31, 2021 and discount rates ranging from 6.75% to 9.50%. The discounted cash flow analysis of the Company indicated an implied valuation reference range of $14.82 to $20.64 per share of common stock, as compared to the proposed merger consideration in the merger pursuant to the merger agreement of $16.50 per share of common stock.

Other Matters

Upon the closing of the merger, Credit Suisse will become entitled to receive a transaction fee currently estimated to be approximately $12.5 million, which amount is based on the implied value of the proposed merger. Credit Suisse became entitled to an opinion fee of $2.5 million upon the rendering of its opinion, which to the extent previously paid, will be creditable against any transaction fee. The $300,000 in fees paid to Credit Suisse for providing certain strategic advisory services to the Company pursuant to a letter agreement, dated September 13, 2014, between Credit Suisse and the Company will be creditable against the fees payable to Credit Suisse pursuant its engagement as financial advisor to the Company in connection with the merger. In addition, the Company agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to Credit Suisse’s engagement.

Credit Suisse and its affiliates may in the future provide financial advice and services to the Company, Parent and their respective affiliates for which Credit Suisse and its affiliates would expect to receive compensation. In addition, Credit Suisse and its affiliates have in the past provided, are currently providing and may in the future provide financial services, including fundraising assistance, to investment funds that have made equity commitments to Parent for which Credit Suisse and its affiliates have received and would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and their respective affiliates as well as certain equity investors in Parent and their affiliates and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Projected Financial Information

The Company’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the then-current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts for the years 2016 through 2021 prepared by management were made available to the Board, Parent and Merger Sub in connection with their respective considerations of the merger and to Credit Suisse who were authorized to use and rely upon such projections. We have included the summary financial projections below to give our shareholders access to certain nonpublic information provided to Parent, Merger Sub and our financial advisors for purposes of considering and evaluating the merger. The inclusion of the Projections should not be regarded as an indication that Parent, Merger Sub or the Board, Credit Suisse or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Company advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and to assist the Board, Parent and Merger Sub in connection with their respective considerations of the merger and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included herein have been prepared by or at the direction of, and are the responsibility of, the Company. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has not examined or compiled any of the Projections, and accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report included in the Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference in this proxy statement, relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” which factors may cause the Projections or the underlying assumptions to be inaccurate. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Summary of Projections

(dollars in millions)

	Year Ending December 31
	2016E	2017E	2018E	2019E	2020E	2021E
Operating revenue	$531.0	$596.3	$634.3	$665.9	$697.1	$728.1
Operating income	$74.2	$87.6	$101.8	$113.7	$123.2	$131.1
Adjusted EBITDA(1)	$115.4	$126.5	$141.4	$153.6	$162.9	$171.6

(1)	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA excludes expenses related to depreciation and amortization, share-based compensation, contingent equity award expense, acquisition and related expense, financing expense, litigation expense or recovery, timing of recognition of expense, gain or loss on disposition of assets, strategic and financial review expense, and income tax expense or benefit.

Financing

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.1 billion. Parent expects this amount to be funded through a combination of the following:

•	a portion of Parent’s debt financing in an aggregate principal amount of up to approximately $1.3 billion (the remainder of which will be used to refinance Parent’s existing indebtedness). See “—Debt Financing”; and

•	cash equity investments by the Equity Investors directly or indirectly in Parent in an aggregate amount up to $490 million. See “—Equity Financing.”

Debt Financing

In connection with the merger agreement, on June 15, 2016, an affiliate of Parent and Merger Sub entered into the debt commitment letter, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Antares Capital LP, Antares Holdings LP, Ares Capital Management LLC and Golub Capital LLC (collectively, the “lenders”) for a commitment with respect to financing for the acquisition of the Company. The funds being raised in this debt financing will be also used to refinance certain existing indebtedness of Parent.

The debt commitment letter provides for the lenders to provide debt financing with an aggregate principal amount of up to $1.295 billion, consisting of a $1.195 billion term loan facility and a $100 million revolving credit facility.

The lenders’ obligation to provide the debt financing under the debt commitment letter is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the debt commitment letter):

•	the execution and delivery by the Company and its appropriate affiliates of the credit documentation to which it is a party and customary closing certificates (including a certification as to the Company’s solvency after giving effect to the acquisition, the financing and related transactions), borrowing notices, legal opinions, charter documents and resolutions/evidence of authority;

•	the truth and correctness in all material respects of certain specified representations and warranties in the merger agreement;

•	the substantially concurrent funding of the equity financing;

•	the substantially concurrent consummation of the merger agreement in accordance with its terms, which are reasonably satisfactory to certain of the lenders;

•	the substantially concurrent refinancing of the Company’s existing indebtedness;

•	the absence of a Company material adverse effect (as defined in the merger agreement and subject to certain exceptions) on the Company since December 31, 2015;

•	the delivery by the Company of documentation, financial statements and other information reasonably requested by the lenders;

•	the establishment of a perfected first-priority security interest in the collateral granted by the Company; and

•	the payment of the fees required pursuant to the fee letter delivered in connection with the debt commitment letter.

The commitment of the lenders under the debt commitment letter expires upon the earliest to occur of (i) November 29, 2016, if the merger has not yet been consummated, (ii) the date of the termination of the merger agreement by the Company or with the Company’s consent or otherwise in accordance with its terms, if the merger has not yet been consummated and (iii) the date of the closing of the merger without the use of the debt financing.

Equity Financing

On July 26, 2016, each of the Equity Investors entered into an equity commitment letter (collectively, the “equity commitment letters” and, together with the debt commitment letter described below, the “commitment letters”) with Parent pursuant to which the Equity Investors committed to contribute (or cause to be contributed) directly or indirectly to Parent up to $490 million in cash in the aggregate. The equity commitment of the Equity Investors is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger;

•	the debt financing having been funded or being funded at the closing of the merger in accordance with the terms thereof if the equity financing is funded or will be funded at the closing of the merger;

•	the substantially concurrent funding by each Equity Investor of its commitment under the equity commitment letters; and

•	the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement.

The obligation of each Equity Investor to fund the equity commitment will automatically terminate upon the earliest to occur of (subject to specified exceptions and qualifications): (a) the consummation of the closing of the merger including the funding of the aggregate merger consideration, at which time the Equity Investors’ obligations will be discharged, (b) the termination of the merger agreement in accordance with its terms and (c) the commencement by the Company or any of its affiliates of a lawsuit or other legal proceeding asserting any claim under, or in respect of, the merger agreement, the equity commitment letters or the transactions contemplated thereby against the Equity Investors or their related parties.

The Company is a third-party beneficiary to each equity commitment letter and has the right to directly or indirectly enforce the commitment therein as long as the Company has the right to seek specific performance pursuant to the merger agreement.

Support Agreements

On July 26, 2016, Villere and P2 Capital entered into support agreements with Parent pursuant to which they agreed, among other things and subject to certain conditions, to vote their shares of common stock, which represented approximately 13.3% and 16.1% of the total issued and outstanding common stock of the Company as of July 26, 2016, respectively, to approve and adopt the merger agreement and the merger at the special meeting and at any adjournment or postponement thereof. Pursuant to these support agreements, Villere and P2 Capital further agreed that they will not vote any of their shares of common stock in favor of, and will vote against, the approval of any other takeover proposal.

On July 26, 2016, the Company’s directors who own shares of the Company’s common stock and certain of the Company’s officers entered into support agreements with Parent. Under these support agreements, the directors and officers agreed to vote their shares of common stock, which totaled approximately 8.6% in the aggregate of the total issued and outstanding common stock of the Company as of July 26, 2016, (i) to approve and adopt the merger agreement and the merger at the special meeting and at any adjournment thereof, (ii) against any other action, agreement or transaction that is intended to materially interfere with or adversely affect the merger and any related transactions, and (iii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of the directors or the officers party thereto, as applicable, contained in these support agreements. Pursuant to these support agreements, the directors and officers party thereto further agreed that they will not vote any of their shares of common stock in favor of, and will vote against, the approval of any takeover proposal.

The support agreements will terminate upon the earliest of (a) the termination of the merger agreement in accordance with its terms, (b) the date the Board withdraws its recommendation to approve the merger agreement and the merger under the conditions stated in the merger agreement, (c) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the merger agreement that reduces or changes the form of consideration payable pursuant to the merger agreement, and in the case of the Villere support agreement, that otherwise adversely affects the shareholders in any material respect, in each case, without the prior written consent of the shareholder, and (d) in the case of the Villere support agreement, the end date.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve the merger agreement, you should be aware that aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders of the Company that the merger agreement be approved. See the section entitled “The Merger (Proposal 1) Background of the Merger” and the section entitled “The Merger (Proposal 1) Reasons for the Merger.” The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

The Company’s executive officers are as follows:

Name	Position
Tom W. Olofson	Chairman of the Board and Chief Executive Officer
Brad D. Scott	President and Chief Operating Officer
Karin-Joyce Tjon	Executive Vice President and Chief Financial Officer
Jayne L. Rothman	Senior Vice President, General Counsel and Secretary

Pursuant to the merger agreement and the Company’s equity incentive plan, equity-based awards held by the Company’s directors and executive officers as of the effective time of the merger will be treated at the effective time of the merger as follows:

Company Stock Options. Each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and terminated in exchange for an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $16.50 over the exercise price per share of common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company Restricted Stock Awards. Company restricted stock awards that are outstanding immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger with respect to the full number of shares of common stock subject to the Company restricted stock award and be converted into the right to receive an amount in cash equal to $16.50 multiplied by the number of shares subject to the award (net of applicable withholding), determined in the case of performance-based restricted stock units by applying a 100% (target) vesting percentage.

Executives’ Bonuses. Upon closing of the merger, the Company’s executive officers are entitled to receive such executive’s annual incentive bonus for the year 2016 in cash in an amount equal to the applicable target level as approved by the compensation committee of the Board on January 28, 2016.

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers upon termination or closing of the merger, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

The estimated aggregate amount that would be payable to the Company’s executive officers in settlement of their unvested equity-based awards if the merger were completed on August 1, 2016 is $12,962,865. This value is based on the merger consideration of $16.50 in cash, without interest, for each share of common stock, net of the applicable exercise price in the case of options, multiplied by the total number of shares subject to each applicable award plus accrued but unpaid dividends on unvested restricted stock.

The aggregate amount that would be payable to the Company’s executive officers on account of their 2016 executive bonuses payable at the applicable target level upon closing of the merger is $3,675,000

The estimated aggregate amount that would be payable to the Company’s directors in settlement of their unvested equity-based awards if the merger were completed on August 1, 2016 is $1,284,600. This value is based on the merger consideration of $16.50 in cash, without interest, for each share of common stock, net of the applicable exercise price in the case of options, multiplied by the total number of shares subject to each applicable award plus accrued but unpaid dividends on unvested restricted stock.

New Management Arrangements

Prior to the consummation of the merger, some or all of the Company’s executive officers may discuss or enter into agreements, arrangements or understandings with Parent or its affiliates regarding the executive officers’ continuing employment or compensation and benefits, including equity incentive arrangements, on a going-forward basis following completion of the merger. No such new agreements, arrangements and understandings have been entered into as of the date of this proxy statement.

Employment Agreements

Certain executives, including all of the Company’s executive officers, are party to employment agreements that provide for separation payments in the event of a termination of employment by the Company upon a change in control, subject to the execution of a general release of claims in favor of the Company and its affiliates. In anticipation of the entry into the merger agreement, the Company and the Company’s executive officers entered into amendments to their employment agreements on July 26, 2016, to clarify and quantify certain separation payments and benefits, previously set forth in employment agreements, due upon termination of employment following a change in control. No amendment to any such employment agreement increased the monetary amount such executive would have otherwise been entitled to receive upon termination following a change in control.

The employment agreements, as amended, provide that upon a termination without cause or resignation for good reason following a change in control, the executive officers are entitled to: (i) in the case of Mr. Scott, a cash payment equal to $4,570,928, (ii) in the case of Ms. Tjon and Ms. Rothman, a cash payment equal to two times the sum of bonus and base salary, and in the case of Mr. Olofson, three times the sum of bonus and base salary, (iii) in the case of Mr. Scott, Ms. Tjon and Ms. Rothman, regular monthly payments equal to the difference between the monthly premium rate for health insurance for the executive officer and his or her dependents under the Company’s relevant health insurance plans and the monthly premium paid by the executive officer for substantially similar health insurance coverage for him or her and his or her dependents (whether through COBRA or otherwise) after the termination date, until the earlier of 24 months from the termination date or the executive officer’s new employment with another person or entity that offers health insurance; and, in the case of Mr. Olofson, for 36 months from the termination date, regular monthly payments equal to monthly premiums paid by Mr. Olofson for health insurance for Mr. Olofson and his dependents, which is substantially similar to the coverage provided by the Company as of the termination date (whether through COBRA or otherwise) and life insurance coverage for Mr. Olofson, which is substantially similar to the coverage provided by the Company to

Mr. Olofson during his employment period; (iv) in the case of Ms. Tjon, a cash amount of $66,736, in the case of Ms. Rothman, $58,672, or in the case of Mr. Olofson, $747,757, which represent 24 months, 24 months and 36 months, respectively, of other benefits to which the executives would have been entitled as of the termination date; and (v) in the case of Ms. Tjon and Ms. Rothman, a cash amount of $25,000 to assist with executive outplacement services, and in the case of Mr. Olofson, the continued use of Mr. Olofson’s office in Kansas City, Kansas and executive assistant support for six months from the termination date, which may be extended to 12 months.

The executive officers’ employment agreements include a provision pursuant to which, in the event that payments or benefits owed to the executive officers constitute “parachute payments” (within the meaning of Section 280G of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, the Company will (i) reduce the amount of the separation payments to the extent necessary to ensure that no payments are subject to excise tax, or (ii) pay the amounts in full if the receipt of the full amount of payments on an after-tax basis would result in the executive officers receiving an amount greater than the reduced amount per clause (i) above. In the case of Ms. Rothman, the Company will pay an additional “gross-up” payment in an amount such that after payment by Ms. Rothman of the excise tax and all other income, employment, excise and other taxes that are imposed on the “gross-up” payment, Ms. Rothman retains an amount of the “gross-up” payment equal to the sum of (A) the excise tax imposed upon the covered payments and (B) the product of any deductions disallowed because of the inclusion of the “gross-up” payment in the Ms. Rothman’s adjusted gross income and the applicable marginal rate of federal income taxation for the calendar year in which the Ms. Rothman’s “gross-up” payment is to be made.

The estimated aggregate amount that would be payable to the Company’s executive officers under their employment agreements (excluding the value of the accelerated vesting of equity awards) if the merger were to be completed and they were to experience a qualifying termination on August 1, 2016, is $16,879,448.

Quantification of Payments and Benefits. For an estimate of the value of the payments and benefits described above that would be payable to each of the Company’s named executive officers, see below.

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and including amounts payable if each such named executive officer’s employment was terminated on August 1, 2016.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Tom W. Olofson, Chief Executive Officer	8,775,000	6,854,647	804,883	16,434,530
Brad D. Scott, President and Chief Operating Officer	5,845,928	4,017,789	—	9,863,717
Karin-Joyce Tjon, Executive Vice President and Chief Financial Officer	3,000,000	1,284,481	101,868	4,386,349

(1)	The cash amounts payable to each of the named executive officers include a separation payment, payable in a lump sum within 60 days of termination, in an amount equal to, in the case of Mr. Olofson, three times the sum of the annual base salary and bonus paid at 100% (target) vesting percentage, in the case of Mr. Scott, an amount equal to $4,570,928 on account of salary, bonus and other benefits, and in the case of Ms. Tjon, an amount equal to two times the sum of the annual base salary and bonus paid at 100% (target) vesting percentage. Separation payments are subject to reduction, to the extent such reduction would leave the named executive officer in a better after-tax position than if the full amount of change-in-control payments and benefits were provided to the named executive officer. These payments are subject to the executive’s execution of a release of claims against the Company. Each named executive officer is restricted from engaging in competitive activities and prohibited from soliciting the Company’s clients and employees for 36 months in the case of Mr. Olofson or 24 months in the case of Mr. Scott and Ms. Tjon, or, after termination of employment, and all of the named executive officers are prohibited from disclosing of the Company’s confidential information.

Set forth below are the values of the cash amounts that are attributable to Mr. Olofson’s and Ms. Tjon’s salaries and bonuses assuming such named executive officer’s employment was terminated on August 1, 2016. As explained above, Mr. Scott would receive one cash payment on account of salary, bonus and other benefits and therefore is not included in the table below.

Name	Amounts Relating to Base Salary ($)	Amounts Relating to Bonus ($)
Tom W. Olofson, Chief Executive Officer	2,925,000	4,387,500
Karin-Joyce Tjon, Executive Vice President and Chief Financial Officer	1,200,000	1,200,000

In addition, cash amounts also include the annual incentive bonus for the year 2016 that each named executive officer is entitled to receive upon closing of the merger and which is payable at the target level approved by the compensation committee of the Board on January 28, 2016, as set forth in the table below.

Name	Amounts Relating to 2016 Bonus ($)
Tom W. Olofson, Chief Executive Officer	1,462,500
Brad D. Scott, President and Chief Operating Officer	1,275,000
Karin-Joyce Tjon, Executive Vice President and Chief Financial Officer	600,000

(2)	Each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and terminated in exchange for an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $16.50 over the exercise price per share of common stock subject to such Company stock option. Each Company restricted stock award held by any of the named executive officers will become fully vested as of the effective time of the merger with respect to the full number of shares of common stock subject to the Company restricted stock award and be converted into the right to receive an amount in cash equal to $16.50 multiplied by the number of shares subject to the award (net of applicable withholding), determined in the case of performance-based restricted stock units by applying a 100% (target) vesting percentage. The named executive officers will also be entitled to receive accrued but unpaid dividends on their unvested restricted stock.

Name	Company Stock Options ($)	Company Restricted Stock Awards ($)
Tom W. Olofson, Chief Executive Officer	1,828,875	5,025,772
Brad D. Scott, President and Chief Operating Officer	—	4,017,789
Karin-Joyce Tjon, Executive Vice President and Chief Financial Officer	—	1,284,481

(3)	These amounts include the estimated value of 36 months in the case of Mr. Olofson or 24 months in the case of Ms. Tjon, of welfare benefit coverage and life insurance policy for each executive officer and dependents based on the present value of such payments calculated as of August 1, 2016, (ii) other benefits and perquisites quantified in the amendments to the employment agreements entered into on July 26, 2016 and (iii) in the case of Ms. Tjon, a cash amount of $25,000 to assist her with executive outplacement services, or in the case of Mr. Olofson, six months of use of executive assistant support based on the present value of such benefits calculated as of August 1, 2016. Mr. Olofson is also entitled to six months of use of office. The estimated incremental cost for the Company of providing Mr. Olofson with office space is de minimis. As explained above, Mr. Scott would receive one cash payment on account of salary, bonus and other benefits and therefore is not included in the table below.

Name	COBRA Premiums ($)	Life Insurance Premiums ($)	Benefits and Perquisites ($)	Executive Assistant Support/ Outplacement Benefits ($)
Tom W. Olofson, Chief Executive Officer	19,166	1,001	747,757	36,959
Karin-Joyce Tjon, Executive Vice President and Chief Financial Officer	10,132	—	66,736	25,000

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received (including any cash required to be withheld for tax purposes) and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Consequences to Non-U.S. Holders

Except as provided below in “—Information Reporting and Backup Withholding,” a non-U.S. holder whose shares of common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

•	the Company is or has been a U.S. real property holding corporation (the “USRPHC”) as defined in Section 897 of the Code at any time within the shorter of the five-year period preceding the merger, or such non-U.S. holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of the Code), such non-U.S. holder owns directly or is deemed to own pursuant to attribution rules more than five percent of the common stock at any time within the relevant period. The Company does not believe that it currently is a USRPHC or that it has been a USRPHC during the past five years.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On August 5, 2016, both the Company and an affiliate of Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation

On August 2, 2016, a purported shareholder of the Company, on behalf of the public shareholders, filed a lawsuit in the Circuit Court of Jackson County, Missouri challenging the proposed acquisition of the Company. The action is captioned Daniel Soffer et al. v. Tom W. Olofson et al., Case No. 1616-CV18720.

The lawsuit is a putative class action filed on behalf of the shareholders of the Company, and names as defendants the Company, its directors, Parent and Merger Sub. The complaint alleges that the directors of the Company breached their fiduciary duties by agreeing to the merger agreement and selling the Company for an inadequate price. The complaint also alleges that the remaining defendants aided and abetted those alleged breaches. The complaint seeks, among other relief, declaratory and injunctive relief against the merger, and damages, costs and fees.

The outcome of the lawsuit is uncertain. If the lawsuit is not dismissed or otherwise resolved, it could prevent and/or delay the completion of the merger, and could result in substantial costs to the Company. In addition, an adverse judgment could have a material adverse effect on the results of operations, liquidity and/or financial condition of the Company. The defendants believe that the allegations against them lack merit, however, there can be no assurance that any of the defendants will prevail. It is possible that additional lawsuits may be filed in connection with the proposed merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by the Company, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Articles of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Missouri corporation after the merger. The articles of incorporation of the Company as in effect immediately prior to the effective time of the merger will be amended and restated in their entirety to read as the articles of incorporation of Merger Sub as of July 26, 2016, and, as so amended, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with the MGBCL and such articles of incorporation. The bylaws of the surviving corporation will be amended and restated in their entirety to read as the bylaws of Merger Sub as of July 26, 2016, and, as so amended, will be the bylaws of the surviving corporation until thereafter amended in accordance with the MGBCL and such bylaws. Subject to applicable law, the directors of Merger Sub as of immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Following the merger, Tom Olofson will have the title of Chairman Emeritus for 12 months as set forth in his employment agreement. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 at 10:00 a.m. (local time), on a date which will be the third business day after the satisfaction or waiver by the party having the benefit of the applicable condition of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver by the party having the benefit of the applicable condition of such conditions) or at such other place, date and time as the Company, Parent and Merger Sub may agree in writing. However, the closing will not occur if the marketing period (as defined below) has not ended prior to the time that the closing would otherwise have occurred, in which case the closing will not occur until the earlier of (i) a date before or during the marketing period specified by Parent on no fewer than three business days’ notice to the Company or (ii) the third business day following the final day of the marketing period.

The merger will become effective at the time when the Company and Merger Sub file summary articles of merger with the Secretary of State of the State of Missouri or at such later date or time as Merger Sub and the Company agree in writing and specify in the certificate of merger.

For purposes of the merger agreement, “marketing period” means the first period of 15 consecutive business days after the date of the merger agreement, commencing upon receipt of the customary historical financial and other information regarding the Company and its subsidiaries that is available to or readily obtainable by the Company as may be reasonably requested by Parent or Merger Sub and that is required in order for Parent to complete and deliver a customary confidential information memorandum (other than the portions thereof customarily provided by financing sources) to syndicate the debt financing (excluding any pro forma financial information giving effect to the transactions contemplated by the merger agreement and any post-closing financial information or projections); provided that the “marketing period” will be deemed not to have commenced if, on or prior to the completion of any such 15 consecutive business day period, (a) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the required information, in which case the marketing period will not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company and its subsidiaries for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent; or (b) the Company will have indicated its intent to restate any financial statements included in the required information, in which case the required information shall only be deemed as received for purposes of the “marketing period” on the date (if any) that (x) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (y) the Company has provided written notice to Parent that it has concluded that no restatement shall be required; provided, further, that (x) if such consecutive business day period has not ended on or prior to August 19, 2016, then it will not commence until September 6, 2016 and (y) neither November 24, 2016 nor November 25, 2016 will be considered a business day for the purposes of determining such consecutive business day period (it being understood that each such day shall be disregarded for purposes of calculating the consecutive business days constituting the marketing period).

Effect of the Merger on the Common Stock

At the effective time of the merger, each issued and outstanding share of the common stock outstanding immediately prior to the effective time of the merger, other than shares owned by the Company, Parent, Merger Sub and dissenting shareholders who are entitled to and properly exercise appraisal rights under Missouri law, will be converted automatically into and will represent the right to receive $16.50 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each share that is owned directly by Company, Parent or Merger Sub immediately prior to the effective time of the merger will be cancelled and retired and will cease to exist (the “excluded shares”) and no consideration will be delivered in exchange for such cancellation and retirement.

At the effective time of the merger, each share that is owned by any subsidiary of the Company or any subsidiary of Parent (other than Merger Sub) will remain outstanding with appropriate adjustments to the number thereof to preserve the relative percentage interest in the Company represented by such shares.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Company Stock Options and Stock Based Awards

Company Stock Options. Each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be cancelled and terminated in exchange for an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $16.50 over the exercise price per share of common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company Restricted Stock Awards. Company restricted stock that is outstanding immediately prior to the effective time of the merger will become fully vested as of the effective time of the merger with respect to the full number of shares of common stock subject to the Company restricted stock award and be converted into the right to receive an amount in cash equal to $16.50 multiplied by the number of shares subject to the award (net of applicable withholding), determined in the case of performance-based restricted stock units by applying a 100% (target) vesting percentage.

Continuing Employees

Each Company employee who remains employed by the Company or its subsidiaries will have the opportunity to receive such medical, dental, life insurance, disability, supplemental unemployment and other welfare plan benefits which are ordinarily provided to similarly-situated employees of Parent in the ordinary course of business, as may be designated by Parent in its sole discretion from time to time.

Payment for the Common Stock and Stock Based Awards in the Merger

Prior to or concurrently with the closing, Parent will deposit, or cause to be deposited, with a U.S. bank or trust company that will be appointed by Parent (and reasonably acceptable to the Company), as paying agent, in trust for the benefit of the holders of the common stock (other than the excluded shares), sufficient cash to pay to the holders of the common stock the merger consideration of $16.50 per share. Promptly after the effective time of the merger and in any event not later than the third business day thereafter, the paying agent is required to mail to each record holder of shares of common stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the common stock or non-certificated shares represented by book-entry in exchange for the merger consideration (less any applicable withholding taxes).

No later than the effective time of the merger, Parent will provide to the surviving corporation all funds necessary to pay to each holder of Company stock options and each holder of Company restricted stock awards, the cash amounts described above under “—Treatment of Company Stock Options and Other Stock Based Awards.” All payments will be made at the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company and of Parent and Merger Sub as to, among other things:

•	corporate organization, existence, good standing and authority to carry on its business as presently conducted, including, as to the Company, with respect to its subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•	the absence of certain conflicts, violations or defaults under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

•	matters relating to information to be included in required filings with the SEC in connection with the merger; and

•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of the Company as to, among other things:

•	the capitalization of the Company, including the Company’s incentive equity awards, and the absence of certain rights to purchase or acquire equity securities of the Company of any of its subsidiaries, the absence of any convertible securities or other obligations allowing holders the right to vote with shareholders of the Company, the absence of certain indebtedness;

•	the vote of shareholders required to approve the merger agreement;

•	the Board’s approval of the merger agreement and the merger and its recommendation that shareholders of the Company approve the merger agreement and the merger;

•	the accuracy and material compliance with applicable regulations of the Company’s filings with the SEC and of financial statements included in the SEC filings;

•	the implementation and maintenance of disclosure controls and internal controls over financial reporting and the absence of certain claims, complaints, allegations or assertions with respect thereto;

•	absence of unlawful contributions, payments, gifts or entertainment relating to political activity to government officials or others;

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

•	compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries;

•	conduct of the Company’s business and the absence of certain changes since December 31, 2015;

•	absence of litigation that would reasonably be expected to be materially adverse to the Company and its subsidiaries, taken as a whole;

•	compliance with laws and permits;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	the Company’s employee benefit plans and other agreements with its employees;

•	labor matters related to the Company and its subsidiaries;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;

•	real property owned or leased by the Company and its subsidiaries;

•	material contracts of the Company and its subsidiaries;

•	insurance policies of the Company and its subsidiaries;

•	absence of certain interested party transactions;

•	the receipt by the Board of the opinion of Credit Suisse;

•	certain suppliers and customers of the Company and its subsidiaries; and

•	the limitation of the Company’s representations and warranties to those set forth in the merger agreement.

The merger agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	the financing (as defined below) that has been committed in connection with the merger;

•	Parent’s ownership of Merger Sub;

•	Parent’s, Merger Sub’s and their affiliates’ status as “interested shareholders” during the five years preceding the merger agreement;

•	absence of any direct or indirect ownership by Parent, Merger Sub or any of their affiliates of common stock or securities convertible into or exchange for common stock;

•	absence of contracts between Parent and Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other, regarding the merger; and

•	the solvency of the Company and its subsidiaries prior to the merger and the solvency of the surviving corporation immediately after giving effect to the transactions contemplated by the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” or a “Parent material adverse effect” clause.

For purposes of the merger agreement, a “Company material adverse effect” means any condition, change, event, occurrence, development, circumstance or effect that, individually or in the aggregate with other conditions, changes, events, occurrences, developments, circumstances or effects, has had or is reasonably likely to have (a) a material adverse effect on the business, results of operations or financial condition of the Company and the subsidiaries of the Company taken as a whole; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the merger and related transactions. However, under certain circumstances, the foregoing clause (a) will not include any condition, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following (in the case of clauses (i) through (iv) only, except to the extent that the Company and the Company subsidiaries, taken as a whole, are affected in a materially disproportionate manner relative other participants in the business and industries in which the Company and the Company subsidiaries operate and conduct business):

(i)	any condition, change, event, occurrence, development, circumstance or effect in any of the principal industries or markets in which the Company or its subsidiaries operate;

(ii)	any enactment of, change in, or change in interpretation of, any law or GAAP or governmental policy;

(iii)	general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business;

(iv)	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war;

(v)	the announcement, pendency of or performance of the merger;

(vi)	any action taken pursuant to the express terms of the merger agreement or with the consent or at the direction of Parent or Merger Sub;

(vii)	any change in the market price, or change in trading volume, of the capital stock of the Company under certain circumstances; and

(viii)	any failure by the Company or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its subsidiaries.

For the purpose of the merger agreement, a “Parent material adverse effect” means any condition, change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the merger and related transactions.

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered by the Company in connection with the merger agreement, during the period from the signing of the merger agreement to the effective time of the merger, except as may be required by law or as consented to by Parent in writing or as required or permitted by the merger agreement, the Company, among other things, will conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice and will not, and will not permit any of its subsidiaries to, take the following actions (subject, in some cases, to certain exceptions):

•	amend or otherwise change the articles of incorporation or bylaws of the Company or such similar applicable organizational documents of any of its subsidiaries;

•	issue, sell, or grant any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests;

•	redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity interests, including with respect to any bonds, debentures, notes or other obligations the holders of which have the right to vote with the Company’s shareholders on any matter;

•	declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than quarterly cash dividends not to exceed $0.09 per share or adjust, split, combine, subdivide or reclassify any shares of its capital stock;

•	redeem, repurchase, prepay (except as required by the Company’s credit agreement), defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for borrowed money, except for indebtedness incurred under the Company’s credit agreement in the ordinary course of business and indebtedness in a principal amount not in excess of $15 million for all such indebtedness by the Company and its subsidiaries in the aggregate (other than in respect of capital leases in an amount not to exceed $20 million in the aggregate);

•	sell, transfer, lease, rent, license, assign, abandon or otherwise dissolve or dispose of (including by merger, consolidation, or sale of stock or assets), any of its properties, legal entities or assets (tangible or intangible) in consideration for a payment exceeding $250,000 individually or $1 million in the aggregate;

•	make capital expenditures in excess of 10% over the pro rata amount budgeted in the Company’s current annual plan for capital expenditures that was previously made available to Parent (calculated based on the period of time from the date of the merger agreement to the closing of the merger);

•	make any acquisition (including by merger, consolidation, or purchase of stock or assets) of the capital stock or assets of any other person for consideration in excess of $2 million;

•	make, grant or increase any bonus, base or other compensation, salary or wages to or of any current or former employees or consultants (excluding directors or executive officers set forth in the merger agreement), except as required pursuant to applicable law or the terms of the Company’s benefit plans or arrangements in effect and disclosed to Parent prior to the date of the merger agreement or, with respect to any increase in base compensation, in the ordinary course of business consistent with past practice;

•	enter into any contracts with, or increase any bonus, base or other compensation, salary or wages of, any of its directors or executive officers, except as required pursuant to applicable law or the terms of Company’s benefit plans or other employee benefit plans or arrangements in effect and disclosed to Parent prior to the date of the merger agreement;

•	enter into any contracts of employment or any consulting or similar agreement, except for agreements for newly hired employees at the level of director or below or consultants, in each case, in the ordinary course of business consistent with past practice for an employee at the same level and with an annual base salary not to exceed $250,000 in the aggregate and an aggregate annual compensation not to exceed $300,000 for any such employee or consultant;

•	enter into any transaction, or series of related transaction, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, or otherwise is with any director or officer of the Company, the Company’s subsidiaries or any affiliate of the foregoing;

•	adopt, establish, enter into or amend certain benefit arrangements;

•	implement or announce any “mass layoff” or “plant closing”;

•	(A) make any material change to its methods of financial accounting in effect at December 31, 2015, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a governmental authority or quasi-governmental authority or as required by applicable laws; (B) make, change or revoke any material tax election, (C) file any income or other material tax return inconsistent with past practice except as required by law, (D) change any method of tax accounting, (E) amend any income or other material tax return that results in a tax payment or tax refund exceeding $150,000, (F) settle or compromise any material tax controversy that results in a tax payment or tax refund exceeding $150,000, or (G) consent to any extension or waiver of any limitations period with respect to any claim or assessment for a material amount of taxes;

•	adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;

•	enter into, terminate or materially amend or modify (other than extensions at the end of a term in the ordinary course of business consistent with past practice) any material contract unless entered into in the ordinary course, waive any material term of or any material default under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under, any material contract, or increase the amount of rent payable under any lease agreement, other than as required under the terms of such agreements;

•	amend or modify Credit Suisse’s letter of engagement in a manner that increases the fee or commission payable by the Company or otherwise increases or imposes any obligations on the Company following the effective time of the merger;

•

settle or compromise any legal proceeding or threatened legal proceeding if such settlement or compromise with respect to the payment of monetary damages, involves the payment by the Company or any of its subsidiaries of monetary damages in excess of $500,000 individually or if such settlement or compromise with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would reasonably be expected to be material to the business of the Company and its subsidiaries, taken as a whole;

•	enter into any new line of business outside of its existing businesses or existing business plans; or

•	agree in writing to take any of the foregoing actions.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, the Company must afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives acting on Parent’s behalf in connection with the transactions contemplated by the merger agreement reasonable access during normal business hours, throughout the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, to the Company’s and its subsidiaries’ properties, books, contracts, tax returns, operating data and records, other than any publicly available document filed by it pursuant to the requirements of federal or state securities laws, or any such matters for which providing access would violate an applicable law, contract obligation or confidentiality owing to a third-party.

No Solicitation; Change in Board Recommendation

The Company is required to, the Company is required to cause its subsidiaries to and the Company will use its reasonable best efforts to cause its representatives to immediately cease all existing discussions or negotiations with any person previously conducted with respect to any takeover proposal, or any existing discussion that could reasonably be expected to lead to a takeover proposal.

If at any time prior to the date upon which shareholders approve the merger, the Company or any of the subsidiaries of the Company, or any of its or their respective representatives receives an unsolicited takeover proposal that did not result from a breach of the merger agreement, which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, is or could be reasonably expected to lead to a superior proposal, the Company, the Board (or a duly authorized committee thereof) and their representatives may engage in negotiations and discussions with, or furnish any information and other access to, any person making such takeover proposal and any of its representatives so long as (i) substantially concurrently (and in any event within 24 hours) the Company makes available to Parent such information or access to the extent such information or access was not previously made available to Parent and (ii) prior to furnishing any material non-public information to any such person, the Company receives from the person making such takeover proposal an acceptable confidentiality agreement.

The Company is required to promptly (and in any event within 24 hours) notify Parent in writing of the receipt of a takeover proposal and (i) if it is in writing, deliver to Parent a copy of such takeover proposal and any related draft agreements and other written material relating to such takeover proposal or (ii) if oral, communicate to Parent the material terms and conditions thereof, including, in each case, the identity of the person making such takeover proposal.

As used in the merger agreement, “takeover proposal” means any bona fide proposal or offer from any person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Parent, Merger Sub and any of its affiliates thereof) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions:

•	assets of the Company and certain subsidiaries of the Company (including securities of such subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived;

•	beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the outstanding common stock of the Company or any other voting or equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction; or

•	any combination of the foregoing.

As used in the merger agreement, “superior proposal” means a bona fide written takeover proposal, substituting “80%” for each reference to “15%” in the definition of takeover proposal, made by any person, that is is not subject to a financing condition and on terms which the Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors (after taking into account any revisions to the terms of the merger agreement and any financing documentation proposed by Parent to the Company pursuant to the merger agreement and the legal, financial, regulatory and other aspects of such takeover proposal and the merger agreement that the Board considers relevant) to be more favorable to the shareholders than the transactions contemplated by the merger agreement.

Until the effective time of the merger agreement, or if earlier, the termination of the merger agreement, the Company must not, must cause its subsidiaries not to and must use its reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, a takeover proposal or the making or consummation thereof;

•	engage in, enter into, continue or otherwise participate in any discussion or negotiations regarding, or furnish to any person any non-public material information in connection with or for the purpose of encouraging or facilitating, any takeover proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a takeover proposal;

•	enter into any letter of intent, legal commitment or agreement to effectuate a takeover proposal or any contract or legal commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or

•	direct any representatives of the Company or any of its subsidiaries to take any of the foregoing actions.

In addition, except as otherwise permitted under the provisions of the merger agreement, the Board will not:

•	withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Sub, the recommendation to approve the merger;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend to the shareholders a takeover proposal;

•	fail to publicly recommend against acceptance of any tender offer or exchange offer for the common stock of the Company within five business days after commencement of such offer or against any takeover proposal;

•	enter into any definitive agreement providing for a takeover proposal; or

•	resolve or publicly propose to take any action described in the foregoing clauses (collectively with the foregoing four clauses, a “recommendation change”).

The Board (or a duly authorized committee thereof) may make a recommendation change only in response to the Company receiving an unsolicited takeover proposal that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal or cause the Company to terminate the merger agreement and, prior to or substantially concurrently with, and as a condition to, such termination, cause the Company to enter into a definitive written agreement providing for such superior proposal, if and only if, in all cases the Board determines in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

No recommendation change may be made and no related termination of the merger agreement may be made unless the Company provides Parent prior written notice of its intent to make any recommendation change or terminate the merger agreement pursuant to the requirements set forth therein at least five business days prior to taking such action to the effect that the Board has received a superior proposal and, absent any revision to the terms and conditions of the merger agreement, the Board has resolved to effect a recommendation change or to terminate the merger agreement.

The merger agreement provides that nothing contained in the merger agreement will prohibit the Company or the Board from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to its shareholders if the Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Board to make such disclosure would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, (iii) informing any person of the existence of the aforementioned provisions in the merger agreement or (iv) making any “stop, look and listen” communication to the shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders).

Filings and Other Actions

As promptly as practicable following the execution of the merger agreement, the Company, acting through the Board, will, in accordance with applicable laws and its charter and bylaws, establish a record date (which record date shall be as soon as legally permissible) for, call, give notice of, convene and hold the special meeting of its shareholders for the purpose of obtaining the approval of the Company’s shareholders of the merger agreement in accordance with the MGBCL. The Company will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to obtain the required shareholder approval relating to the proposal to adopt the merger agreement at the special meeting or any adjournment or postponement thereof, including soliciting from the Company shareholders proxies in favor of the approval of the merger agreement in accordance with the MGBCL.

Employee Matters

Parent will provide, or will cause to be provided, to each continuing employee, the opportunity to receive such medical, dental, life insurance, disability, supplemental unemployment and other welfare plan benefits which are ordinarily provided to similarly-situated employees of Parent in the ordinary course of business, as may be designated by Parent in its sole discretion from time to time.

The surviving corporation will use reasonable best efforts to:

•	credit each continuing employee with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such continuing employee was entitled, before such time, to credit for such service under any similar employee benefit or 401(k) plan in which such employee participated or was eligible to participate immediately prior to such time as long as such application would not result in a duplication of benefits with respect to the same period of service; and

•	ensure that each continuing employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is replacing comparable coverage under a Company benefit plan or non-U.S. Company plan in which such continuing employee participated immediately before the effective time of the merger.

As used in the merger agreement, “new plan” means employee benefit and 401(k) plans of the surviving corporation and its subsidiaries providing benefits to any continuing employee of the Company after the effective time of the merger.

As used in the merger agreement, “continuing employee” means employees of the Company and its subsidiaries who continues employment with the surviving corporation or its subsidiaries.

Efforts to Complete the Merger

Each of the Company, Parent and Merger Sub will use its respective reasonable best efforts to:

•	cause the transactions contemplated by the merger agreement to be consummated as soon as practicable;

•	make as promptly as practicable and advisable any required submissions and filings under applicable antitrust laws or any other applicable laws with respect to the transactions contemplated by the merger agreement;

•	promptly furnish information required in connection with such submissions and filing under such antitrust laws;

•	keep the other parties reasonably informed with respect to the status of any such submissions and filings under antitrust laws; and

•	obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as soon as practicable.

The merger agreement provides that the parties will not independently participate in any meeting or discussions with a governmental authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by the merger agreement without giving the other party prior notice of such meeting or discussions and, unless prohibited by such governmental authority, the opportunity to attend or participate.

Notwithstanding anything to the contrary set forth in the merger agreement, in no event will Parent, Merger Sub or the Company (or any affiliates) be required to effect or commit to effect, by consent decree, hold separate orders, trust or otherwise:

•	the sale, license, holding separate or other disposition of assets or businesses of Parent, Merger Sub or the Company (or any of their respective subsidiaries or affiliates);

•	the termination, relinquishment, modification or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or the Company (or any of their respective subsidiaries or affiliates); or

•	the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or the Company (or any of their respective subsidiaries or affiliates).

Neither Parent nor Merger Sub will, nor will they permit their respective subsidiaries to acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), for consideration in excess of $10 million if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under U.S. antitrust laws with respect to the transactions contemplated by the merger.

Indemnification of Directors and Officers; Insurance

For a period of six years following the closing of the merger, the surviving corporation will indemnify, defend and hold harmless each current and former director and officer of the Company and any of the subsidiaries of the

Company and each person who served as a director, officer, member, trustee or fiduciary of another entity or enterprise if such service was at the request or for the benefit of the Company or any of the subsidiaries of the Company against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses that have been reasonably incurred (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or the subsidiaries of the Company occurring or alleged to have occurred before or at the effective time of the merger (including any such claim relating in whole or in part to the merger agreement or the transactions contemplated thereby), in each case, to the extent permitted under the Company’s charter and bylaws and applicable law and the surviving corporation will assume all obligations of the Company and its subsidiaries to the indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the Company’s charter and bylaws and the respective organizational documents of each of the subsidiaries of the Company as currently in effect and any indemnification agreements with an indemnitee as set forth on the applicable disclosure schedule to the merger agreement, which shall in each case survive the transactions contemplated by the merger agreement and continue in full force and effect to the extent permitted by applicable law.

For a period of six years after the closing of the merger, the surviving corporation will cause its charter and bylaws to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation no less favorable to indemnitees than as set forth in the Company’s charter or bylaws or the applicable organizational documents of the subsidiaries of the Company in effect on the effective time of the merger to the extent permitted by applicable law, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect rights thereunder except as required by applicable law. From and after the effective time of the merger, the surviving corporation shall pay and advance to an indemnitee any expenses (including fees and expenses of legal counsel) in connection with any claim relating to any acts or omissions covered under the sections covering the foregoing within the merger agreement.

For a period of six years from the effective time of the merger, the surviving corporation will cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the merger agreement maintained by the Company and the subsidiaries of the Company with respect to matters arising on or before such time either through the Company’s existing insurance provider or another provider reasonably selected by Parent. However, after such time, the surviving corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of the coverages required to be obtained pursuant to the merger agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, the Company may purchase “tail” insurance coverage, at a cost per each year of “tail” insurance coverage no greater than 300% of the last annual premium paid by the Company prior to the date of the merger agreement, that provides coverage no materially less favorable than the coverage described above.

Financing

Parent will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably proper or advisable to obtain the financing on the terms and conditions described in the financing letters.

Parent will use its commercially reasonable efforts to:

•	maintain in effect the financing letters (including any definitive agreements entered into in connection therewith);

•	satisfy on a timely basis all conditions in the agreements relating to such financing and in the equity funding letters applicable to Parent and Merger Sub (and that are within their control) to obtaining the financing;

•	negotiate and enter into definitive agreements with respect to the debt financing on terms and conditions contained in the debt commitment letters (including any provisions applicable thereto); and

•	consummate the financing at or prior to closing of the merger.

If any portion of the financing becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable agreements relating to the financing or the equity funding letters (giving effect to the flex provisions applicable thereto), Parent will promptly notify the Company and use commercially reasonable efforts to obtain alternative financing from alternative sources. However, Parent has no obligation to accept any terms or conditions that are materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable agreements relating to such financing.

For the purposes of the merger agreement, (i) the term “debt commitment letters” will refer to any executed debt commitment letter dated as of the date of the merger agreement, (ii) the term “equity funding letter” will refer to any executed commitment letter dated as of the date of the merger agreement from each of the Equity Investors to invest, subject to the terms set forth in the merger agreement, cash in the aggregate amount set forth therein to Parent and (iii) the term “financing letters” includes both equity funding letters and the debt commitment letter.

Upon the Company’s request, Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to obtain the debt financing and to satisfy the conditions thereof.

The Company will provide to Parent, and will cause its subsidiaries to provide, at Parent’s cost and expense, and will use commercially reasonable efforts to cause its representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the debt financing and causing the conditions in the debt commitment letter and the agreements relating to the financing to be satisfied, including using reasonable best efforts in:

•	assisting with the preparation of syndication documents and materials, including information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the debt financing, and providing reasonable and customary authorization letters and management representation letters to the financing sources authorizing the distribution of information to prospective lenders and other financing sources and containing customary information (collectively, “syndication documents”);

•	preparing and furnishing to Parent and the financing sources as promptly as practicable with all required information to the extent it is available to the Company and all other information and disclosures relating to the Company and the subsidiaries of the Company (including their businesses, operations and financial projections) as may be reasonably requested by Parent to assist in preparation of the syndication documents (including execution of customary authorization and management representation letters);

•	causing the Company’s and each of its subsidiaries’ respective management teams, with appropriate seniority and expertise, to participate in (including the preparation for) a reasonable number of meetings, conference calls, presentations, road shows, due diligence sessions, drafting sessions with rating agencies and similar sessions in connection with the debt financing;

•	assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the debt commitment letter;

•	assisting in the preparation, negotiation, execution and delivery of definitive financing documents and the schedules and exhibits thereto;

•	subject to any contractual agreement in effect, facilitating the pledging of collateral for the debt financing;

•	subject to any contractual agreement in effect, obtaining from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the debt financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge;

•	preparing and delivering to Parent any supplements to the above information as may be required pursuant to the debt commitment letter;

•	furnishing Parent and its financing sources reasonably promptly following Parent’s written request with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent; and

•	taking corporate and other actions by the Company and its subsidiaries reasonably necessary to permit the consummation of the debt financing on the closing date of the merger and to permit the proceeds thereof to be made available to Parent as of the such date.

For the purposes of the merger agreement, the term “financing sources” includes any lender, purchaser, noteholder or other debt financing source providing a commitment pursuant to the debt commitment letter or any agreement relating to the financing (or any other commitment letter or definitive agreement in connection with any alternative financing) and their respective affiliates, and such lender’s, purchaser’s, noteholder’s or other debt financing source’s (and their respective affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, advisors or representatives.

None of the Company or any of the subsidiaries of the Company will be required to pay any commitment or other similar fee or incur any other liability in connection with the debt financing prior to the effective time of the merger.

Parent will, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any subsidiaries of the Company in connection with the cooperation of the Company and the subsidiaries of the Company, on the earlier of the effective time of the merger or termination of the merger agreement, and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims and reasonable and documented costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith, except with respect to any information relating to the Company provided in writing by the Company or any of the subsidiaries of the Company.

Other Covenants

The merger agreement contains additional agreements between the Company, Parent and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement) and the reporting requirements relating to Section 16(a) of the Exchange Act;

•	antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•	the control of the Company’s operations prior to the effective time of the merger;

•	the notification of certain matters and the settlement of and potential participation by Parent in shareholder litigation in connection with the merger agreement;

•	actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the treatment of certain outstanding indebtedness of the Company;

•	subsequent successors and assigns and transfers or conveyances of substantially all of the surviving corporation’s assets; and

•	the de-listing of the common stock from the NASDAQ and the deregistration under the Exchange Act.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or written waiver (if permissible under law, by each party), at and as of the closing of the merger, of the following conditions:

•	the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

•	approval of the merger shall have been obtained by the shareholders;

•	all waiting periods (and any extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act shall have been terminated or shall have expired; and

•	no proceeding by a governmental authority shall be pending before any governmental authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the merger and the other transactions contemplated by the merger agreement.

The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver in writing (if permissible under law, by Parent) of the following additional conditions:

•	the representations and warranties of the Company (other than those with respect to organization, standing and corporate power, capitalization, authority and noncontravention, anti-takeover provisions and brokers and other advisors) will be true and correct as of both the date of execution and closing of the merger agreement with the same effect as though made on and as of the closing date of the merger agreement (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not result in a material adverse effect and disregarding all qualifications and exceptions contained therein relating to materiality;

•	the representations and warranties of the Company with respect to organization, standing and corporate power authority and noncontravention, anti-takeover provisions and brokers and other advisors disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or Company material adverse effect, will be true and correct in all material respects as of both the date of execution and closing of the merger agreement with the same effect as though made on and as of the closing date of the merger agreement (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date);

•

the representations and warranties of the Company with respect to capitalization will be true and correct in all respects as of both the date of execution and closing of the merger agreement with the same effect as though made on and as of the closing date of the merger agreement (except to the extent that such representations and warranties expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except that (A) any inaccuracies in certain such representations and warranties that are in the aggregate do not cause the aggregate merger consideration required to be paid by Parent pursuant to the merger agreement to effectuate the merger to increase by $250,000 or more will be disregarded and (B) any inaccuracies in the other such representations and warranties that are in the aggregate de minimis in nature will be disregarded;

•	the Company will have performed in all material respects all obligations required to be performed by it at or prior to the closing date of the merger agreement;

•	there shall not have been a material adverse effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would result in a material adverse effect

•	Parent will have received a certificate executed by an authorized officer of the Company confirming that the above conditions have been satisfied; and

•	the aggregate indebtedness of the Company will not exceed $400 million.

The obligation of the Company to consummate the merger is subject to the satisfaction or waiver by the Company of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub will be true and correct in all material respects as of both the date of execution and closing of the merger agreement with the same effect as though made on and as of the closing date of the merger (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•	Parent and Merger Sub will have performed in all material respects all obligations required to be performed by it at or prior to the closing date of the merger agreement; and

•	the Company will have received a certificate executed by an authorized officer of Parent confirming that the above conditions have been satisfied.

Termination

The merger agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent upon written notice to the other party, if:

•	the effective time of the merger has not occurred on or before November 23, 2016 (the “end date”), however, the right to terminate will not be available to a party if the failure of the merger to have been consummated on or before the end date was primarily due to the failure of such party to perform any of its material obligations;

•	any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal becomes final and non-appealable; however, such right to terminate will not be available to a party if the issuance of such final, non-appealable restraint was primarily due to the failure of such party to perform any of its obligations; or

•	a meeting of the shareholders is duly convened (or at any adjournment or postponement thereof) and the approval of the merger by the shareholders is not obtained by reason of the failure to obtain the required vote upon a final vote taken at such meeting;

•	by Parent upon written notice, if:

•	the Company has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform (A) would give rise to the failure of certain conditions relating to Parent’s and Merger Sub’s obligations to complete the merger and (B) cannot be cured by the Company by the end date or, if capable of being cured, is not cured within 30 calendar days following receipt of written notice from Parent stating Parent’s intention to terminate, however, Parent does not have the right to terminate if it is then in breach of any representations, warranties, covenants or other agreements pursuant to the merger agreement such that the Company would otherwise be entitled to similarly terminate based on the provisions therein; or

•	the Board (or a duly authorized committee thereof) has effected a recommendation change at any time prior to the approval of the merger by the Company’s shareholders;

•	by the Company upon written notice:

•	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform (A) has resulted in a material adverse effect and (B) cannot be cured by Parent or Merger Sub by the end date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the Company stating the Company’s intention to terminate and the basis for such termination; however, the Company shall not have the right to terminate if it is then in breach of any representations, warranties, covenants or other agreements;

•	in order to enter into a transaction that is a superior proposal at any time prior to the approval of the merger by the shareholders so long as the Company substantially concurrently with such termination pays or causes to be paid, the termination fee described below; or

•	if after the completion of the marketing period, (i) the closing conditions set forth above have been satisfied, (ii) Parent and Merger Sub failed to consummate the merger in the timeframe required by the merger agreement, (iii) the Company confirmed to Parent in writing that all conditions have been satisfied and that it stands and will stand ready, willing and able to consummate the merger at such time, (iv) the Company gave Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate and the basis thereof and (v) the closing of the merger has not been consummated by the end of such three business day period.

Termination Fees

Company Termination Fee

The Company will pay to or cause to be paid to or as directed by Parent a termination fee in the event that:

•	the Company has terminated the merger agreement to enter into a superior proposal;

•	Parent has terminated the merger agreement because the Board (or a duly authorized committee thereof) has effected a recommendation change at any time prior to the approval of the merger by the Company’s shareholders; or

•

(1) the merger agreement is terminated by (A) Parent or the Company because the effective time of the merger does not occur on or before the end date because the Company fails to perform any of its material obligations, (B) Parent or the Company if a meeting of the Company’s shareholders is duly convened (or at any adjournment or postponement thereof) and the approval of the merger by the Company’s shareholders is not obtained by reason of the failure to obtain the required vote upon a final vote taken at such meeting or (C) Parent if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform (x) would give rise to the failure of certain conditions for Parent’s and Merger Sub’s obligations to complete the merger and (y) cannot be cured by the Company by the end date or, if capable of being cured, is not cured within 30 calendar days following receipt of written notice from the Parent stating the Parent’s intention to terminate; (2) prior to such termination, a takeover proposal is publicly disclosed after the date of the merger agreement and not publicly withdrawn prior to the date of such termination; and (3) within 12 months of the date the merger agreement is terminated, the Company consummates the transactions contemplated by such takeover proposal (substituting “50%” for the references to “15%” in the definition of “takeover proposal”);

The amount of the Company termination fee will be $15 million and any costs of collection. Notwithstanding anything in the merger agreement to the contrary, the maximum aggregate liability of the Company for monetary damages in connection with the merger agreement and/or the transactions contemplated thereby shall be limited to $15 million.

Parent Termination Fee

Parent will pay to or cause to be paid to the Company a termination fee in the event that:

•	the Company terminates the merger agreement if (A) the closing conditions set forth above have been satisfied, (B) Parent and Merger Sub failed to consummate the merger in the timeframe required by the merger agreement, (C) the Company confirmed to Parent in writing that all conditions have been satisfied and that it stands and will stand ready, willing and able to consummate the merger at such time, (D) the Company gave Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate and the basis thereof and (E) the closing of the merger has not been consummated by the end of such three business day period;

•	the Company or Parent terminate the merger agreement if the effective time of the merger has not occurred on or before the end date provided that the Company would have been entitled to terminate the merger agreement pursuant to subclauses (A), (B), (C), (D) and (E) of the prior clause.

The amount of Parent termination fee will be $30 million and any costs of collection. Notwithstanding anything in the merger agreement to the contrary, the maximum aggregate liability of Parent and Purchaser for money damages in connection with the merger agreement, the equity funding letters and/or the transactions contemplated by the merger agreement shall be limited to $30 million.

Expenses

If the merger agreement is terminated (x) by Parent or the Company if at a meeting of the Company’s shareholders that is duly convened (or at any adjournment or postponement thereof), the approval of the merger by the Company’s shareholders is not obtained by reason of the failure to obtain the required vote upon a final vote taken at such meeting or (y) by Parent if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform would give rise to the failure of certain conditions Parent’s and Merger Sub’s obligations to complete the merger and cannot be cured by the Company by the end date or, if capable of being cured, is not cured within 30 calendar days following receipt of written notice from Parent stating Parent’s intention to terminate, then the Company will pay to or as directed by Parent all of the expenses of Parent, Merger Sub and their respective subsidiaries, affiliates and representatives in an amount not to exceed $5,500,000 in the aggregate, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to or substantially concurrently with the termination of the merger agreement. To the extent a termination fee becomes payable, any payment of expenses made will be credited against such obligation of the Company to pay the termination fee.

For the purposes of the merger agreement, the term “expenses” means all reasonable and documented out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the merger) incurred by or at the direction of Parent, Merger Sub and/or their respective subsidiaries, affiliates and representatives in connection with or related to the authorization, preparation, negotiation, execution, implementation and performance of the merger agreement, the filing of any required notices under applicable regulations and all other matters related to the authorization, preparation, negotiation, implementation and performance of the transactions contemplated by the merger agreement.

Specific Performance; Limitations on Liability

In the event of breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy.

Notwithstanding the foregoing, the Company will be entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded and to effect the closing if and only if:

•	all conditions to Parent’s and Merger Sub’s obligations to close the merger have been satisfied at the time when closing would have occurred but for failure of the financing to be funded (other than those conditions that, by their nature, are to be satisfied at the closing and are capable of being satisfied at the closing (provided such conditions would be satisfied as of such date));

•	Parent and Merger Sub have failed to consummate the merger by the date the merger is required to have closed;

•	the debt financing is available to be funded at the closing and has been funded or will be funded if the equity financing is funded; and

•	the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the financing is funded, then the closing of the merger will occur.

Notwithstanding anything in the merger agreement to the contrary, (i) the maximum aggregate liability of the Company for monetary damages in connection with the merger agreement and/or the transactions contemplated thereby will be limited to $15 million, and (ii) maximum aggregate liability of Parent and Purchaser for money damages in connection with the merger agreement, the equity funding letters and/or the transactions contemplated by the merger agreement shall be limited to $30 million.

Amendments; Waiver

At any time prior to the effective time of the merger subject to certain exceptions set forth in the merger agreement, the merger agreement may be amended or supplemented in any and all respects, but only by written agreement of the parties to the merger agreement executed by duly authorized officers of the respective parties, however, after the approval of the merger by the shareholders has been obtained, if applicable, there shall be no amendment or change to the provisions hereof which by law would require further approval by the shareholders of the Company without such approval.

In the event that any party seeks an amendment to or waiver of the sections in the merger agreement relating to amendments or supplements, entire agreement and third-party beneficiaries, governing law and jurisdiction, waiver of jury trial or non-recourse that is adverse to any party providing debt financing or equity financing, the prior written consent of such party shall be required before any such amendment or waiver may become effective.

At any time prior to the effective time of the merger, any party may, subject to applicable laws and subject to foregoing paragraphs, (a) waive any inaccuracies in the representations and warranties of any other party to the merger agreement, (b) extend the time for the performance of any of the obligations or acts of any other party thereto or (c) waive compliance by the other party with any of the agreements contained therein or, except as otherwise provided therein, waive any of such party’s conditions. However, after the merger has been approved by the shareholders, there cannot be a waiver that by law (including the relevant rules of NASDAQ) requires further approval by the shareholders of the Company without the further approval of such shareholders.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s shareholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachutes”, and which we refer to as the named executive officer merger-related compensation proposal, gives the Company’s shareholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This compensation is summarized in the table under “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to the table.

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Board unanimously recommends that the Company’s shareholders approve the following resolution:

“RESOLVED, that the shareholders of Epiq Systems, Inc. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by Epiq to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K under the “Quantification of Payments and Benefits to the Company’s Named Executive Officers” table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Epiq or Parent. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s shareholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of the special meeting to approve the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to approve the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. Epiq does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The common stock is traded on NASDAQ under the symbol “EPIQ.”

	Market Price
	High	Low
2016
First quarter	$15.02	$11.10
Second quarter	$15.57	$13.44
Third quarter (through August 1, 2016)	$16.37	$14.38

2015
First quarter	$18.86	$15.70
Second quarter	$18.43	$16.42
Third quarter	$17.41	$12.22
Fourth quarter	$14.57	$12.17

2014
First quarter	$15.86	$13.21
Second quarter	$14.41	$11.85
Third quarter	$18.46	$13.39
Fourth quarter	$19.58	$15.34

The closing sale price of our common stock on July 26, 2016, which was the last trading day before the merger was publicly announced, was $14.42 per share. On [---], 2016, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for our common stock was $ [---] share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 1, 2016 with respect to:

•	each person known by us to own beneficially greater than 5% of the outstanding shares of our common stock;

•	each member of our Board and each named executive officer; and

•	the members of our Board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 501 Kansas Avenue, Kansas City, Kansas 66105.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 38,126,452 shares of common stock outstanding on August 1, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 1, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Outstanding Shares of Common Stock
Named Executive Officers, Directors and Nominees
Tom W. Olofson(1)	3,075,152	8.0%
Brad D. Scott(2)	349,119	*
Karin-Joyce Tjon(3)	159,690	*
Edward M. Connolly, Jr.(4)	89,426	*
Jeffrey R. Galgano	—	—
Douglas M. Gaston(5)	15,000	*
Paul N. Gorup	5,000	*
Barry D. LeBlanc(6)	8,088	*
Joel Pelofsky(4)	91,700	*
Kevin L. Robert	10,000	*
W. Bryan Satterlee(4)	112,653	*
Gregory M. Share	14,500	*
Michael Suchsland	5,000	*
All directors and executive officers as a group (14 persons)(7)	4,015,913	10.3%

5% Shareholders(8)
P2 Capital Partners, LLC(9) 590 Madison Avenue 25th Floor New York, NY 10022	6,099,088	16.0%
St. Denis J. Villere & Company, L.L.C.(10) 601 Poydras St., Suite 1808 New Orleans, LA 70130	5,042,628	13.2%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Outstanding Shares of Common Stock
Black Rock Inc.(11) 40 East 52nd Street New York, NY 10022	3,078,842	8.1%
The Vanguard Group(12) 100 Vanguard Boulevard Malvern, PA 19355	2,422,259	6.4%
Dimensional Fund Advisors LP(13) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,099,174	5.5%

*	Less than one percent
(1)	Includes 280,000 shares owned by the Tom W. and Jeanne H. Olofson Foundation, as to which Mr. Olofson shares beneficial ownership; 512,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after August 1, 2016; 100,000 shares of restricted stock that vest proportionately on February 22, 2017 and 2018; and 66,382 shares of restricted stock that vest proportionately on January 28, 2017, 2018 and 2019. Includes 1,200,000 shares pledged as security for the purpose of collateralizing, from time to time, lines of credit for Mr. Olofson’s investments. The pledged shares are not compensatory shares, i.e. shares Mr. Olofson received as compensation from the Company, are not involved in hedging or derivative arrangements and are not held in margin accounts at brokerage firms. Excludes 272,932 shares of common stock and 59,000 stock options that are currently exercisable or exercisable within 60 days after August 1, 2016 owned by Scott W. Olofson, Mr. Olofson’s son.
(2)	Includes 80,000 shares of unvested restricted stock that vest proportionately on February 22, 2017 and 2018 and 53,049 shares of unvested restricted stock that vest in three equal installments on January 28, 2017, 2018 and 2019.
(3)	Includes 25,000 shares of unvested restricted stock that vest on July 9, 2017 and 17,021 shares of unvested restricted stock that vest on in three equal installments on January 28, 2017, 2018 and 2019.
(4)	Includes 5,000 shares of unvested restricted stock that vests on January 28, 2017 and 63,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after August 1, 2016.
(5)	Includes 5,000 shares of unvested restricted stock that vest on January 28, 2017.
(6)	Represents 2,905 shares beneficially owned by the Allison LeBlanc Trust, 4,333 shares beneficially owned by the Jacques LeBlanc Trust and 850 shares beneficially owned by the Megan LeBlanc is trustee of each such trust.
(7)	Includes 749,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after August 1, 2016; 395,866 shares of unvested restricted stock, which will vest no later than February 22, 2018. Also includes 1,200,000 shares pledged as security.
(8)	Excludes 5% shareholders listed above as executive officers or directors. Beneficial ownership of common stock is based solely on Schedule 13D, 13F, and 13G filings with the SEC, and registered shareholder lists maintained by Epiq’s stock transfer agent.
(9)	Based on shares of common stock held as of July 13, 2015 as disclosed in the Schedule 13D/A filed with the SEC by P2 Capital Partners, LLC on July 13, 2015; P2 Capital Partners, LLC has sole voting and sole dispositive power with respect to all of the shares beneficially owned.
(10)	Based on shares of common stock held as of July 26, 2016 as disclosed in the Schedule 13D/A filed with the SEC by Villere on July 26, 2016; Villere has sole power to vote of 4,985,729 shares, and the sole power to dispose of 4,999,243 shares. Villere has the shared power to dispose of 5,042,628 shares and the shared power to vote 5,029,114 shares.
(11)

Based on shares of common stock held as of December 31, 2015 as disclosed in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2016; BlackRock, Inc. has sole voting power with respect to 3,013,292 of the shares beneficially owned, sole dispositive power with respect to all shares beneficially owned and no shared voting or dispositive power with respect to shares beneficially owned.
(12)	Based on shares of common stock held as of December 31, 2015 as disclosed in the Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 10, 2016; The Vanguard Group, Inc. has sole voting power with respect to 52,964 of the shares beneficially owned, sole dispositive power with respect to 2,371,795 of the shares beneficially owned and shared dispositive power with respect to 50,464 shares beneficially owned.
(13)	Based on shares of common stock held as of December 31, 2015 as disclosed in the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2016; Dimensional Fund Advisors LP has sole voting power with respect to 1,989,195 of the shares beneficially owned, sole dispositive power with respect to all shares beneficially owned and no shared voting or dispositive power with respect to shares beneficially owned.

RIGHTS OF APPRAISAL

The discussion of the provisions set forth in this section is not a complete summary regarding your right under Missouri law to be deemed a dissenting shareholder and entitled to appraisal rights and is qualified in its entirety by reference to the text of Section 351.455 of the MGBCL (“Section 351.455”), a copy of which is attached as Annex C to this proxy statement and is incorporated herein by reference. Shareholders intending to exercise appraisal rights should carefully review Annex C to this proxy statement and strictly adhere to Section 351.455. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights. A summary of the principal steps to be taken is set forth below for any shareholders intending to be deemed a dissenting shareholder and be entitled to and exercise appraisal rights.

ANY HOLDER OF COMMON STOCK WHO WISHES TO BE DEEMED A DISSENTING SHAREHOLDER AND BE ENTITLED TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, EPIQ BELIEVES THAT, IF A SHAREHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH SHAREHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

A shareholder of record will be deemed a dissenting shareholder and entitled to appraisal and payment of the fair value of his, her or its shares under Section 351.455 if such shareholder:

•	owns Epiq’s common stock as of the close of business on [---], 2016, the record date for the special meeting;

•	files with the Company, prior to or at the special meeting, a written objection to the merger. Such objection should be delivered or mailed in time to arrive before the special meeting to the Company at Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, Attention: Corporate Secretary. Such written objection must be made in addition to and separate from any proxy or other vote against the approval of the merger agreement. None of a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to the Company before the vote is taken;

•	does not vote in favor of the merger agreement (as a result, shareholders who vote “FOR” the proposal to approve the merger agreement will waive their appraisal rights, unless they revoke their proxies, if revocable, prior to the special meeting); and

•	within 20 days after the merger is effected, makes a written demand on the Company, as the surviving corporation, for payment of the fair value of such shareholder’s shares of common stock as of the day prior to the special meeting. This demand must be mailed or delivered to the Corporate Secretary of the Company at Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105. Neither a vote against the approval of the merger agreement nor the written objection referred to above will satisfy the written demand requirement following the effective time of the merger referred to in this paragraph.

Any shareholder who (i) fails to file a written objection to the merger prior to or at the special meeting, (ii) votes in favor of the merger, or (iii) fails to make a written demand for payment within the 20 day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof. Any such shareholder will not be deemed a dissenting shareholder, will forfeit his, her or its appraisal rights, and will be entitled to receive the merger consideration of $16.50 per share for his, her or its shares.

If, within 30 days after the effective time of the merger, the fair value of the dissenting shareholder’s shares of common stock is agreed upon between the dissenting shareholder and the surviving corporation, then payment for such shares must be made by the surviving corporation within 90 days after the effective time of the merger, upon the surrender of the dissenting shareholder’s stock certificates representing such shareholder’s shares. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in the shares or in the surviving corporation.

If, within 30 days after the effective time of the merger, there is no such agreement as to the fair value of the dissenting shareholder’s shares of common stock between the dissenting shareholder and the surviving corporation, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving corporation is situated, asking for a finding and determination of the fair value such shareholder’s shares as of the day prior to the special meeting. The dissenting shareholder will be entitled to judgment against the surviving corporation for an amount equal to the fair value of such shareholder’s shares measured as of the day prior to the special meeting, together with interest thereon to the date of the judgment. Shareholders should be aware that the fair value of their shares as determined under Section 351.455 may be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they do not seek appraisal of their shares. Shareholders should also be aware that opinions, if any, of investment banking firms (including the Company’s financial advisers) as to the fairness of the merger from a financial point of view are not necessarily opinions as to “fair value” under Missouri law.

In the case of certificated shares of common stock, the judgment will only be payable upon and simultaneously with the surrender to the surviving corporation of the stock certificates representing the shares of common stock owned by the dissenting shareholder. Upon payment of the judgment, the shareholder will cease to have any interest in the shares or in the surviving corporation. Further, unless the dissenting shareholder files the petition with the court within any of the time limits described above, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved or ratified the merger and shall be bound by the terms thereof. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as provided above ceases if and when Epiq abandons the merger.

We do not intend to object, assuming the proper procedures are followed and the shareholder qualifies under the statute, to any shareholders’ demand for payment of the fair value of his, her or its shares. We intend, however, to argue in any discussions or negotiations with dissenting shareholders or in any court proceeding that, for such purposes, the fair value of each share is less than or equal to the per share merger consideration.

To be effective, a written objection to the merger and a demand for appraisal by a holder of common stock must be made by, or in the name of, the person in whose name shares are registered in the records of the Company. The written objection and demand cannot be made by the beneficial (“street name”) holder if he, she or it does not also hold shares of common stock registered in his, her or its name in the records of the Company. The “street name” holder must, in such cases, have the registered owner, such as the brokerage firm, bank, trust or other nominee, submit the required written objection and demand in respect of those shares of stock. If you hold your shares of common stock in a brokerage account or through another nominee, such as a bank or trust, and you wish to be deemed a dissenting shareholder and exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee to determine the appropriate procedures for filing a written objection to the merger and making a demand for appraisal. If you currently hold your shares of common stock in “street name” and wish to avoid loss of rights resulting from the registered owner’s failure to follow the mandated procedural steps under Section 351.455, prior to the record date you may wish to instruct the registered owner of your shares (i.e., your brokerage firm, bank, trust or other nominee) to transfer your security position in such shares to a direct registration system book entry registered directly in your name on the Company’s books with its transfer agent. Please contact your brokerage firm, bank, trust or other nominee for further information.

Under Missouri law, dissenting shareholder and appraisal rights are your exclusive remedy as to the merger, except in the case of fraud or lack of authorization for the merger.

In view of the complexity of Section 351.455, shareholders of the Company who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors before attempting to exercise these rights. To the extent there are any inconsistencies between the foregoing summary and Section 351.455, Section 351.455 shall govern.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Epiq has received contrary instructions from one or more of the shareholders. Epiq will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Epiq Systems, Inc., Attn: Corporate Secretary, 501 Kansas Avenue, Kansas City, Kansas 66105, or by calling (913) 621-9500. In addition, shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of shareholders in 2017. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we will hold a 2017 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2017 annual meeting will be held. If the 2017 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2017 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our Amended and Restated Bylaws, as described below.

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the 2017 annual meeting (if held) including nominees for candidates for election as directors, may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, eligible shareholder proposals must be submitted in writing to the Corporate Secretary of Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105 and must be received no later than March 1, 2017. Additionally, our Amended and Restated Bylaws require that our Corporate Secretary must receive notice of nominations or other business to be brought before our next annual meeting (if held) no earlier than December 11, 2016 and no later than December 30, 2016.

Epiq’s Amended and Restated Bylaws contains information and other requirements that must be satisfied in connection with any notice. The Amended and Restated Bylaws are posted on our website at www.epiqsystems.com/Corporate-Governance. The Amended and Restated Bylaws shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. This website addresses is intended to provide inactive, textual references only. The information on this website is not part of this document.

DIRECTOR NOMINATION AGREEMENT

On June 6, 2016, we entered into a Director Nomination Agreement with Villere and certain principals of Villere, including George Young (collectively “the Villere parties”), and Jeffrey Galgano, Barry LeBlanc and Gregory Share (together, the “Villere designees”).

Pursuant to the Director Nomination Agreement, the nominating and corporate governance committee of the Board reviewed and approved the qualifications of the Villere designees included in the notice of nomination delivered to the Company by the Villere parties on December 4, 2015 and referred to in the section entitled “The Merger (Proposal 1)—Background of the Merger,” and recommended their nomination to the Board. The Board included the Villere designees in the Company’s proxy statement for the 2016 annual meeting of shareholders and such designees were elected as directors at such meeting. If an annual meeting of shareholders is held in 2017, the Board will again include the Villere designees as director nominees in the Company’s proxy statement for such annual meeting. In connection with the election of the Villere designees to the Board, three members of the Board (other than any of the Villere designees) will resign from the Board effective as of December 31, 2016. The Villere designees have signed irrevocable resignations which were submitted to the Board in connection with their appointments, which for each Villere designee will become effective if Villere ceases to beneficially own at least 7.0% of the Company’s outstanding common stock.

The Director Nomination Agreement provides that the Villere parties will abide by certain customary standstill provisions set forth therein during a “standstill period,” which will continue for so long as a Villere designee is a member of the Board. In addition, from the effective date of the Director Nomination Agreement through its termination, Villere will cause all voting securities with respect to which it has sole and shared voting power, to be present for quorum purposes and to be voted at all shareholder meetings (including annual or special meetings) or at any adjournments or postponements thereof:

•	for all directors nominated by the Board for election at such shareholder meeting and in accordance with the recommendation of the Board for certain other customary proposals submitted in an annual shareholder meeting, including any proposal to amend or approve a new Company equity incentive plan; and

•	for any proposal, such as Proposal 1 hereof, presented to the shareholders for a vote on or before December 31, 2016 to approve a merger, stock purchase or other acquisition of the Company, whether structured as a merger or otherwise, if and to the extent that (x) the Board receives an opinion from a nationally recognized investment bank that the consideration for such transaction is fair to the shareholders of the Company from a financial point of view, (y) such transaction has been approved by (and such approval has not been withdrawn by) the Board at a price above an acceptable threshold and (z) the type of consideration and price per share to be paid in the transaction with respect to common stock beneficially owned by Villere is the same as to the type of consideration and price per share to be paid with respect to the common stock held by all other shareholders.

Pursuant to the Director Nomination Agreement, the Villere parties irrevocably withdrew the notice of nomination delivered on December 4, 2015 and the Company and the Villere parties dismissed with prejudice all claims and counterclaims asserted in, and appeals of the pending litigation between the Company and the Villere parties described under the section entitled “The Merger (Proposal 1)—Background of the Merger,” and entered into a release agreement. In addition, pursuant to the Director Nomination Agreement, the Company reimbursed Villere for its documented out-of-pocket expenses in connection with the Villere litigation incurred prior to the execution of the Director Nomination Agreement in an amount equal to $3,550,000. The Company filed an insurance claim relative to the litigation and the settlement thereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to Epiq Systems, Inc., Attn: Corporate Secretary, 501 Kansas Avenue, Kansas City, Kansas City 66105. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a shareholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to Epiq Systems, Inc., Attn: Corporate Secretary, 501 Kansas Avenue, Kansas City, Kansas 66105.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 1, 2016, as amended by Form 10-K/A filed with the SEC on April 29, 2016;

•	quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 3, 2016; and

•	current reports on Form 8-K filed with the SEC on February 1, 2016, February 10, 2016, June 7, 2016, June 23, 2016, July 27, 2016 and July 28, 2016.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [---], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of July 26, 2016

by and among

DOCUMENT TECHNOLOGIES, LLC,

DTI MERGER SUB, INC.

and

EPIQ SYSTEMS, INC.

LISTING OF COMPANY DISCLOSURE SCHEDULES

Disclosure Schedules	Description

Section 3.1(b)	Company Subsidiaries

Section 3.2	Capitalization

Section 3.8	Absence of Certain Changes

Section 3.11	Tax Matters

Section 3.12	Employee Benefits Matters

Section 3.13	Labor and Employment Matters

Section 3.15	Intellectual Property

Section 3.17(a)	Owned Real Property

Section 3.17(b)	Leased Property

Section 3.18	Contracts

Section 3.19	Insurance

Section 3.24	Suppliers and Customers

Section 5.1(a)	Conduct of the Business

Section 5.7(a)	Indemnification and Insurance

Section 5.15	Other Items

Section 8.14	Company Knowledge Parties

LISTING OF PARENT DISCLOSURE SCHEDULES

Disclosure Schedules	Description

Section 4.9	Absence of Certain Arrangements

Section 9.14	Parent Knowledge Parties

A-i

TABLE OF CONTENTS (CONT’D)

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2016 (this “Agreement”), is entered into by and among Document Technologies, LLC, a Georgia limited liability company (“Parent”), DTI Merger Sub, Inc., a Missouri corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Epiq Systems, Inc., a Missouri corporation (the “Company”). Defined terms used herein have the meanings set forth in Section 8.14.

W I T N E S S E T H

WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective company’s stockholders to enter into a business combination;

WHEREAS, Purchaser will, in accordance with the General and Business Corporation Law of Missouri (the “MGBCL”), merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and each Share, except as otherwise provided herein, will be converted in the Merger into the right to receive the Per Share Price in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have (a) unanimously approved the execution and delivery of and performance under this Agreement, (b) resolved that the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and otherwise in accordance with the relevant provisions of the MGBCL), are advisable, fair to and in the best interests of the Purchaser and the Company and their respective stockholders and (c) resolved to recommend that the stockholders of Purchaser and the Company adopt and approve this Agreement and approve the Merger;

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain financial institutions have executed and delivered a Debt Commitment Letter;

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the Equity Funding Letters (as defined below), pursuant to which each of OMERS Administration Corporation, Harvest Partners VII, L.P., Harvest Partners VII (Parallel), L.P. and Harvest Strategic Associates VII, L.P. (the “Equity Investors”) have, subject to the terms and conditions set forth therein, committed to provide funds to Parent that, together with the proceeds of the Debt Financing, are necessary to finance the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGBCL, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 at 10:00 a.m. (local time), on the date that is three (3) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or such other date, time or place as agreed to in writing by the parties hereto; provided, however, that in no event shall Parent and Purchaser be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (i) a date before or during the Marketing Period specified by Parent on three (3) Business Days prior written notice to the Company and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs being referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties hereto shall file with the Secretary of State of the State of Missouri summary articles of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the MGBCL with respect to the Merger (the “Summary Articles of Merger”). The Merger shall become effective upon the filing of the Summary Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Summary Articles of Merger (the time at which the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the MGBCL.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read identically to (except with respect to any changes necessary so that they shall be in compliance with Section 5.7) the articles of incorporation and bylaws of Purchaser as of the date hereof and as so amended shall be the articles of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Laws (and subject to Section 5.7).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Purchaser immediately prior to the Effective Time shall, at the Effective Time, become the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall, at the Effective Time, become the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Purchaser:

(a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent- and Purchaser-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Purchaser, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (including, subject to Section 2.4, shares of Company Common Stock underlying any outstanding contingent equity grant issued pursuant to an award agreement but other than shares to be canceled in accordance with Section 2.1(b), Dissenting Shares and shares described in Section 2.1(d)) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Per Share Price without interest and subject to any applicable withholding Taxes pursuant to Section 2.2(g) (such amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued or outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) without interest (subject to all applicable withholding Tax).

(d) Excluded Company Common Stock. Each share of Company Common Stock held by any Company Subsidiary or any Subsidiary of Parent (other than Purchaser) will remain outstanding with appropriate adjustments to the number thereof to preserve the relative percentage interest in the Company represented by such shares.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of the shares of Company Common Stock to receive the funds to which holders of such shares of Company Common Stock shall become entitled pursuant to this Agreement and enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. At or prior to the Effective Time, Parent shall, or shall take all steps necessary to enable and cause Purchaser to, deposit with the Paying Agent funds equal to the aggregate Merger Consideration payable to holders of shares of Company Common Stock (the “Aggregate Merger Consideration” or the “Payment Fund”). The Payment Fund may, as determined by Parent, pending its disbursement pursuant to and in accordance with this

Agreement, be invested by the Paying Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the Payment Fund; provided, that any amount in the Payment Fund in excess of the Aggregate Merger Consideration payable hereunder shall be disbursed to the Surviving Corporation upon the termination of the Payment Fund pursuant to and in accordance with Section 2.2(e). No investment by the Paying Agent of the Payment Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II and Parent shall promptly replace any portion of the Payment Fund lost through any investment made pursuant to this Section 2.2(a). No investment by the Paying Agent of the Payment Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration pursuant to and in accordance with this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Payment Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration, that may be payable upon surrender of any Company Common Stock held by such holders, pursuant to and in accordance with this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Purchaser, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official or a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of state, local or foreign Laws related to Taxes. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to demand and properly demands appraisal of such shares pursuant to, and complies in all respects with, the provisions of Sections 351.447 and/or 351.455, as applicable, of the MGBCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (except as provided in this Section 2.3), but instead such Dissenting Stockholder shall be entitled to receive payment of the fair value of such shares of Company Common Stock held by such Dissenting Stockholder pursuant to and in accordance with Sections 351.447 and/or 351.455, as applicable, of the MGBCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Sections 351.447 and/or 351.455, as applicable, of the MGBCL), unless and until such Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost rights to appraisal under the MGBCL. If any Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon and less all applicable withholding Taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, any effective or attempted withdrawals of such demands and any other instruments served pursuant to the MGBCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity and right to participate in, direct and/or control, at Parent’s election, all negotiations and proceedings with respect to demands for appraisal under the MGBCL to the extent permitted under applicable Laws. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, settle or offer to settle, or approve the withdrawal of, any such demands for appraisal.

Section 2.4 Treatment of Equity Awards.

(a) Each option that represents the right to acquire shares of Company Common Stock which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall at the Effective Time be canceled and terminated in exchange for an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Option, less applicable Taxes required to be withheld with respect to such payment, and the holders thereof shall have no further rights with respect thereto; provided that if the exercise price per share of Company Common Stock under any such Option is equal to or greater than the Per Share Price, such Option shall be canceled and terminated at the Effective Time without any cash payment being made or payable in respect thereof.

(b) Each share of Company Common Stock issued, and each share of Company Common Stock underlying any outstanding contingent equity grant issued pursuant to an award agreement awarded, pursuant to any Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) which is outstanding immediately prior to the Effective Time shall at the Effective Time become fully vested and be treated in accordance with Section 2.1 and shall not be assumed by Parent or the Surviving Corporation; provided that, any award of shares of Restricted Stock subject to certain vesting criteria for which the applicable performance or time period has not yet been completed as of the Effective Time, shall vest in accordance with the terms and conditions of the applicable Company Stock Plans. At the Effective Time, all outstanding dividends associated with each share of Restricted Stock that becomes vested pursuant to this Section 2.4(b), shall be paid out by the Company in a cash lump sum.

(c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Options and shares of Restricted Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, or local Law related to Tax, and the Surviving Corporation shall make any required filings with and payments to taxing authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options or Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(d) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.4. All payments required under this Section 2.4 shall be made at the Effective Time.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, any stock dividend or stock or option issuance or distribution with a record date during such period, the Per Share Price shall be equitably adjusted, and such adjustment shall provide to the holders of Company Common Stock the same economic effect, and impose on Parent and Purchaser no greater than the same economic obligation, as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.6 Further Action. If, at any time after the Effective Time, any further action is determined by the Company, Parent, Purchaser or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company or otherwise) to take and shall take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser that, except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other applicable sections or subsections thereof to the extent that the applicability of such information to such other section or subsection is reasonably apparent on the face of such disclosure) or as set forth in (or incorporated by reference in) any of the Company SEC Documents filed between January 1, 2014 and the fifth (5th) Business Day prior to the date of this Agreement (the “Filed Company SEC Documents”) excluding any risk factor disclosure, forward-looking statements or speculative statements under the headings “Risk Factors,” “Forward Looking Statements” or any other similar precautionary sections:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Company Material Adverse Effect.

(b) Each subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent the failure of any such Company Subsidiary to be in good standing would not result in a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Schedule contains a true, correct and complete list of all of the Company Subsidiaries and their places or organization, formation or incorporation (as applicable), the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary, in each case as of the date hereof. Each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not result in a Company Material Adverse Effect. The Company has delivered to Parent true, complete and correct copies of the articles of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect. Neither the Company nor any “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act (“Significant Subsidiary”) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy laws or similar state, federal or foreign Law, become insolvent or become subject to conservatorship or receivership.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which, on July 25, 2016, 37,933,086 shares were issued and outstanding (of which

477,500 were Restricted Stock), (ii) 2,000,000 shares of preferred stock, par value $1.00 per share of the Company (“Company Preferred Stock”), of which, on July 25, 2016, 0 shares were issued and outstanding and (iii) 100,000 shares of participating preferred stock, par value $1.00 per share of the Company (“Company Series A Preferred Stock”), of which, on July 25, 2016, 0 shares were issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of July 25, 2016, other than 367,664 shares of Company Common Stock reserved for issuance under the Company Stock Plans and other than 490,101 shares of Company Common Stock underlying contingent equity grants awarded pursuant to the Company Stock Plans, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance. As of July 25, 2016, Options to purchase an aggregate of 1,708,653 shares of Company Common Stock were outstanding. No shares of Company Common Stock are held by any Company Subsidiary. Upon the issuance of any shares of Company Common Stock in accordance with the terms of the Company Stock Plans, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable. Section 3.2(a) of the Company Disclosure Schedule contains a true, correct and complete list as of the date of this Agreement of (A) Options outstanding under the Company Stock Plans, and (B) Restricted Stock outstanding under the Company Stock Plans, including in each case the name of the holder, the grant date, number of shares of Company Common Stock underlying each security held by such holder, the Company Stock Plan pursuant to which the award was granted and, with respect to Options, the exercise price and the expiration date of such Options and whether such Option is an “incentive stock option” as defined in Section 422 of the Code. Except as set forth above, there are (i) no preemptive or other outstanding stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind that obligate the Company to issue or sell any shares of capital stock; (ii) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no outstanding options, warrants or other rights to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (v) no restricted shares, performance shares, contingent value rights, “phantom” stock or similar securities or equity-based rights, (vi) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interests (including any voting debt) in, the Company and (vii) no other obligations by the Company or any Company Subsidiary to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefit based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (vi). All outstanding Options and Restricted Stock were issued pursuant to a Company Stock Plan.

(b) Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is (to the extent such concept is applicable) duly authorized, validly issued in compliance with applicable Laws (including the Securities Act and state “blue-sky” laws), fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are (i) no preemptive or other outstanding stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind that obligate the Company to issue or sell any shares of capital stock of any Company Subsidiary, (ii) no outstanding shares of capital stock of, or other equity or voting interests in, any Company Subsidiary, (iii) no outstanding securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Company Subsidiary, (iv) no outstanding options, warrants or other rights to acquire from any Company Subsidiary, or that obligate any Company Subsidiary to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Company Subsidiary, (v) no obligations of any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interests (including any voting debt) in, any Company Subsidiary and (vi) no other obligations by any Company Subsidiary to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefit based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (v).

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than in any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens other than Permitted Liens. Except for the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any Equity Interests in any Person.

(d) The Company does not have in effect any “poison pill” or similar stockholder rights plan.

Section 3.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary Company Stockholder Approval and assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth herein, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly and unanimously authorized and approved by the Company Board, and other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MGBCL and any necessary Company Stockholder Approval and assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth in Section 4.7, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The affirmative vote of not less than sixty-six and two-thirds percent (66- 2/3%) of the Shares outstanding on the record date of the Company Stockholders’ Meeting, voting together as a single class (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Transactions, including the Merger.

(c) Neither the execution and delivery of this Agreement by the Company, nor the performance and consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained or not required, conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any Company Subsidiary, this Agreement or the Transactions or (iii) require any consent or approval under, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any Company Subsidiary is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii), as would not result in a Company Material Adverse Effect.

(d) The Company Board, at a meeting duly called and held, has (i) unanimously approved and declared this Agreement and the Transactions advisable, fair to and in the best interests of the stockholders of the Company and (ii) resolved, subject to Section 5.2, to recommend that Company Stockholders approve this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein (the “Company Board Recommendation”).

Section 3.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and together with the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of NASDAQ, (b) the filing of the Summary Articles of Merger with the Secretary of State of the State of Missouri pursuant to the MGBCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the performance and consummation by the Company of the Transactions, other than as would not result in a Company Material Adverse Effect.

Section 3.5 Company SEC Documents. The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, prospectuses and proxy statements with the SEC required to be filed since January 1, 2013 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and prospectuses may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the respective rules and regulations promulgated thereunder, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and, except to the extent that any information in any Company SEC Document has been revised or superseded by a Company SEC Document filed prior to the date hereof, none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company or any Company Subsidiary has failed to make certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. As of the date hereof, neither the Company or any Company Subsidiary nor any of their executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications included in the Company SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any Company Subsidiary from the SEC or its staff. There has been no material correspondence between the SEC and the Company or any Company Subsidiary since January 1, 2013 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

Section 3.6 Company Financial Statements.

(a) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company (including the related notes and schedules relating thereto) included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations, stockholders’ equity and cash flows, for each of the dates and for the periods shown, in conformity with GAAP (subject, in the case of unaudited statements, to normal audit adjustments which, individually or in the aggregate would not be expected to be material).

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the statements and reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder for the years ended December 31, 2013, 2014 and 2015, and such assessment concluded that such controls were effective. Since January 1, 2013, neither the Company nor any Company Subsidiary or any of their respective directors or officers has received from its auditors any written complaint, allegation, assertion or claim that the Company has engaged in improper accounting practices that are material to the consolidated financial statements of the Company and the Company Subsidiaries.

(c) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any Company Subsidiary has, and to the Knowledge of the Company, no director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in any respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(d) Since the Balance Sheet Date, none of the Company or, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and the Company Subsidiaries, in each case which has not been subsequently remediated, or (ii) any fraud that involves the Company’s or any Company Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Company Subsidiaries.

Section 3.7 Undisclosed Liabilities.

(a) Neither the Company nor any Company Subsidiary has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of December 31, 2015 (such balance sheet, the “Balance Sheet” and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) under this Agreement or incurred in connection with the Transactions or (iv) as would not be reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure in the Company SEC Documents of any transaction involving, or liabilities of, the Company or any of the Company Subsidiaries that would reasonably be expected to be material to the Company and the Company Subsidiaries as a whole.

Section 3.8 Absence of Certain Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, since December 31, 2015, (i) except in connection with the Transactions, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) the Company and the Company Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a violation of Section 5.1. Since December 31, 2015, there has not been any Company Material Adverse Effect.

Section 3.9 Legal Proceedings. There is no, and during the past three years there has been no, pending or, to the Knowledge of the Company, threatened, legal, regulatory or administrative proceeding, claim, suit, arbitration or action against the Company or any of the Company Subsidiaries, nor is there, and during the past three years there has not been, any injunction, order, judgment, ruling or decree imposed upon the Company or any of the Company Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 3.10 Compliance With Laws; Permits.

(a) The businesses of the Company and the Company Subsidiaries are, and for the past three years, have been, conducted in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of the Company Subsidiaries, except for instances of non-compliance as would not reasonably likely be material to the Company and the Company Subsidiaries, taken as a whole. The Company is in compliance in all material respects with the applicable listing requirements, corporate governance and other rules and regulations of NASDAQ. The Company and each of the Company Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”), except as the failure to hold or be in compliance with the Company Permits would not result in a Company Material Adverse Effect. No investigation, audit or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries or any of their assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company of its intention to conduct the same, except for such investigations or reviews the outcome of which have not been and are not reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Since January 1, 2013, (i) the Company and the Company Subsidiaries and, to the Knowledge of the Company, its and their respective Affiliates, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”) and (ii) neither the Company, any Company Subsidiary nor any of the Company’s Affiliates, directors, officers, employees, agents or other representatives acting on the Company’s behalf have directly or indirectly, in each case, in violation of any Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country,

(C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent of such customer or supplier, or (E) taken any action or made any omission in violation of any applicable Laws governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(c) Since January 1, 2013, none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents, (i) has been a Person with whom transactions are prohibited or limited under any economic sanctions laws, including those administered by the Office of Foreign Assets Control, the United Nations Security Council, the European Union, or any other sanctions authority, or (ii) has violated any economic sanctions Laws. The Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance with and in possession of any and all licenses or permits that may be required for the lawful conduct of their businesses under export control Laws, including the Export Administration Regulations, the International Traffic in Arms Regulations, and other applicable export control Laws in the countries where they operate, except as would not have a Company Material Adverse Effect. Since January 1, 2013, the Company and the Company Subsidiaries have made no voluntary disclosures to any Governmental Authority under applicable economic sanctions Laws or export control Laws and, to the Knowledge of the Company, have not been the subject of any investigation or inquiry by a Governmental Authority regarding compliance with such Laws or have been assessed any fine or penalty under such Laws.

Section 3.11 Tax Matters.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, (i) each of the Company and the Company Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and other material Tax Returns required to be filed by it, and all such filed Tax Returns are accurate and complete; (ii) all Taxes shown to be due on such Tax Returns and all other material Taxes (whether or not shown on a Tax Return) have been timely paid; (iii) no deficiency with respect to Taxes has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries which has not been fully paid, or is being contested in good faith and adequately reserved for in the Filed Company SEC Documents in accordance with GAAP; (iv) the unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve set forth in the Filed Company SEC Documents; (v) since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice; and (vi) no power of attorney granted by the Company or any Company Subsidiary with respect to Taxes or Tax Returns is currently in force.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, (i) The Federal income and other material Tax Returns through the taxable year ended December 31, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Laws, after giving effect to extensions or waivers, has expired (excluding Tax Returns that remain open due to the existence of net operating losses); (ii) neither the Company nor any Company Subsidiary has granted any currently effective extension or waiver of the limitations period applicable to any income or other material Tax Return or any income or other material Taxes (other than extensions of time to file any Tax Returns obtained in the ordinary course of business), which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no proceeding or investigation pending or threatened in writing with respect to the Company or any Company Subsidiary in respect of any income or other material Tax; (iv) no claim has been made by a taxing authority in writing in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the relevant Company or Company Subsidiary is or may be subject to taxation by that jurisdiction; and (v) no closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any Company Subsidiary, and no such agreements or rulings have been applied for and are currently pending.

(c) The Company and each Company Subsidiary has complied in all material respects with applicable Laws for the withholding of Taxes and has timely withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes required to be withheld and paid over.

(d) The Company has made available to Parent: (i) true, correct and complete copies of all income and other material Tax Returns of the Company and each Company Subsidiary relating to taxable periods ending on or after December 31, 2012; and (ii) any audit report issued within the last three years relating to any Taxes of the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary is, or has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” or “transaction of interest” as set forth in Treasury Regulations Section 1.6011-4(b).

(h) Neither the Company nor any Company Subsidiary (i) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or any other group that files a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is the Company); (ii) is a party to any Tax sharing, Tax indemnification, Tax allocation or similar agreement with any Person, except pursuant to any customary commercial agreement entered into by the Company or any Company Subsidiary in the ordinary course of business, the principal purpose of which does not relate to Taxes or (iii) is liable for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, assumption, operation of Law or otherwise.

(i) There are no Liens for Taxes (other than Permitted Liens) on any assets of the Company or any Company Subsidiary.

(j) For purposes of this Agreement: (i) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, customs duty, transfer, franchise, profits, inventory, escheat, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property taxes and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any similar Law) or otherwise and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.12 Employee Benefits Matters.

(a) The Company has made available to Parent correct and complete copies of (i) each Company Plan, (ii) each Non-U.S. Company Plan, (iii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iv) the most recent summary plan description for each Company Plan for which such summary plan description is required and

(v) each trust agreement and insurance or group annuity contract relating to any Company Plan. Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Plan and each Non-U.S. Company Plan, except for any incentive, compensation, retention or employment arrangement that provides for annual compensation, payments or benefits of less than $350,000 in the aggregate for any one employee.

(b) Each Company Plan and Non-U.S. Company Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws (as applicable) except where such noncompliance would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole. All contributions, premiums and payments under or in connection with any Company Plan or Non-U.S. Company Plan required to be made under the terms of any Company Plan or Non-U.S. Company Plan, a related trust, insurance contract or other funding arrangement, or pursuant to applicable Law, including ERISA and the Code, have been timely made, except as would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), actions, complaints, investigations, petitions, suits or other proceedings with respect to any Company Plans or Non-U.S. Company Plans, plan sponsors or plan administrators or any fiduciaries of the Company Plans or Non-U.S. Company Plans, except as would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(c) All Company Plans that are “pension plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or has filed a timely application therefor. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. Nothing has occurred since the date of such determination letter that would be reasonably likely to materially adversely affect such qualification.

(d) Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, the company does not have any Tax gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.

(e) Neither the Company nor any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored, maintained or had an obligation to contribute to a (i) Multiemployer Plan (as defined in Section 3(37) of ERISA), (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (iii) a “multiple employer plan” as defined in Section 413(c) of the Code.

(f) Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state Law.

(g) Each Company Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(h) With respect to each Non-U.S. Company Plan: (i) all employer and employee contributions to each Non-U.S. Company Plan required by Laws or by the terms of such Non-U.S. Company Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Non-U.S. Company Plan, the liability of each insurer for any Non-U.S. Company Plan funded through insurance or the book reserve established for any Non-U.S. Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S.

Company Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Non-U.S. Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(i) Except as set forth on Section 3.12(i) of the Company Disclosure Schedule, the execution and delivery of this Agreement or the performance and consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director or individual independent contractor of the Company to severance pay or benefits, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer, including equity-based awards under any Company Plan or Non-U.S. Company Plan or (iii) trigger any funding of compensation or benefits under any Company Plan or Non-U.S. Company Plan.

Section 3.13 Labor and Employment Matters. Except as set forth in Section 3.13 of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other Contract with a labor union or labor organization, no employee of the Company or any Company Subsidiary is represented by any labor organization with respect to such employee’s employment with the Company or any Company Subsidiary, and no union organization activity is pending or, to the Knowledge of the Company, threatened involving any employee of the Company or a Company Subsidiary; (ii) there is no labor strike, work stoppage or slowdown, or other labor dispute pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary; (iii) there are no complaints, charges or claims against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened with any public or governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or a Company Subsidiary of any individual that would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries taken as a whole; (iv) the Company and the Company Subsidiaries are in compliance, in all material respects, with all Laws relating to the employment of labor, relating to the terms and conditions of employees, former employees or prospective employees and other labor-rated matters, including all Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, wages, hours, social benefits contributions, severance pay, the WARN Act, collective bargaining, civil rights, safety, health, immigration, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax; (v) there has been no “mass layoff” or “plant closing” (as defined under the WARN Act) with respect to the Company or a Company Subsidiary within the prior six (6) months; and (vi) the Company or a Company Subsidiary has not incurred, or does not reasonably expect to incur, any current or contingent liability or obligation with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.

Section 3.14 Environmental Matters. Except for those matters that would not result in a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and, for the past three years, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no enforcement proceeding, suit, claim or action relating to or arising from any noncompliance with, or liability under, Environmental Laws (including relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or to the Knowledge of the Company that is pending and otherwise relating to any real property currently owned, operated or leased by the Company or any of the Company Subsidiaries and (c) neither the Company nor any of the Company Subsidiaries has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials).

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule contains an accurate and complete list of all of the following owned or purported to be owned by the Company or any of the Company Subsidiaries: (i) issued patents and pending patent applications; (ii) registered trademarks or service marks and applications to register trademarks or services marks; (iii) registered copyrights and applications to register copyrights; and (iv) domain names. The Company owns all right, title, and interest in and to all Intellectual Property that it owns or purports to own. Except as would not have a Company Material Adverse Effect, the Company has the valid right to use, all other Intellectual Property used in or necessary for the operation of the Company’s or any of the Company Subsidiaries’ respective business as currently conducted. All Intellectual Property that the Company owns or purports to own, including all Intellectual Property set forth on Section 3.15(a) of the Company Disclosure Schedule, is free and clear of all Liens, other than Permitted Liens. The Intellectual Property set forth on Section 3.15(a) of the Company Disclosure Schedule is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, (i) (A) to the Knowledge of the Company, the conduct of the Company’s and the Company Subsidiaries’ respective businesses as currently conducted do not infringe or otherwise violate any Person’s Intellectual Property, and (B) there is no claim of such infringement or other violation pending or, to the Knowledge of the Company, threatened in writing, against the Company; and (ii) (A) to the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of the Company Subsidiaries, and (B) no claims of such infringement, misappropriation or other violation are pending or have been made or brought against any Person in the past three years by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, have been threatened in writing against any Person in the past three years by the Company or any of the Company Subsidiaries.

(c) No trade secret material to the business of the Company or any of the Company Subsidiaries has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any of the Company Subsidiaries other than pursuant to a non-disclosure agreement restricting the disclosure and use of the same. The Company and the Company Subsidiaries have taken adequate measures, which are reasonable in the industry in which the business of the Company and the Company Subsidiaries operate, to protect the confidentiality, secrecy and value of such trade secrets and information. All past and current employees of the business of the Company or the Company Subsidiaries involved in the creation or development of Intellectual Property and all past and current contractors hired by the Company or the Company Subsidiaries who have developed material Intellectual Property for the Company or the Company Subsidiaries have executed and delivered to the Company or one of the Company Subsidiaries (i) a nondisclosure agreement or obligation restricting such person’s right to disclose or use confidential or proprietary information of the Company or the Company Subsidiaries, and (ii) valid and enforceable written instruments that presently assign all applicable rights in such Intellectual Property to the Company or one of the Company Subsidiaries. To the Knowledge of the Company, no such employee or contractor is in default or breach of any material term of any invention assignment or similar provision of any agreement.

(d) No government funding and no facilities of a university, college, other educational institution or research center, were used in the development of any Company proprietary Software of the Company or the Company Subsidiaries.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Software in such a manner that would, under the terms of the applicable Open Source Software license, (i) require the Company or one of the Company Subsidiaries to disclose, license, or distribute any proprietary source code for any such software product, or (ii) diminish or transfer the rights of ownership in any Intellectual Property or software of the Company and the Company Subsidiaries to a third party.

(f) Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not disclosed, delivered, licensed, or otherwise made available any source code (or any part thereof) owned by the Company or any of the Company Subsidiaries to any Person other than to a Person who was, as of the date of disclosure or delivery, an employee, agent, consultant, or contractor of the Company or one of the Company Subsidiaries, and who has executed a written agreement requiring such Person to protect the confidentiality of such source code.

(g) The Company IT Systems are (i) adequate for, and operate and perform in all material respects as required in connection with, the current operation of the business of the Company and the Company Subsidiaries, and (ii) do not, to the Knowledge of the Company, contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of any Company IT Systems, or (B) enable or assist any Person to access without authorization any Company IT Systems. The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain the performance and security of the Company IT Systems and the Company IT Systems have not suffered any material failures within the past three (3) years.

(h) Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, any third party acting on their behalf with respect to the business of the Company and the Company Subsidiaries, is and has for the last 3 years been in compliance in all material respects with applicable Data Protection Laws. Each of the Company and the Company Subsidiaries has used commercially reasonable efforts to protect Personal Data and User Data against loss, damage or unauthorized access, use, modifications or other misuse of any User Data or Personal Data by the Company, the Company Subsidiaries or any third party acting on their behalf. The Company and the Company Subsidiaries have conducted commercially reasonable privacy and data security audits (including independent third-party audits) at reasonable and appropriate intervals. The Company and the Company Subsidiaries have resolved any privacy or data security issues identified in such audits.

(i) No Person has made any Claim or commenced any action against the Company or any Company Subsidiary with respect to (i) the violation of any Data Protection Law, (ii) the violation of any contractual obligation with respect to the treatment of any Personal Data or User Data or (iii) loss, damage or unauthorized access, use, modification or other misuse of any Personal Data or User Data collected or processed by or on behalf of the Company and the Company Subsidiaries. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries have suffered a material data breach.

Section 3.16 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.7, the approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of any “moratorium,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 351.459 of the MGBCL but excluding (i) the “control share acquisition” statute under Section 251.407 of the MGBCL and (ii) Section 409.500 et. seq. of the Revised Statutes of the State of Missouri (also known as the Missouri Takeover Bid Disclosure Act).

Section 3.17 Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of all real property and interests in real property owned by the Company or any Company Subsidiary (with all easements and other rights appurtenant to such property, the “Owned Real Property”). The Company or a Company Subsidiary owns and has good and valid title to all of the Owned Real Property, free and clear of all Liens (except in all cases for Permitted Liens) and, other than the rights of Parent and Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interests therein. The Company and the Company Subsidiaries have not leased or otherwise granted any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth (i) a true, complete and correct list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiaries in respect of which the Company or any of the Company Subsidiaries has annual rental obligations of $1,000,000 or more as of the date hereof (each, a “Leased Real Property”), and (ii) the address for each Leased Real Property. As of the date hereof, except as would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, (x) no lease, sublease or other similar agreement relating to the Leased Real Property (each, a “Lease Agreement”) is subject to any Liens other than Permitted Liens, (y) each Lease Agreement constitutes a valid and binding obligation of the Company or any of the Company Subsidiaries and is in full force and effect against the Company or any of the Company Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms and (z) there is not under any Lease Agreement any existing default or circumstance which, upon the giving of notice or passage of time or both, would constitute a default or breach by the Company or any of the Company Subsidiaries under such Lease Agreement.

Section 3.18 Contracts.

(a) Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, or otherwise has any actual or potential liability or responsibility under, any Contract that:

(i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns more than a fifteen (15%) voting or economic interest, or any obligation of more than $500,000 in the aggregate;

(iii) involves an aggregate principal amount of more than $1,000,000 and relates to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company or any Company Subsidiary, other than Permitted Liens (in each case other than intercompany liabilities between the Company and the Company’s wholly-owned Subsidiaries);

(iv) is for the acquisition of any equity interests or material assets by the Company or any Company Subsidiary during the past two (2) years or under which the Company or any Company Subsidiary has any remaining obligations (including contingent obligations);

(v) requires or is reasonably likely to require either (A) annual payments from third parties to the Company and the Company Subsidiaries of at least $2,500,000 or (B) annual or one-time payment from the Company and Company Subsidiaries to third parties of at least $2,500,000;

(vi) contains any covenant that (A) restricts in any material respect the ability of the Company or any Company Subsidiary (or, after the Effective Time, Parent, the Surviving Corporation, or their respective Subsidiaries or Affiliates) to engage in any line of business or to compete with any Person or operate at any location other than nonsolicitation covenants entered into in the ordinary course of business consistent with past practice, (B) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Effective Time, Parent, the Surviving Corporation, or their respective Subsidiaries or Affiliates), or (C) prohibits or restricts in any material respect the right of the Company, any of the Company Subsidiaries or any of their respective Affiliates to make, sell, supply, market, distribute or commercialize any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(vii) contains any covenant granting “most favored nation” status that, following the consummation of the Merger, would restrict actions in any material respect taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates;

(viii) contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(ix) provides for the grant of a license or other right with respect to any material Intellectual Property rights owned or used by the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party as licensee or licensor other than (A) Off-the-Shelf Software and (B) non-exclusive licenses granted by or to the Company or any Company Subsidiary in the ordinary course of business consistent with past practice;

(x) provides for indemnification by the Company or any of the Company Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of the Company Subsidiaries or (B) entered into in the ordinary course of business consistent with past practice;

(xi) constitutes a guaranty of any obligation of any Person or other support, assumption or endorsement of, or any other similar commitment with respect to liabilities in the aggregate of more than $1,000,000 of, any Person (in each case, other than the Company or any Company Subsidiary);

(xii) provides for severance, retention, change of control or other post-termination payments or post-termination benefits to employees involving payments in excess of $200,000 per employee;

(xiii) is a written settlement agreement executed during the last two years of any actual or threatened action with a value of greater than $500,000;

(xiv) is entered into with any director or officer of the Company, any Company Subsidiary or any Affiliate of the foregoing and provides for minimum aggregate cash payments in excess of $350,000 per annum (other than commission plans);

(xv) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or any assets that have a fair market value or purchase price of more than $200,000; or

(xvi) is a collective bargaining agreement.

Each Contract of the type described in clauses (i) through (xvi) of this Section 3.18 (whether or not such Contract is set forth on Section 3.18 of the Company Disclosure Schedule) is referred to herein as a “Company Material Contract”.

(b) Each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries to the extent the Company or such Company Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) except where the failure to be valid, binding, enforceable and in full force and effect, would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole. The Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not result in a Company Material Adverse Effect.

Section 3.19 Insurance. The Company and the Company Subsidiaries have all material policies of insurance covering the Company, the Company Subsidiaries or any of their respective employees, properties or assets, including policies of life, property fire, workers’ and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operations of its business. Section 3.19 of the Company Disclosure Schedule lists all material insurance policies covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company Subsidiaries as of the date hereof (collectively, the “Insurance Policies”). Except as would not have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Except as would not have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 3.20 Affiliate Transactions. There are no transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

Section 3.21 Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company Board has received the opinion of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Per Share Price is fair from a financial point of view to the holders of the Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.22 Brokers and Other Advisors. Except for the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

Section 3.23 Disclosure. At the time of the filing of the Proxy Statement with the SEC, the Proxy Statement will comply in all material respects with the requirements of the Exchange Act. The Proxy Statement will not, at the time of the filing of the Proxy Statement with the SEC, the first distribution or dissemination of the Proxy Statement to the Company Stockholders or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Proxy Statement, the solicitation of a proxy for such Company Stockholders’ Meeting or the subject matter hereof which has become false or misleading. For clarity, the representations and warranties in this Section 3.23 will not apply to information supplied to the Company by Parent or Purchaser or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.24 Suppliers and Customers.

(a) Section 3.24(a) of the Company Disclosure Schedule sets forth the names of the ten (10) largest suppliers of the Company and the Company Subsidiaries as of the date hereof, measured by dollar value of purchases by the Company and the Company Subsidiaries for the twelve (12) calendar months ended May 31, 2016. Except as set forth on Section 3.24(a) of the Company Disclosure Schedule, none of the suppliers listed on Section 3.24(a) of the Company Disclosure Schedule has notified in writing to the Company or any Company Subsidiary that it is (i) cancelling or terminating its relationship with the Company or any Company Subsidiary or (ii) materially and adversely modifying the pricing or volume of goods or services sold to, the Company or any Company Subsidiary.

(b) Section 3.24(b) of the Company Disclosure Schedule sets forth the names of the twenty (20) largest customers of the Company and the Company Subsidiaries as of the date hereof, measured by dollar value of gross revenues billed by the Company and the Company Subsidiaries for the twelve (12) calendar months ended May 31, 2016. Except as set forth on Section 3.24(b) of the Company Disclosure Schedule, none of the customers listed on Section 3.24(b) of the Company Disclosure Schedule (other than Parent’s counsel) has notified the Company or any Company Subsidiary that it is (i) cancelling or terminating its relationship with the Company or any Company Subsidiary, (ii) materially and adversely modifying the pricing under an existing Contract of goods or services purchased from the Company or any Company Subsidiary (including goods or services provided prior to the date hereof), other than modifying pricing in an amount which is less than $250,000 in the aggregate over the remaining term of the applicable Contract between such customer and the Company, or (iii) materially and adversely modifying the volume of goods or services purchased from, the Company or any Company Subsidiary.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company, except as disclosed in the disclosure schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 4.1 Organization, Standing and Corporate Power.

(a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Georgia and has all requisite limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

(b) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Missouri and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Purchaser under this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Purchaser (including unanimously by the Parent Board and the board of directors of Purchaser, which boards have declared this Agreement and the Transactions advisable, fair to and in the best interest of their respective stockholders) and adopted by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery of and performance by Parent and Purchaser under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by

Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt and approve this Agreement and approve the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Laws applicable to Parent or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not have a Parent Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of NASDAQ, (b) the filing of the Summary Articles of Merger with the Secretary of State of the State of Missouri pursuant to the MGBCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions, other than as would not have a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for Wells Fargo Securities, LLC, the fees of which will be paid by Parent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fee of which will be paid by the Equity Investors (other than OMERS Administration Corporation), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Financing.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter dated as of the date of this Agreement from each of the Equity Investors (each such letter, an “Equity Funding Letter”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein to Parent (the “Equity Financing”) and (ii) an executed commitment letter dated as of the date of this Agreement (the “Debt Commitment Letter”, and together with the Equity Funding Letters, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the aggregate principal amount set forth therein as of the Closing Date (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to herein as the “Financing”). As of the date of this Agreement, except as permitted by Section 5.14(a), neither the Equity Funding Letters nor the Debt Commitment Letter have been amended or modified, no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Letters, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, and, to the Knowledge of Parent, the other parties thereto, except as may be limited by the Bankruptcy and Equity Exceptions. Parent has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Equity Funding Letters and the Debt Commitment Letter that are payable on or prior to the date of this Agreement. Assuming the funding of the Financing in accordance with the terms of the Financing Letters, the net proceeds contemplated by the Financing will, together with cash and cash equivalents available to Parent and committed credit facilities in the aggregate, be sufficient to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement and any repayment or refinancing of any outstanding debt contemplated by this Agreement (to the extent required by, and pursuant to the terms of, this Agreement). As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Equity Funding Letters or the Debt Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Equity Funding Letters or the Debt Commitment Letter in each case that would, individually or in the aggregate, permit the financial institutions party thereto to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto. Except as set forth in the Financing Letters, there are no (i) conditions precedent to the respective obligations of the Equity Investors and the lenders party to the Debt Commitment Letter to fund the full amount of the Financing; or (ii) contractual contingencies under any agreements, side letters or arrangements (other than any fee letters (customarily redacted) that have been provided to the Company) relating to the Financing to which either Parent, Purchaser or any of their respective Affiliates is a party that would permit the Equity Investors or the lenders party to the Debt Commitment Letter to reduce the total amount of the Financing, or that would materially and adversely affect the availability of the Financing. Each of the Equity Funding Letters provides, and will continue to provide, that the Company is a third party beneficiary thereof in accordance with the terms and conditions of the applicable Equity Funding Letters as of the date of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, the net proceeds of the Financing, when funded in accordance with the Financing Letters, will be sufficient for Purchaser and the Surviving Corporation to pay the Aggregate Merger Consideration, all amounts required to be paid pursuant to Section 2.4, any repayment or refinancing of debt contemplated by this Agreement or required as a result of the consummation of the transactions hereunder or the Financing Letters, and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses. Parent and Purchaser acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Purchaser’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7 Share Ownership. Neither Parent nor Purchaser has been, at any time during the five (5) years preceding the date hereof, an “interested shareholder” of the Company, as defined in Section 351.459 of the MGBCL. As of the date of this Agreement, none of Parent, Purchaser and their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Purchaser and their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.8 Litigation. As of the date hereof, there is no legal or administrative proceeding, claim, suit or action pending or to the Knowledge of Parent, threatened against Parent or Purchaser which seeks to, or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or any of the other transactions provided for herein.

Section 4.9 Absence of Certain Arrangements. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, as of the date hereof, there are no Contracts between Parent and Purchaser, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.

Section 4.10 Solvency. Assuming (a) the satisfaction of the conditions in Article VI and (b), the accuracy in all material respects of the representations and warranties of the Company in this Agreement and (c) that immediately prior to the Effective Time, (x) the Company and each Company Subsidiary is able to pay their respective debts as they become due and owns property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (y) the Company and each Company Subsidiary has have adequate capital to carry on their respective businesses, then as of the Effective Time, immediately after giving effect to the Transactions, (i) the Surviving Corporation and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) the Surviving Corporation and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or the Company Subsidiaries.

Section 4.11 Disclosure. None of the information supplied by or on behalf of Parent or Purchaser, including by any of their directors, officers, employees, Affiliates, agents or other Representatives, for inclusion or incorporation by reference in the Proxy Statement will, at the time of the filing of the Proxy Statement with the SEC, at the time of the first distribution or dissemination of the Proxy Statement to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Proxy Statement, the solicitation of a proxy for such Company Stockholders’ Meeting or the subject matter hereof which has become false or misleading.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement, as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the earlier of (x) termination of this Agreement in accordance with Section 7.1, and (y) the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (x) maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses (in each case, in a form and amount consistent with past practice), (y) maintain in the ordinary course of business consistent with past practice the current relationships of the Company with each of the customers, suppliers and other Persons with whom the Company has material business relations and (z) preserve its and the Company Subsidiaries’ business and material assets substantially intact. Without limiting the foregoing, except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 7.1 hereof or the Effective Time, take any of the following actions:

(i) amend or otherwise change the articles of incorporation or bylaws of the Company or such similar applicable organizational documents of any Company Subsidiaries;

(ii) issue, sell, or grant any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests, except for (A) the issuance of capital stock pursuant to any Contract or pursuant to an offer letter, in each case, in effect or extended and disclosed to Parent prior to the date hereof or (B) the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Options granted and disclosed to Parent prior to the date hereof;

(iii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity interests, including with respect to any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable, exchangeable or redeemable for securities having the right to vote) with the Company Stockholders on any matter, except (A) pursuant to commitments in effect and disclosed to Parent prior to the date hereof or (B) in connection with withholding to satisfy tax obligations with respect to Options granted prior to the date of this Agreement or acquisitions in connection with the net exercise of Options granted prior to the date of this Agreement;

(iv) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than (1) dividends paid by any wholly-owned Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (2) cash dividends not to exceed $0.09 per share declared by the Company Board with respect to the Company Common Stock prior to the date hereof or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(v) redeem, repurchase, prepay (except as required by the Company Credit Agreement), defease, cancel, incur or otherwise acquire, or modify the terms of, any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) Indebtedness incurred under the Company Credit Agreement (as in effect on the date hereof) in the ordinary course of business, (B) Indebtedness in a principal amount not in excess of $15 million for all such Indebtedness by the Company and the Company Subsidiaries in the aggregate (other than Indebtedness incurred (x) under the Company Credit Agreement pursuant to the preceding clause (A) and (y) in respect of capital leases in an amount not to exceed $20 million in the aggregate), and (C) Indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary; provided that any Indebtedness incurred or otherwise acquired, or modified, or assumed under this Section 5.1(a)(v) shall be subject to prepayment without penalty at any time;

(vi) sell, transfer, lease, rent, license, assign, abandon or otherwise dissolve or dispose of (including by merger, consolidation, or sale of stock or assets), any of its properties, legal entities or assets (tangible or intangible) in consideration for a payment exceeding $250,000 individually or $1,000,000 in the aggregate, except (A) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of the Company Subsidiaries, (B) nonexclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice, (C) sales, transfers, leases, rentals, licenses, or assignments among the Company and the Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (D) expirations of Intellectual Property in accordance with the applicable statute or the abandonment or allowing to lapse or expire of any Intellectual Property no longer used in or useful in the operation of the Company’s and the Company Subsidiaries’ respective businesses, or (E) leases resulting in annual payment equal to or less than $250,000 either individually or in the aggregate;

(vii) make capital expenditures in excess of 10% over the pro rata amount budgeted in the Company’s current annual plan for capital expenditures that was previously made available to Parent (such pro rata amount calculated based on the period of time from the date hereof to the Closing Date);

(viii) make any acquisition (including by merger, consolidation, or purchase of stock or assets) of the capital stock or assets of any other Person for consideration in excess of $2,000,000, except (A) in connection with a restructuring, merger or consolidation between the Company’s Subsidiaries or (B) pursuant to Contracts in force on the date of this Agreement;

(ix) make, grant or increase any bonus, base or other compensation, salary or wages to or of any current or former employees or consultants (excluding directors or executive officers, which are covered by clause (x) below), except as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect and disclosed to Parent prior to the date hereof or, with respect to any increase in base compensation, in the ordinary course of business consistent with past practice;

(x) enter into any Contracts with, or increase any bonus, base or other compensation, salary or wages of, any of its directors or executive officers, except as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect and disclosed to Parent prior to the date hereof;

(xi) enter into any Contracts of employment or any consulting or similar agreement, except for agreements for newly hired employees at the level of Director and below or consultants, in each case, in the ordinary course of business consistent with past practice for an employee at the same level and with an annual base salary not to exceed $250,000 in the aggregate and an aggregate annual compensation not to exceed $300,000 for any such employee or consultant;

(xii) enter into any transaction, or series of related transaction, agreements, arrangements or understandings (A) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, or (B) otherwise is with any director or officer of the Company, any Company Subsidiary or any Affiliate of the foregoing;

(xiii) adopt, establish, enter into or amend any arrangement that would constitute a Company Plan or a Non-U.S. Company Plan, except as required by Law;

(xiv) implement or announce any “mass layoff” or “plant closing” within the meaning of the WARN Act (or similar foreign Laws);

(xv) (A) make any material change to its methods of financial accounting in effect at December 31, 2015, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Laws; (B) make, change or revoke any material Tax election, (C) file any income or other material Tax Return inconsistent with past practice except as required by Law, (D) change any method of Tax accounting, (E) amend any income or other material Tax Return that results in a Tax payment or Tax refund exceeding $150,000, (F) settle or compromise any material Tax controversy that results in a Tax payment or Tax refund exceeding $150,000, or (G) consent to any extension or waiver of any limitations period with respect to any claim or assessment for a material amount of Taxes;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any Company Subsidiary;

(xvii) (A) enter into, terminate or materially amend or modify (other than extensions at the end of a term in the ordinary course of business consistent with past practice) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, other than entering into Contracts in the ordinary course (including with respect to the terms of any such Contracts) (except to the extent otherwise restricted pursuant to this Section 5.1), (B) waive any material term of or any material default under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under, any Company Material Contract, or (C) increase the amount of rent payable under any Lease Agreement, other than as required by the terms of such Lease Agreement;

(xviii) amend or modify the letter of engagement of the Company Financial Advisor in a manner that increases the fee or commission payable by the Company or otherwise increases or imposes any obligations on the Company following the Effective Time;

(xix) settle or compromise any legal proceeding or threatened legal proceeding if such settlement or compromise (A) with respect to the payment of monetary damages, involves the payment by the Company or any of the Company Subsidiaries of monetary damages in excess of $500,000 individually or (B) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole;

(xx) enter into any new line of business outside of its existing businesses or existing business plans; or

(xxi) agree in writing to take any of the foregoing actions.

Section 5.2 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause the Company Subsidiaries, and its and their respective directors, officers and employees to and shall direct, and use its reasonable best efforts to cause, its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, or any existing discussion that could reasonably be expected to lead to a Takeover Proposal, and the Company further agrees that it shall request that all non-public information previously provided by or on behalf of the Company or any Company Subsidiary to any such Persons be promptly returned or destroyed in accordance with the terms of the applicable confidentiality agreement or similar agreement with such Persons and shall prohibit access for anyone other than Parent, the Company, Purchaser and their respective Representatives to any electronic data room of the Company in connection therewith. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries, and its and their respective directors, officers and employees not to, and shall direct, and use its reasonable best efforts to cause, its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, a Takeover Proposal or the making or consummation thereof, (ii) engage in, enter into, continue or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.2) or negotiations regarding, or furnish to any Person any non-public material information in connection with or for the purpose of encouraging or facilitating, any Takeover Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Takeover Proposal, (iii) enter into any letter of intent, legal commitment or agreement to effectuate a Takeover Proposal (other than an Acceptable Confidentiality Agreement) or any Contract or legal commitment requiring the Company to abandon, terminate or fail to consummate the Transactions or (iv) direct any Representatives of the Company or any of its Subsidiaries to take any action set forth in clauses (i), (ii) or (iii) of this Section 5.2(a).

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the date that the Company Stockholder Approval is obtained, the Company or any of the Company Subsidiaries, or any of its or their respective Representatives receives a Takeover Proposal that did not result from a breach of Section 5.2(a) (an “Unsolicited Takeover Proposal”), which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal and financial advisors, is or could be reasonably expected to lead to a Superior Proposal, the Company, the

Company Board (or a duly authorized committee thereof) and their Representatives may engage in negotiations and discussions with, or furnish any information and other access to any Person making such Takeover Proposal and any of its Representatives, provided, that (i) substantially concurrently (and in any event within twenty-four (24) hours) the Company makes available to Parent such information or access (provided that access to any information the Company deems competitively sensitive may be be granted to Parent or its Representatives in accordance with the terms of the Clean Team Agreement) to the extent such information or access was not previously made available to Parent and (ii) prior to furnishing any material non-public information to any such Person, the Company receives from the Person making such Takeover Proposal an Acceptable Confidentiality Agreement. The Company will promptly (but in any event within 24 hours) notify Parent in writing of the receipt of such Takeover Proposal and (i) if it is in writing, deliver to Parent a copy of such Takeover Proposal and any related draft agreements and other written material relating to such Takeover Proposal or (ii) if oral, communicate to Parent the material terms and conditions thereof, including, in each case, the identity of the Person making such Takeover Proposal. The Company will keep Parent reasonably apprised on a prompt and timely basis of the status and material terms of such Takeover Proposal and with respect to any change in the price or any material terms thereof within 24 hours of such material change, including the delivery to Parent of any draft agreements or other written material reflecting any such changes to price or the material terms of such Takeover Proposal. The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

(c) Except as otherwise provided in this Agreement, the Company Board shall not (i) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation (including any failure to include the Company Board Recommendation in the Proxy Statement when mailed), (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend to the Company Stockholders a Takeover Proposal, (iii) fail to publicly recommend against acceptance of any tender offer or exchange offer for the Shares within five (5) Business Days after commencement of such offer or against any Takeover Proposal, (iv) enter into any definitive agreement providing for a Takeover Proposal or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv) (each of the foregoing actions described in clauses (i) through (v) being referred to as a “Company Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary in this Agreement (but subject to the Company’s compliance in all material respects with the provisions of this Section 5.2), the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change only in response to the Company receiving an Unsolicited Takeover Proposal that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) and, prior to or substantially concurrently with such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal if, and only if, in all cases, the Company Board determines in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) The Company may not make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) unless: (A) the Company complies in all material respects with this Section 5.2, (B) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least five (5) Business Days prior to taking such action, to the effect that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, the material terms and conditions of the Superior Proposal and the identity of the Person making such Superior Proposal, and include a copy of the then current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal and any financing commitment relating thereto (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Company Adverse Recommendation Change and that any material revision or amendment to the terms of such Superior Proposal shall require a new notice and, in such case, all references to five (5) Business Days in this Section 5.2(e) shall be deemed to be three (3) Business Days); (C) during such five (5) or three (3) Business Day period, as applicable, if requested by Parent, the Company shall have made its Representatives reasonably available, and directed its Representatives, to discuss and negotiate with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement; (D) Parent has not, within such five (5) or three (3) Business Day period, as applicable, made a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement such that such Takeover Proposal would cease to constitute a Superior Proposal; and (E) the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Purchaser after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the Company Stockholders if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 5.2; or (iv) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the Company Stockholders). No disclosures under this Section 5.2(f) shall be, in themselves, a breach of Section 5.2 or Section 5.3 or a basis for Parent to terminate this Agreement.

(g) As used in this Agreement, “Takeover Proposal” shall mean any bona fide proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Parent, Purchaser and any of its Affiliates thereof) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of the Company and the Company Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived, (b) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the outstanding Company Common Stock or any other voting or equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (c) any combination of the foregoing.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal which (i) is not subject to a financing condition (it being understood that the remedy of a reverse termination fee or other similar fee payable in the event that the third party submitting the Takeover Proposal does not obtain its financing shall not be deemed to be a financing condition) and (ii) is on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock from a financial point of view than the Transaction, taking into account, to the extent applicable, (x) any revisions to the terms of this Agreement and the Financing Letters proposed by Parent to the Company pursuant to this Section 5.2 and (y) the legal, financial, regulatory and other aspects of such Takeover Proposal (including the certainty of closing, the availability of financing and the ability of such third party to consummate the transactions contemplated by such Takeover Proposal) and this Agreement that the Company Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “80%.”

Section 5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Purchaser shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make as promptly as practicable and advisable any required submissions and filings under applicable Antitrust Laws or any other applicable Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws, or (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act and the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and advisable and in any event within ten (10) Business Days after the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party agrees to (A) supply as soon as reasonably practicable and advisable any additional information and documentary material that may be required or reasonably requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.3 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable.

(c) The Company, Parent and Purchaser shall: (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Each of Parent and Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d) Notwithstanding anything to the contrary set forth in this Section 5.3, in no event shall Parent, Purchaser or the Company (or any of their respective Subsidiaries or Affiliates) be required to effect or commit to effect, by consent decree, hold separate orders, trust or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent, Purchaser or the Company (or any of their respective Subsidiaries or Affiliates), (ii) the termination, relinquishment, modification or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, Purchaser or the Company (or any of their respective Subsidiaries or Affiliates) or (iii) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Purchaser or the Company (or any of their respective Subsidiaries or Affiliates).

(e) In furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable with respect to the Transactions relating to any required submissions and filings under applicable Antitrust Laws or any other applicable Laws and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, each of the Company and Parent shall use reasonable best efforts to take any and all action to avoid or resolve any such litigation, action or proceeding; provided, however, that nothing in this Agreement shall require the Parent or Purchaser to (and neither the Company nor any Company Subsidiary shall without the express written consent of Parent and Purchaser) defend through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any Restraint that would prevent the Closing prior to the End Date; provided, further, that nothing in this Section 5.3(e) shall require Parent or Purchaser or the Company to take any action that would be inconsistent with the other provisions in this Section 5.3, including Section 5.3(d) and Section 5.3(f).

(f) Neither Parent nor Purchaser shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), for consideration in excess of $10,000,000 if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under U.S. Antitrust Laws with respect to the Transactions.

Section 5.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult and cooperate with each other as to the timing and contents, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.4 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto, in each case, in accordance with Section 5.2, or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders or, in the case of Parent, to the limited partners of each of the Sponsors and their respective advisors, as required, that are consistent in all material respects with the prior public disclosures regarding the Transactions and shall not limit the ability of the Company to make regulatory announcements and filings that are required by applicable Law. Nothing in this Agreement shall restrict or prohibit the Company, Parent or Purchaser from making any disclosure to a Governmental Authority in connection with the enforcement of any right or remedy relating to this Agreement, the other agreements contemplated hereby and the Transactions or making any regulatory filing.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company and Parent shall afford to the other party and its Representatives reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ or Parent’s, as applicable, (i) properties, books, Contracts, Tax Returns, operating data and records and the Company and Parent shall furnish promptly to the other party such information concerning its business and properties and (ii) officers, employees and advisors, in each case, as such party may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that the Company, Parent, Purchaser and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party; provided, further, that the Company and Parent shall not be obligated to provide such access or information if the Company or Parent, as applicable, determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege (it being agreed that the Company or Parent, as applicable, shall give notice to the other party of the fact that it is withholding such information or documents, shall withhold only that portion of such information that is reasonably necessary to be withheld to not violate applicable Law, Contract or obligation and to preserve attorney-client privilege, and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive attorney-client privilege). The information provided will be subject to the terms of the amended and restated confidentiality letter agreement, dated as of November 10, 2015, between OPE DTI Holdings and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), that certain Clean Team Agreement, dated as of April 29, 2016, between OPE DTI Holdings and the Company (as it may be amended from time to time, the “Clean Team Agreement”).

(b) Without limiting the representations and warranties of the Company set forth in Article III hereof, Parent acknowledges and agrees that it (i) had an opportunity to discuss the business of the Company with the management of the Company, (ii) has had access to the books and records, facilities, contracts and other assets of the Company which it and its Representatives have requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company, its businesses and the Transactions.

Section 5.6 Takeover Laws. The Company and the Company Board shall each use its reasonable best efforts to (a) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any state takeover statute or similar statute becomes applicable to the Transactions, ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.7 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall for six (6) years after the Closing Date, indemnify, defend and hold harmless each current and former director and officer of the Company and any of the Company Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses that have been reasonably incurred (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or the Company Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), in each case, to the fullest extent permitted under the Company Charter Documents and applicable Law, and the Surviving Corporation shall assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company Subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee as set forth on Section 5.7(a) of the Company Disclosure Schedule, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, for a period of six (6) years after the Closing Date, cause the articles of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents or the applicable organizational documents of the Company Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) From and after the Effective Time, the Surviving Corporation shall pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.7 or the enforcement of an Indemnitee’s rights under this Section 5.7 as and when incurred to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses; provided that the obligations in this sentence shall apply only to the extent required by applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements. Any determination required to be made with respect to whether an Indemnitee’s conduct complies with an applicable standard under applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company, or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnitee and reasonably acceptable to Parent.

(c) An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any Claim relating to any acts or omissions covered under this Section 5.7 with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent (i) shall be permitted to participate in the defense of such Claim at its own expense and (ii) shall not be liable for any settlement effected without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement includes an unconditional release of each Indemnitee and the Surviving Corporation and its Affiliates from any liabilities arising out of such Claim. The Surviving Corporation shall cooperate with the Indemnitees in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by an Indemnitee in connection therewith. Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Claim, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnitees covered by the Claim from all liability arising out of such Claim. Nothing in this Section 5.7(c) shall relieve Parent or the Surviving Corporation of its obligations set forth in this Section 5.7.

(d) For a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost per each year of “tail” insurance coverage no greater than 300% of the last annual premium paid by the Company prior to the date hereof, that provides coverage no materially less favorable than the coverage described above.

(e) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of the Parent and the Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.7 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7.

Section 5.8 Transaction Litigation. The Company shall give Parent the opportunity to participate in (with its own counsel), but not control, the defense or settlement of any stockholder litigation against the Company or any of the Company Subsidiaries, directors or officers relating to this Agreement or the Transactions, and the Company shall give due consideration to Parent’s advice with respect to any such litigation. The Company shall consult with Parent regarding the defense, settlement or prosecution of any stockholder litigation; provided, that (x) none of the Company, any Company Subsidiary or any of their Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any stockholder litigation or consent to the same unless Parent shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) and (y) after receipt of the Company Stockholder Approval, the Company shall, if requested by Parent, use its reasonable best efforts to settle any unresolved stockholder litigation in accordance with Parent’s direction (it being understood that such settlement shall be conditioned on the consummation of the Merger). Each of Parent and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice.

Section 5.9 Section 16. The Company shall take all steps reasonably necessary to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Employee Matters.

(a) Parent shall provide, or shall cause to be provided, to each employee of the Surviving Corporation and its Subsidiaries who continues employment with the Surviving Corporation or its Subsidiaries (“Continuing Employees”), the opportunity to receive such medical, dental, life insurance, disability, supplemental unemployment and other welfare plan benefits which are ordinarily provided to similarly-situated employees of Parent in the ordinary course of business, as may be designated by Parent in its sole discretion from time to time.

(b) The Surviving Corporation shall use reasonable best efforts to credit each Continuing Employee, for purposes of vesting, eligibility to participate and level of benefits, but not for purposes of defined benefit pension accrual, under the employee benefit and 401(k) plans of the Surviving Corporation and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Company Plans or Non-U.S. Company Plan) (the “New Plans”), with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit or 401(k) plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use reasonable best efforts to ensure that, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan or Non-U.S. Company Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the Surviving Corporation shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Continuing Employee participated immediately prior to the Effective Time. Parent shall use reasonable best efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent or the Surviving Corporation to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement.

Section 5.11 Purchaser. Parent shall take all actions necessary to cause Purchaser to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.12 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

Section 5.13 Company Stockholders’ Meeting; Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company, acting through the Company Board, shall, in accordance with applicable Laws and the Company Charter Documents establish a record date (which record date shall be as soon as legally permissible) for, call, give notice of, convene and hold a meeting of the Company Stockholders (as soon as legally permissible) (the “Company Stockholders’ Meeting”) for the purpose of voting upon the approval of this Agreement in accordance with the MGBCL; provided, that the Company Stockholders’ Meeting shall be held no later than 30 days after the definitive Proxy Statement is first disseminated to the Company Stockholders (unless adjourned in accordance with the terms of this Section 5.13(a)). Subject to Section 5.2(d) hereof, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting or any adjournment or postponement thereof, including soliciting from the Company Stockholders proxies in favor of the approval of this Agreement in accordance with the MGBCL. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone the Company Stockholders’ Meeting except that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholders’ Meeting, after consultation with Parent, (i) if the failure to adjourn or postpone the Company Stockholders’ Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Proxy Statement, (ii) if, as of the time for which the Company

Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws or for the Company to comply with its obligations under Section 5.2(e); provided, however, that in the event that there are insufficient votes to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting, the Company may, and upon Parent’s request the Company shall, postpone or adjourn the Company Stockholders’ Meeting up to two (2) times for up to thirty (30) days to the extent permitted by applicable Law. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 5.13(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Takeover Proposal. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(b) In connection with the Company Stockholders’ Meeting, the Company shall prepare and file with the SEC as promptly as practicable and in any event no later than ten (10) Business Days following the date of this Agreement a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Proxy Statement (including any amendments or revisions thereto) and all other materials used in connection with the Company Stockholders’ Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Stockholders and shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after (and in any event no later than five (5) Business Days after) the SEC’s clearance of the Proxy Statement or the lapse of any applicable waiting period during which the SEC is allowed to comment on the Proxy Statement. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC by the Company and, to the extent required by applicable Laws, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and NASDAQ.

(c) Unless this Agreement is earlier terminated pursuant to Article VII hereof, subject to the terms of Section 5.2(d) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation.

Section 5.14 Financing.

(a) Subject to the terms and conditions of this Agreement and the Financing Letters, Parent will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably proper or advisable to obtain the Financing on the terms and conditions described in the Financing Letters, and will not consent to any amendment or modification to be made to, or any waiver of any provision or remedy under (1) the Equity Funding Letters whatsoever (except to increase the amount of the Equity Financing) and (2) the Debt Commitment Letter, in the case of this clause (2), solely to the extent such amendment, modification or waiver would (i) reduce the aggregate principal amount of the Debt Financing (unless the Equity Financing is increased by a corresponding amount or Parent otherwise has available funds in an amount at least equal to such reduction), or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in the case of either clause (i) or (ii) above, in a manner that would reasonably be expected to (A) materially delay or prevent the Closing, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur at the Effective Time or (C) adversely impact the ability of Parent or Purchaser to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto or the ability of Parent or Purchaser to consummate the Transactions; provided, however, that Parent and Purchaser may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, agents, syndication agents, documentation agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, (ii) amend or otherwise modify the Debt Commitment Letter to implement any flex provisions applicable thereto or (iii) otherwise amend, modify or replace, or agree to any waivers in respect of, the Debt Commitment Letter so long as (x) such amendment, modification, replacement or waiver does not impose new terms or conditions that would reasonably be expected to materially delay or prevent the Closing, (y) the terms thereof are not less beneficial with respect to conditionality or enforcement, taken as a whole, to Parent or Purchaser than those in the Debt Commitment Letter as in effect on the date of this Agreement and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment, modification, replacement or waiver of the Debt Commitment Letter as permitted by the proviso to the immediately preceding sentence, the financing under such amended, modified, replaced or waived Debt Commitment Letter will be deemed to be “Debt Financing” as such term is used in this Agreement. Parent will use its commercially reasonable efforts to (I) maintain in effect the Financing Letters (including any definitive agreements entered into in connection therewith) until the earlier of the consummation of the Transaction and the termination of this Agreement, (II) satisfy on a timely basis all conditions in the Financing Agreements and in the Equity Funding Letters applicable to Parent and Purchaser (and that are within their control) to obtaining the Financing, (III) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (as modified, to the extent exercised, by the flex provisions applicable thereto) or otherwise consistent in all material respects with the Debt Commitment Letter, or on other terms acceptable to Parent that would not (i) reduce the aggregate principal amount of the Debt Financing (unless the Equity Financing is increased by a corresponding amount or Parent otherwise has available funds in an amount at least equal to such reduction), or (ii) impose new or additional conditions, or otherwise amend or modify any conditions, to the receipt of the Debt Financing, in the case of either clause (i) or (ii), in a manner that would reasonably be expected to materially delay or prevent the Closing (such definitive agreements, together with the Debt Commitment Letter, the “Financing Agreements”), and (IV) consummate the Financing at or prior to the Closing (which efforts shall include, making demand upon the lenders to consummate the Financing to the extent the conditions thereto have been satisfied (other than those which are dependent upon, or are to occur simultaneously with, the funding of the Financing, it being agreed that such efforts shall not require the commencement of litigation against any lenders). Upon the Company’s request, Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Purchaser’s efforts to obtain the Debt Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and material terms of the material definitive documentation for the Debt Financing. If any portion of the Financing becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable Financing Agreements or the Equity Funding Letters (giving effect to, to the extent exercised, the flex provisions applicable thereto), (i) Parent will promptly notify the Company and (ii) Parent will use its commercially reasonable efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (it being understood that Parent shall have no obligation to accept any terms or conditions that are materially less favorable, taken as a whole, to Parent, Purchaser and the Company than the terms and conditions set forth in the applicable Financing Agreements) (“Alternative Financing”) as promptly as practicable following the occurrence of such event. In such event, as applicable: (1) the terms “Financing” and “Debt Financing” as used in this Agreement will be deemed to include any such Alternative Financing, (2) the term “Debt Commitment Letter” will be deemed to include any commitment letters with respect to any such Alternative Financing and (3) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing.

(b) The Company will provide to Parent, and will cause its Subsidiaries to provide, at Parent’s cost and expense as provided in Section 5.14(e), and will use commercially reasonable efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Commitment Letter and the Financing Agreements to be satisfied, including using reasonable best efforts in (i) assisting with the preparation of syndication documents and materials, including information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Debt Financing, and providing reasonable and customary authorization letters and management representation letters to the Financing Sources authorizing the distribution of information to prospective lenders and other Financing Sources and containing customary information (all such documents and materials, collectively, the “Syndication Documents”), (ii) preparing and furnishing to Parent and the Financing Sources as promptly as practicable with all Required Information to the extent it is available to the Company and all other information and disclosures relating to the Company and the Company Subsidiaries (including their businesses, operations and financial projections) as may be reasonably requested by Parent to assist in preparation of the Syndication Documents (including execution of customary authorization and management representation letters), (iii) causing the Company’s and each of the Company Subsidiaries’ respective management teams, with appropriate seniority and expertise, to participate in (including the preparation for) a reasonable number of meetings, conference calls, presentations, road shows, due diligence sessions, drafting sessions, sessions with ratings agencies and similar sessions in connection with the Debt Financing, including direct contact between such senior management of the Company and the Company Subsidiaries and Parent’s Financing Sources and potential lenders in the Debt Financing, (iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter, (v) assisting in the preparation, negotiation, execution and delivery of definitive financing documents and the schedules and exhibits thereto (including any loan agreements, note purchase agreements, guarantees, collateral agreements, hedging arrangements, legal opinion, officer’s certificates and a solvency certificate of the chief financial officer of the Company in the form required by the Debt Commitment Letter), (vi) subject to any contractual agreement in effect, facilitating the pledging of collateral for the Debt Financing, including taking commercially reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and the Company Subsidiaries’ real property, personal property, current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Debt Financing, (vii) subject to any contractual agreement in effect, obtaining from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, (viii) preparing and delivering to Parent any supplements to the above information as may be required pursuant to the Debt Commitment Letter, (ix) furnishing Parent and its Financing Sources reasonably promptly following Parent’s written request with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent and (x) causing the taking of corporate and other actions by the Company and the Company Subsidiaries reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent as of the Closing Date; provided, that no such actions shall be effective prior to the Closing Date and the consummation of the Merger.

(c) The Company hereby consents to the use of the Company’s logos in connection with the Debt Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company its Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. The Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information (to the extent it is available) to be included in any Syndication Document to be used in connection with such Debt Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(d) Notwithstanding the requirements of Section 5.14(b), (i) solely Parent shall be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, the Company shall provide Parent with financial and other information relating to the Company and the Company Subsidiaries reasonably requested by Parent to allow Parent to prepare such pro forma financial information) and any financial projections of the Company for and after the Effective Time, (ii) neither the Company nor any of the Company Subsidiaries or their respective Representatives shall be required to enter into any certificate, document, agreement or instrument which will be effective prior to the Effective Time, (iii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries, (iv) none of the Company or any of the Company Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time, and (v) nothing herein shall require cooperation or assistance from a Company director, officer or employee to the extent such Company director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by the Parent.

(e) Parent will, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by Section 5.14(b), on the earlier of the Effective Time or termination of this Agreement in accordance with Article VII (Termination). Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and reasonable and documented costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 5.14) and any information used in connection therewith, except with respect to any information relating to the Company provided in writing by the Company or any of the Company Subsidiaries.

(f) Parent and Purchaser acknowledge and agree that the obtaining of Financing, or any Alternative Financing, is not a condition to Closing.

Section 5.15 Actions with Respect to Existing Indebtedness; Other Items. In connection with the Closing, and subject to the consummation of the transactions contemplated hereby, Parent shall make available, and pay to, the Company for payment to the lenders under the Company Credit Agreement the full outstanding amount due under the Company Credit Agreement, together with any accrued interest and cash collateral thereon and all fees and other obligations of the Company accrued under the Company Credit Agreement (including any prepayment premiums, penalties, breakage costs, termination payments and similar obligations) (the “Loan Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Loan Payoff Amount to the lenders under the Company Credit Agreement and terminate such agreement, all on the Closing Date. Unless otherwise agreed in writing between Parent and the Company, the Company shall deliver the required prepayment and commitment termination notices to the administrative agent in accordance with the applicable provisions of the Company Credit Agreement, which notices shall be conditioned upon the effectiveness of a credit facility to be provided by Parent to the Company. The Company shall deliver to Parent (a) payoff letters (including customary lien releases or authority to file such releases) in a form reasonably acceptable to Parent with respect to the payment of the Loan Payoff Amount and (b) the items set forth on Schedule 5.15 of the Company Disclosure Schedule (each in a form reasonably acceptable to Parent), in each case, at least two (2) Business Days prior to the Closing Date.

Section 5.16 Successors and Assigns. Following the Effective Time, in the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Article V.

Section 5.17 Stock Exchange De-Listing. Prior to the Effective Time, each of Parent and the Company shall take such actions reasonably required to cause the Shares to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law by each party in writing) on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Regulatory Approval. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(d) No Governmental Proceedings. No proceeding by a Governmental Authority shall be pending before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.2 Additional Conditions to the Obligations of Parent and Purchaser to Effect the Merger. The respective obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable Law by Parent in writing) on or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations.

(i) Each of the representations and warranties of the Company set forth in this Agreement, other than the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Capitalization), Section 3.3 (Authority; Noncontravention), Section 3.16 (Anti-Takeover Provisions) and Section 3.22 (Brokers and Other Advisors), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not result in a Company Material Adverse Effect.

(ii) Each of the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Corporate Power), Section 3.3 (Authority; Noncontravention), Section 3.16 (Anti-Takeover Provisions) and Section 3.22 (Brokers and Other Advisors), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date).

(iii) The representations and warranties of the Company set forth in Section 3.2 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representations and warranties expressly speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except that (A) any inaccuracies in the representations and warranties set forth in Section 3.02(a) that in the aggregate do not cause the Aggregate Merger Consideration required to be paid by Parent hereunder to effectuate the Merger to increase by $250,000 or more will be disregarded and (B) any inaccuracies in the representations and warranties set forth in Section 3.2(b), (c) and (d) that are in the aggregate de minimus in nature will be disregarded.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would result in a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate executed by an authorized officer of the Company confirming that the conditions set forth in clauses “(a),” “(b)” and “(c)” of this Section 6.2 have been duly satisfied.

(e) Maximum Indebtedness. The aggregate Indebtedness of the Company shall be no greater than $400,000,000.

Section 6.3 Additional Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law, by the Company in writing) on or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b) Performance of Covenants. Each of Parent and Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate executed by an authorized officer of Parent confirming that the conditions set forth in clauses “(a)” and “(b)” of this Section 6.3 have been duly satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding the prior approval of this Agreement by the Company Stockholders (except with respect to Section 7.1(c)(ii) and Section 7.1(d)(ii)) in accordance with the MGBCL, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent upon written notice to the other party:

(i) if the Effective Time shall not have occurred on or before November 23, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was primarily due to the failure of such party to perform any of its material obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement or if such party shall have failed to materially comply with its obligations under Section 5.3; or

(iii) if a meeting of the Company Stockholders is duly convened (or at any adjournment or postponement thereof) and the Company Stockholder Approval is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Stockholders’ Meeting; or

(c) by Parent at any time prior to the Effective Time, upon written notice to the Company:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.2, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in a failure of a condition set forth in Section 6.1 or Section 6.2; or

(ii) at any time prior to the receipt of the Company Stockholder Approval contemplated by Section 6.1(b), if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; or

(d) by the Company at any time prior to the Effective Time, upon written notice to Parent:

(i) if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has resulted in a Parent Material Adverse Effect and (B) cannot be cured by Parent or Purchaser by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in a failure of a condition set forth in Section 6.1 or Section 6.3;

(ii) at any time prior to the receipt of the Company Stockholder Approval, in order to enter into a transaction that is a Superior Proposal, in accordance with Section 5.2; provided that the Company, substantially concurrently with such termination pays or causes to be paid, the Termination Fee contemplated in Section 7.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); it being understood that the Company may enter into any transaction that is a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 7.1(d)(ii); or

(iii) if after the completion of the Marketing Period (A) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied, (B) Parent and Purchaser failed to consummate the Merger by the time set forth in Section 1.2, (C) the Company confirmed to Parent in writing that all conditions set forth in Section 6.3 have been satisfied (or that it is willing to waive any unsatisfied conditions set forth in Section 6.3) and that it stands and will stand ready, willing and able to consummate the Merger at such time, (D) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(iii) and the basis for such termination and (E) the Closing shall not have been consummated by the end of such three (3) Business Day period.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.4, Section 5.14(d), Section 5.14(e), this Section 7.2 and Section 7.3, Article VIII and the last sentence of Section 5.5(a), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 7.3 and Section 8.9(d) (including the limitations on liability contained therein), none of Parent, Purchaser or the Company shall be relieved or released from any liabilities or damages arising out of any intentional and material breach of this Agreement that occurs prior to termination of this Agreement in accordance with Section 7.1. Each of the Confidentiality Agreement and the Clean Team Agreement shall survive in accordance with their terms following the termination of this Agreement.

Section 7.3 Termination Fee.

(a) In the event that this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.1(b)(iii) or (y) by Parent pursuant to Section 7.1(c)(i), then the Company shall pay to or as directed by Parent all of the Expenses of Parent, Purchaser and their respective Subsidiaries, Affiliates and Representatives in an amount not to exceed $5,500,000 in the aggregate (the “Parent Expenses”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to or substantially concurrently with the termination of this Agreement. To the extent a Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(a) shall be credited against such obligation of the Company to pay the Termination Fee.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall promptly pay or cause to be paid to or as directed by Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to or substantially concurrently with, and as a condition to the effectiveness of, the termination of this Agreement.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid to or as directed by Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within five (5) Business Days of such termination.

(d) In the event that this Agreement is terminated (i) (A) by Parent or the Company pursuant to Section 7.1(b)(i), (B) by the Company or Parent pursuant to Section 7.1(b)(iii) or (C) by Parent pursuant to Section 7.1(c)(i), (ii) prior to such termination, a Takeover Proposal shall have been publicly disclosed after the date hereof and not publicly withdrawn prior to the date of such termination, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company consummates the transactions contemplated by such Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(d), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid to or as directed by Parent the Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.3(a), if any), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, on the date of consummation of such transaction. If, in order to collect the Termination Fee or any Parent Expenses pursuant to Sections 7.3(a), (b), (c) or this Section 7.4(d), Parent commences a proceeding, claim, suit, arbitration or action that results in a judgment in favor of Parent for the payment of the Termination Fee or any Parent Expenses, the Company will pay to Parent all of Parent’s reasonable and documented attorneys’ fees and expenses and other costs and expenses incurred in connection with such proceeding, claim, suit, arbitration or action.

(e) In the event that this Agreement is terminated by (i) the Company pursuant to Section 7.1(d)(iii) or (ii) the Company or Parent pursuant to Section 7.1(b)(i) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(d)(iii), Parent shall pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company within five (5) Business Days of such termination. If, in order to collect the Parent Termination Fee, the Company commences a proceeding, claim, suit, arbitration or action that results in a judgment in favor of the Company for the payment of the Parent Termination Fee, Parent will pay to the Company all of the Company’s reasonable and documented attorneys’ fees and expenses and other costs and expenses incurred in connection with such proceeding, claim, suit, arbitration or action.

(f) Subject to the Company’s right to specific performance in accordance with, and subject to the limitations of, Section 8.9, notwithstanding anything else in this Agreement, the Company acknowledges and agrees on behalf of itself, its Affiliates and the Company Stockholders, that in the event that the Company receives full payment of the Parent Termination Fee pursuant to Section 7.3(e) in circumstances where the Parent Termination Fee is owed: (i) the Parent Termination Fee shall constitute the sole and exclusive remedy of the Company, its Affiliates and the Company Stockholders, (ii) the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Affiliates and the Company Stockholders in connection with this Agreement and the Equity Funding Letters (and the termination of any of the foregoing), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination (or for any breach or failure to perform hereunder or otherwise (in each case, whether willfully, intentionally, unintentionally or otherwise)), and (iii) Parent, Purchaser and any of their respective Subsidiaries and Affiliates or any of the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, direct or indirect equityholders or Representatives of any of the foregoing (collectively, but excluding Parent and Purchaser, the “Parent Related Parties”) shall not have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise, to the Company, any of its Affiliates or the Company Stockholders under this Agreement or the Equity Funding Letters (and the termination of any of the foregoing), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination.

(g) For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $15,000,000.

(h)

(i) Notwithstanding the foregoing, in no event shall Parent be required to pay (or cause to be paid) the Parent Termination Fee referred to in this Section 7.3 (i) on more than one occasion or (ii) if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by the

Company pursuant to Section 7.1(b)(ii) or Section 7.1(d)(i), but, for the avoidance of doubt, the Company shall in such circumstances be entitled, subject to Section 8.9, to seek such remedies to which it is entitled under, and subject to, the terms of this Agreement.

(ii) Notwithstanding the foregoing, in no event shall the Company be required to pay the Termination Fee referred to in this Section 7.3 (x) on more than one occasion or (y) if, at the time this Agreement is terminated by the Company, this Agreement could have been terminated by Parent pursuant to Section 7.1(b)(ii) or Section 7.1(c)(i), and the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement and the Transactions in the event any such payment becomes due and payable pursuant to and in accordance with this Section 7.3. Notwithstanding the foregoing, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Purchaser under this Agreement

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement and the Clean Team Agreement shall (a) survive termination of this Agreement in accordance with their terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as provided in Section 7.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, subject to Section 5.7, this Agreement may be amended or supplemented in any and all respects, but only by written agreement of the parties hereto executed by duly authorized officers of the respective parties; provided, however, that after the Company Stockholder Approval has been obtained, if applicable, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval. In the event that any party seeks an amendment to or waiver of this Section 8.3 (Amendment or Supplement), Section 8.7 (Entire Agreement; Third-Party Beneficiaries), Section 8.8 (Governing Law; Jurisdiction), Section 8.10 (WAIVER OF JURY TRIAL) or Section 8.13 (Non-Recourse) that is adverse to any Financing Source or any party providing Equity Financing, the prior written consent of such party shall be required before any such amendment or waiver may become effective

Section 8.4 Waiver. At any time prior to the Effective Time, any party may, subject to applicable Laws and subject to the last sentence of Section 8.3, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, however, that after the Company Stockholder Approval has been obtained, if applicable, there shall be made no waiver that by Law (including the relevant rules of NASDAQ) requires further approval by the Company Stockholders without the further approval of such stockholders. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent or Purchaser may assign any or all of their rights, interests and obligations under this Agreement to any Financing Source for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing without the consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement and the Clean Team Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) from and after the Effective Time, the rights of the Company Stockholders and holders of Options and Restricted Stock to receive the payments provided for in Article II herein at the Effective Time and (ii) the provisions of Section 5.7 and Section 7.3(f), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything in the foregoing to the contrary, each Financing Source is an express third-party beneficiary of Section 8.3 (Amendment or Supplement), this Section 8.7 (Entire Agreement; Third-Party Beneficiaries), Section 8.8 (Governing Law; Jurisdiction), Section 8.10 (WAIVER OF JURY TRIAL) and Section 8.13 (Non-Recourse).

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement, the Transactions and negotiation, execution, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of Missouri (the “Missouri Law Matters”): the Merger, the rights provided for in Sections 351.447 and/or 351.455 (as applicable) with respect to Dissenting Shares, the fiduciary or other duties of the Company Board and the internal corporate affairs of the Company.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement, the Transactions and the negotiation, execution, performance and enforcement of this Agreement shall be heard and determined in the Supreme Court of the State of New York, New York County, or, if such court lacks subject matter jurisdiction, the United States District Court for the Southern District of New York, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, that each of the parties hereto agrees that (i) all actions and proceedings arising out of or relating to the Missouri Law Matters shall be heard and determined in the Circuit Courts of Jackson County in the State of Missouri, or if such court lacks subject matter jurisdiction, the United States District Court for the Western District of Missouri, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(d) Notwithstanding anything herein to the contrary, each party acknowledges and irrevocably agrees (i) that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Financing Source or any party providing Equity Financing arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring (or permit any of its Affiliates to bring or support anyone else in bringing) any such action or proceeding in any other court, (ii) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or proceeding in any such court and (iii) that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 8.9 Specific Enforcement; Limitations on Liability.

(a) The parties agree that, subject to the provisions of this Section 8.9, immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Purchaser or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity; provided, that the Company shall only be entitled to enforce or seek to enforce specifically Parent’s or Purchaser’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Funding Letters) or otherwise cause Parent or Purchaser to consummate the Merger, the Financing or the other transactions contemplated hereby (including the obligation to pay the aggregate Merger Consideration) if: (i) the conditions set forth in Section 6.1 and Section 6.2 (other than those to be satisfied at the Closing itself, each of which shall be capable of being satisfied, and shall in fact be satisfied, at the Closing) have been satisfied and remain satisfied at the time when Closing would have occurred but for the failure of the Financing to be funded, (ii) Parent and Purchaser have failed to consummate the Merger by the date the Merger is required to have occurred pursuant to Section 1.2, (iii) the Debt Financing is available to be funded at the Closing and has been funded or will be funded if the Equity Financing is funded and (iv) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Financing is funded, then the Closing will occur.

(b) Notwithstanding anything in this Agreement to the contrary, while the Company may seek (i) specific performance, subject in all respects to this Section 8.9, and (ii) payment of the Parent Termination Fee, if, as and when payable pursuant to Section 7.3(e), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Funding Letters), or to cause Parent or Purchaser to consummate the Merger, the Financing or the other transactions contemplated hereby (including the obligation to pay the Merger Consideration) or other equitable relief, on the one hand, and payment of any monetary damages whatsoever or the payment of all or a portion of the Parent Termination Fee, on the other hand, or (B) both payment of any monetary damages, on the one hand, and payment of all or any portion of the Parent Termination Fee, on the other hand. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause all or any portion of the Equity Financing to be funded (whether under this agreement or the Equity Funding Letters) or cause Parent or Purchaser to consummate the Merger or the other transactions contemplated hereby (including the obligation to pay the Merger Consideration) if all, substantially all, or any material portion of, the Debt Financing has not been funded or will not be funded at Closing even if the Equity Financing is funded at Closing.

(c) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Parent and Purchaser for monetary damages in connection with this Agreement (including, for the avoidance of doubt, under Section 7.2, Section 7.3 or Section 8.9(b)), the Equity Funding Letters and/or the transactions contemplated hereby shall be limited to $30,000,000.

(d) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of the Company for monetary damages in connection with this Agreement and/or the transactions contemplated hereby shall be limited to $15,000,000.

Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY AGREEMENT CONTEMPLATED HEREBY, THE TRANSACTIONS AND THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO ANY PROCEEDING THAT INVOLVES THE FINANCING SOURCES.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by electronic mail to the parties at the following addresses:

If to Parent or Purchaser, to:

Document Technologies, LLC

Two Ravinia Drive

Suite 850

Atlanta, Georgia 30346

Attention: John W. Davenport, Jr. (jdavenportjr@dtiglobal.com)

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Douglas P. Warner (douglas.warner@weil.com)

                 Peter Feist (peter.feist@weil.com)

and

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3488

Attention: Louis C. Spelios (louis.spelios@bryancave.com)

and

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention: John Reiss (jreiss@whitecase.com)

                 Carolyn Vardi (cvardi@whitecase.com)

If to the Company, to:

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, KS 66105-1103

Attention: General Counsel (jrothman@epiqsystems.com)

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Richard W. Porter, P.C. (richard.porter@kirkland.com)

                 Robert M. Hayward, P.C. (robert.hayward@kirkland.com)

or such other address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt; provided, that notices, requests or other communications provided by electronic mail shall be deemed received upon delivery. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) or, in the case of Parent, any Parent Related Party, shall have any liability (whether in contract, tort or any other theory of liability) for any obligations or liabilities arising under, in connection with or related to this Agreement or the other Transaction Agreements or for any claim based on, in respect of, or by reason of, the Transactions; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement. Notwithstanding anything to the contrary herein, each party hereto agrees, on behalf of itself and its respective Affiliates, that none of the Financing Sources shall have any liability or obligation to the Company or its Affiliates relating to this Agreement or any of the Transactions (including the Debt Financing).

Section 8.14 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (which need not prohibit the making of a Takeover Proposal); provided that only a confidentiality agreement that contains provisions that are substantially similar to and no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (other than that it need not prohibit the making of a Takeover Proposal), with any changes thereto as reasonably necessary to give effect to the identity of the party, shall be deemed an Acceptable Confidentiality Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 2.2(a).

“Alternative Financing” shall have the meaning set forth in Section 5.14(a).

“Antitrust Laws” shall have the meaning set forth in Section 5.3(a).

“Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Claim” shall have the meaning set forth in Section 5.7(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Clean Team Agreement” shall have the meaning set forth in Section 5.5(a).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.2(g).

“Company” shall have the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(c).

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 3.3(d).

“Company Charter Documents” shall mean the articles of incorporation and bylaws of the Company, in each case as amended, restated, supplemented or otherwise modified to the date of this Agreement.

“Company Credit Agreement” shall mean that certain Credit Agreement dated as of August 27, 2013, as amended on March 26, 2014, January 26, 2015 and April 30, 2015 and as may be further amended, restated, supplemented or modified from time to time, among the Company and the domestic subsidiaries named therein as guarantors, a syndicate of banks and institutional investors as lenders, KeyBank National Association as the LC issuer, swing line lender, and administrative agent.

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III Preamble.

“Company Financial Advisor” shall have the meaning set forth in Section 3.21.

“Company IT Systems” means the Software, computer systems, servers, hardware, network equipment, databases, websites and other information technology systems that are used in connection with the operation of the business of the Company or any of the Company Subsidiaries, whether owned, leased or licensed by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” shall mean any condition, change, event, occurrence, development, circumstance or effect that, individually or in the aggregate with other conditions, changes, events, occurrences, developments, circumstances or effects, has had or is reasonably likely to have (a) a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole; other than any condition, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence, development, circumstance or effect in any of the principal industries or markets in which the Company or the Company Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of the Company Subsidiaries conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement or pendency of the Transaction, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationship, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators; (vi) any action taken pursuant to the express terms of this Agreement or with the consent or at the direction of Parent or Purchaser; (vii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); and (viii) any failure by the Company or the Company Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of the Company Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), to the extent, in each case of clauses (i) through (iv), that such condition, change, event, occurrence, development, circumstance or effect does not affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business and industries in which the Company and the Company Subsidiaries operate and conduct business; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 3.18(a).

“Company Pension Plan” shall have the meaning set forth in Section 3.12(c).

“Company Permits” shall have the meaning set forth in Section 3.10(a).

“Company Plans” shall mean (a) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of the Company Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of the Company Subsidiaries could reasonably be expected to have any material liability, whether contingent or otherwise and (b) each other material employee benefit plan, program or arrangement, whether written or unwritten, including any stock option, stock purchase, stock appreciation right, or other stock or stock-based incentive, cash bonus or incentive, compensation, retirement or deferred compensation, supplemental retirement, profit sharing, unemployment, severance, retention, employment, health or medical benefit, employee assistance, disability, post-employment or retirement benefit (including defined benefit pension, health or medical) plan, program, agreement or arrangement, for any current or former employee or director of, or other individual service provider to, the Company or any of the Company Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company, any of the Company Subsidiaries or any ERISA Affiliate sponsors, maintains, participates in, is a party or contributes to, or with respect to which the Company or any of the Company Subsidiaries has any material liability, whether contingent or otherwise, other than a Non-U.S. Company Plan.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.5.

“Company Series A Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Software” shall mean all Software owned by the Company or one of the Company Subsidiaries that is material to the operation of the business of the Company.

“Company Stock Plans” shall mean, collectively, the Amended and Restated 2004 Equity Incentive Plan and the Epiq Systems, Inc. 2015 Inducement Award Plan, together with the Contingent Grants (as defined in Section 3.2 of the Company Disclosure Schedule).

“Company Stockholders” shall mean the stockholders of the Company.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.3(b).

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 5.13(a).

“Company Subsidiary” shall have the meaning set forth in Section 3.1(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5(a).

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

“Continuing Employee” shall have the meaning set forth in Section 5.10(a).

“Data Protection Laws” shall mean all Laws relating to privacy, data security and breach notification, including with respect the collection, usage, disclosure, transfer, sharing, retention, destruction, disposal of or other processing of Personal Data and User Data.

“Debt Commitment Letter” shall have the meaning set forth in Section 4.6(a).

“Debt Financing” shall have the meaning set forth in Section 4.6(a).

“Dissenting Shares” shall have the meaning set forth in Section 2.3.

“Dissenting Stockholder” shall have the meaning set forth in Section 2.3.

“Effective Time” shall have the meaning set forth in Section 1.3.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” shall mean all Laws relating to occupational safety or health, pollution or protection of the environment or protection of natural resources, including Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials, as the foregoing are enacted and in effect on or prior to Closing.

“Equity Financing” shall have the meaning set forth in Section 4.6(a).

“Equity Funding Letter” shall have the meaning set forth in Section 4.6(a).

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“Equity Investor” shall have the meaning set forth in the recitals.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Expenses” shall mean all reasonable and documented out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Merger) incurred by or at the direction of Parent, Purchaser and/or their respective Subsidiaries, Affiliates and Representatives in connection with or related to the authorization, preparation, negotiation, execution, implementation and performance of this Agreement, the filing of any required notices under applicable regulations and all other matters related to the authorization, preparation, negotiation, implementation and performance of the Transactions.

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Filed Company SEC Documents” shall have the meaning set forth in the Article III Preamble.

“Financing” shall have the meaning set forth in Section 4.6(a).

“Financing Agreements” shall have the meaning set forth in Section 5.14(a).

“Financing Letters” shall have the meaning set forth in Section 4.6(a).

“Financing Source” shall mean, in its capacity as such, any lender, purchaser, noteholder or other debt financing source providing a commitment pursuant to the Debt Commitment Letter or any Financing Agreement (or any other commitment letter or definitive agreement in connection with any Alternative Financing) and their respective Affiliates, and such lender’s, purchaser’s, noteholder’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, advisors or Representatives.

“Fraud and Bribery Laws” shall have the meaning set forth in Section 3.10(b).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, arbitration, authority or other governmental instrumentality.

“Hazardous Materials” shall mean any material, substances or waste that is regulated under any Environmental Law because of its hazardous or dangerous properties or characteristics.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (iv) under capital leases (in accordance with GAAP) or synthetic leases, (v) in respect of outstanding letters of credit and bankers’ acceptances, but only to the extent drawn or called prior to the Effective Time, (vi) for contracts or agreements relating to interest rate, currency rate or commodity protection, swap agreements, collar agreements and similar hedging agreements or (vii) guaranteeing any obligations of any other Person (other than the Company or any of the Company Subsidiaries) of the type described in the foregoing clauses (i) through (vi), and all obligations of the type referred to in clauses (i) through (vii) of the other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnitees” shall have the meaning set forth in Section 5.7(a).

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Intellectual Property” shall mean, all right, title and interest in any intellectual property, in any and all jurisdictions throughout the world, including all (i) patents, patent applications, and all extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof, (ii) trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration, renewals and extensions of any of the foregoing, together with all goodwill associated with each of the foregoing, (iii) registered and unregistered copyrights, including copyrights in computer software, mask works and databases, (iv) trade secrets and other proprietary know-how, and (v) all other intellectual property rights arising from or relating to Software or technology.

“Investments” shall have the meaning set forth in Section 3.2(c).

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.14 of the Company Disclosure Schedule after reasonable inquiry of their respective direct reports and (b) in the case of Parent and Purchaser, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.14 of the Parent Disclosure Schedule after reasonable inquiry of their respective direct reports.

“Laws” shall have the meaning set forth in Section 3.10.

“Lease Agreement” shall have the meaning set forth in Section 3.17(b).

“Leased Real Property” shall have the meaning set forth in Section 3.17(b).

“Lien” shall mean any pledge, lien, charge, mortgage, deed of trust, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.

“Loan Payoff Amount” shall have the meaning set forth in Section 5.15.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement, commencing upon receipt of the Required Information; provided that the Marketing Period” shall be deemed not to have commenced if, on or prior to the completion of any such fifteen (15) consecutive Business Day period, (a) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company and its Subsidiaries for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent; or (b) the Company shall have indicated its intent to restate any financial statements included in the Required Information, in which case the Required Information shall only be deemed as received for purposes of the “Marketing Period” on the date (if any) that (x) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (y) the Company has provided written notice to Parent that it has concluded that no restatement shall be required; provided, further, that (x) if such consecutive Business Day period has not ended on or prior to August 19, 2016, then it will not commence until September 6, 2016 and (y) neither November 24, 2016 nor November 25, 2016 shall be considered a Business Day for the purposes of determining such consecutive Business Day period (it being understood that each such day shall be disregarded for purposes of calculating the consecutive Business Days constituting the Marketing Period). If the Company in good faith reasonably believes that it has delivered the Required Information, it may deliver to Parent written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Information shall be deemed to have been delivered on the date of the applicable notice, in each case unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within 3 Business Days after receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity the Required Information that has not been delivered).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“MGBCL” shall have the meaning set forth in the recitals.

“Missouri Law Matters” shall have the meaning set forth in Section 8.8(a).

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“New Plans” shall have the meaning set forth in Section 5.10(b).

“Non-U.S. Company Plan” means all material employee benefit plans which are similar to Company Plans but are maintained primarily for the benefit of employees whose services for the Company or any Company Subsidiary are exclusively or primarily performed outside of the United States, but other than any plan or arrangement maintained by or to which contributions are required by any Governmental Authority.

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.2(e).

“Off-the-Shelf Software” means any Software that is generally available to the public through retail stores or commercial distribution channels and licensed to the Company or the Company Subsidiaries pursuant to standard terms and conditions for an aggregate license fee of less than $100,000.

“Old Plans” shall have the meaning set forth in Section 5.10(b).

“Open Source Software” shall mean any software that is distributed as free software or open source software, or under similar licensing or distribution models, including software licensed or distributed under any license that is or is substantially similar to a license identified as open source licenses by the Open Source Initiative at www.opensource.org.

“Option” shall have the meaning set forth in Section 2.4(a).

“Owned Real Property” shall have the meaning set forth in Section 3.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in the Article IV preamble.

“Parent Material Adverse Effect” shall mean any condition, change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Purchaser of the Transactions.

“Parent Related Party” shall have the meaning set forth in Section 7.3(f).

“Parent Termination Fee” shall mean $30,000,000.

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“Payment Fund” shall have the meaning set forth in Section 2.2(a).

“Per Share Price” shall mean $16.50 per Share.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Filed Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business consistent with past practice, provided that no claim for lien has been registered in the applicable land registry office or such lien is being contested diligently and in good faith and adequate holdbacks are being maintained as required by Laws or surety bonds have been received in respect of such holdbacks, (c) Liens reflected in the Filed Company SEC Documents, (d) Liens arising under or in connection with applicable building and zoning laws, codes, ordinances, and state and federal regulations, which do not materially interfere with the use of the property subject to the Lien for the purposes for which it is used, and (e) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Liens that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s or any of the Company Subsidiaries’ current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s or any of the Company Subsidiaries’ present or contemplated business operations at such location.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Personal Data” shall mean any information that relates to an identified or identifiable individual, including name, street address, telephone number, email address, photograph, video, biometric data, social security number, driver’s license number, passport number, customer or account number, or financial information.

“Proxy Statement” shall have the meaning set forth in Section 5.13(b).

“Purchaser” shall have the meaning set forth in the Preamble.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, leaching or migration into the environment.

“Representatives” shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person, its Subsidiaries or any of its controlled Affiliates, together with directors, officers and employees of such Person, its Subsidiaries or any of its controlled Affiliates and, in the case of Parent and Purchaser, the Sponsors and the Financing Sources and their respective Representatives.

“Required Information” shall mean all historical financial information required by paragraph 7(b) of Exhibit C to the Debt Commitment Letter.

“Restraints” shall have the meaning set forth in Section 6.1(a).

“Restricted Stock” shall have the meaning set forth in Section 2.4(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and together with the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in the recitals.

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Significant Subsidiary” shall have the meaning set forth in Section 3.1(b).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (iii) data, databases and compilations of data, whether machine readable or otherwise; and (iv) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Sponsors” shall mean OMERS Private Equity U.S.A. Inc. and Harvest Partners LP.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Summary Articles of Merger” shall have the meaning set forth in Section 1.3.

“Superior Proposal” shall have the meaning set forth in Section 5.2(h).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Syndication Documents” shall have the meaning set forth in Section 5.14(b).

“Takeover Proposal” shall have the meaning set forth in Section 5.2(g).

“Tax Returns” shall have the meaning set forth in Section 3.11(j).

“Taxes” shall have the meaning set forth in Section 3.11(j).

“Termination Fee” shall have the meaning set forth in Section 7.3(g).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Unsolicited Takeover Proposal” shall have the meaning set forth in Section 5.2(b).

“User Data” shall mean any Personal Data or other data or information collected, used, disclosed, transferred, shared, retained, destroyed, disposed of, or otherwise processed by or on behalf of the Company or the Company Subsidiaries from users or customers of any website, product or service of the Company or the Company Subsidiaries.

“Voting Agreements” shall have the meaning set forth in the recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder, and any comparable foreign, state or local Law.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Name:	Tom W. Olofson
Title:	Chairman & Chief Executive Officer

DTI MERGER SUB, INC.

By:	/s/ John W. Davenport Jr.
Name:	John W. Davenport Jr.
Title:	President & Chief Executive Officer

DOCUMENT TECHNOLOGIES, LLC

By:	/s/ John W. Davenport Jr.
Name:	John W. Davenport Jr.
Title:	President & Chief Executive Officer

Annex B

[Letterhead of Credit Suisse Securities (USA) LLC]

July 26, 2016

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105

Attention: Board of Directors

Members of the Board of Directors:

We understand that Epiq Systems, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”), by and among Document Technologies, LLC (“Parent”), DTI Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which (i) Merger Sub will merge with the Company (the “Merger” ), (ii) each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive $16.50 in cash (the “Consideration”) and (iii) the Company will become a wholly owned subsidiary of Parent.

You have asked us to advise you in your capacity as the Board of Directors of the Company (the “Board”) with respect to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Merger pursuant to the Agreement.

In arriving at our opinion, we have reviewed an execution copy, received by us on July 25, 2016, of the Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts relating to the Company, prepared and provided to us by the management of the Company (the “Company Projections”). We have also spoken with the management of the Company regarding the business and prospects of the Company. We have also considered certain financial and stock market data for the Company, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the Company Projections, management of the Company has advised us, and we have assumed that, the Company Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company, and we express no views or opinions with respect to such forecasts or the assumptions on which they are based. Management of the Company has advised and we have assumed, with your consent, that the Company Projections are a reasonable basis on which to evaluate the future financial performance of the Company.

We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. With your consent we have also assumed that, except as would not be material to our analyses or this opinion, the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or agreement thereof. In addition, we have relied, without independent verification, on the assessments of the management of the Company as to (i) the validity of, and risks associated with, the Company’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services. In addition, we have not been requested to make, and have not made, an independent evaluation or

Board of Directors Epiq Systems, Inc. July 26, 2016

appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which the Company is or may be a party or is or may be subject, and this opinion does not consider the potential effects of any such litigation, actions, claims, other contingent liabilities or settlements. With your consent we have also assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the execution copy reviewed by us in all respects material to our analyses and this opinion.

Our opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Merger pursuant to the Agreement and does not address any other aspect or implication (financial or otherwise) of the Merger, the Agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying decision of the Board or the Company to proceed with or effect the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which became payable upon the delivery of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The fees paid to us for providing certain strategic advisory services to the Company pursuant to a letter agreement, dated September 13, 2014 (the “Prior Engagement”), between us and the Company will, to the extent previously paid, be creditable against any fees payable to us pursuant to our engagement as financial advisor to the Company in connection with the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates may in the future provide financial advice and services, to the Company, Parent and their respective affiliates for which we and our affiliates would expect to receive compensation. In addition, we and our affiliates have in the past provided, are currently providing and may in the future provide financial services, including fundraising assistance, to investment funds that have made equity commitments to Parent for which we and our affiliates have received and would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the Merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and their respective affiliates as well as certain equity investors in Parent and their affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

B-2

Board of Directors Epiq Systems, Inc. July 26, 2016

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Merger and does not constitute a recommendation to the Board with respect to the Merger or advice or a recommendation to any holder of Company Common Stock as to how such holder should act or vote on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/s/ Credit Suisse Securities (USA) LLC

B-3

Annex C

SECTION 351.455 OF THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

§ 351.455. Shareholder entitled to appraisal and payment of fair value, when—remedy exclusive, when

1. Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1) Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

(2) Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

(3) Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

(4) Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2. The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

(1) Fails to file a written objection prior to or at such meeting;

(2) Fails to make demand within the twenty-day period; or

(3) In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3. Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

6. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

C-2

	VOTE BY INTERNET	[INSERT URL]
PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

Visit the Internet voting Website at [●]. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until [---] on [---], 2016.

	VOTE BY TELEPHONE	[INSERT PHONE NUMBER]

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE [●], 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until [---] on [---], 2016.

VOTE BY MAIL
Simply sign and date your proxy card and return it in the postage-paid envelope D.F. King & Co., Inc., c/o [ ]. If you are voting by telephone or the Internet, please do not mail your proxy card.

Vote by Internet Access the Website and submit your proxy: epiq@dfking.com	Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-(866) 745-0270	Vote by Mail Sign and return your proxy in the postage-paid envelope provided.

THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY EPIQ SYSTEMS, INC.

ARE AVAILABLE FREE OF CHARGE ONLINE AT [●]

Control Number è

ê	DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL	ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.	FOR	AGAINST	ABSTAIN

Proposal 1 – Proposal to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of July 26, 2016, by and among Document Technologies, LLC, DTI Merger Sub, Inc. and Epiq Systems, Inc.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2	FOR	AGAINST	ABSTAIN

Proposal 2 – Proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Epiq Systems, Inc. in connection with the merger.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3	FOR	AGAINST	ABSTAIN

Proposal 3 – Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

	☐	☐	☐

Shareholder Sign Here	Date

Shareholder (Joint Owner) Sign Here	Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

EPIQ SYSTEMS, INC.

SPECIAL MEETING OF SHAREHOLDERS

MARK, SIGN, DATE AND RETURN YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN

THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED

NO LATER THAN [---], CDT, ON [---], 2016, TO BE INCLUDED IN THE VOTING RESULTS.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

EPIQ SYSTEMS, INC.

Special Meeting of Shareholders

[---], 2016

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Tom W. Olofson and Brad D. Scott and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the special meeting of shareholders of Epiq Systems, Inc. to be held in [---] on [---], 2016, at [---], local time, and all adjournments and postponements thereof. The validity of this proxy is governed by the laws of the State of Missouri. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the special meeting of shareholders.

If shares of Epiq Systems, Inc. common stock are issued to or held for the account of the undersigned under employee plans and voting rights attached to such shares (any of such plans, a “voting plan”), then the undersigned hereby directs the respective fiduciary of each applicable voting plan to vote all shares of Epiq Systems, Inc. common stock in the undersigned’s name and/or account under such voting plan in accordance with the instructions given herein, at the special meeting and at any adjournments or postponements thereof, on all matters properly coming before the special meeting, including but not limited to the matters set forth on the reverse side.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the special meeting or any postponement or adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)